As filed with the Securities and Exchange Commission on July 1, 1997
                                                    Registration No. 333-26573

==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 1 TO
                                   FORM S-4


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                             Borg-Warner Security
                                  Corporation
            (Exact name of registrant as specified in its charter)

   Delaware                        7381                        13-3408028
(State or other               (Primary Standard            (I.R.S. Employer
 jurisdiction of                  Industrial              Identification No.)
 incorporation or             Classification Code
  organization)                   Number)


                         200 South Michigan Avenue
                          Chicago, Illinois 60604
                              (312) 322-8500
  (Address and telephone number of registrant's principal executive offices)


                          Jeffrey P. Bilas, Esq.
                     Borg-Warner Security Corporation
                         200 South Michigan Avenue
                          Chicago, Illinois 60604
                              (312) 322-8500
         (Name, address and telephone number of agent for service)


                              --------------

                                Copies to:
                          Joseph P. Hadley, Esq.
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                         New York, New York 10017
                              (212) 450-4000

                              --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                              --------------


   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


                              --------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

                                   FORM S-4
                            REGISTRATION STATEMENT
                             Cross-Reference Sheet
                   Pursuant to Item 501(b) of Regulation S-K


                               Item Number and Caption                                Caption in Prospectus
                               -----------------------                                ---------------------
1.            Forepart of Registration Statement and Outside Front
              Cover Page of Prospectus.................................    Outside Front Cover Page

2.            Inside Front and Outside Back Cover Pages of
              Prospectus...............................................    Additional Information; Inside Front Cover
                                                                           Page; Outside Back Cover Page

3.            Risk Factors, Ratio of Earnings to Fixed Charges and
              Other Information........................................    Outside Front Cover Page; Prospectus
                                                                           Summary; The Company; Risk Factors;
                                                                           Selected Financial Data

4.            Terms of the Transaction.................................    Prospectus Summary; Exchange Offer

5.            Pro Forma Financial Information..........................    Unaudited Pro Forma Condensed
                                                                           Consolidated Financial Data

6.            Material Contacts with the Company Being Acquired........    Not Applicable

7.            Additional Information Required for Reoffering by
              Persons and Parties Deemed to be Underwriters............    Not Applicable

8.            Interests of Named Experts and Counsel...................    Legal Matters

9.            Disclosure of Commission Position on Indemnification
              for Securities Act Liabilities...........................    Not Applicable

10.           Information with Respect to S-3 Registrants..............    Prospectus Summary; Selected Financial
                                                                           Data; Business; Financial Statements

11.           Incorporation of Certain Information by Reference........    Incorporation of Certain Documents by
                                                                           Reference

12.           Information With Respect to S-2 or S-3 Registrants.......    Not Applicable

13.           Incorporation of Certain Information by Reference........    Not Applicable

14.           Information With Respect to Registrants Other than S-3
              or S-2 Registrants.......................................    Not Applicable

15.           Information With Respect to S-3 Companies................    Not Applicable

16.           Information With Respect to S-2 or S-3 Companies.........    Not Applicable

17.           Information With Respect to Companies Other Than S-2
              or S-3 Companies.........................................    Not Applicable

18.           Information if Proxies, Consents or Authorizations Are
              to be Solicited..........................................    Not Applicable

19.           Information if Proxies, Consents or Authorizations Are
              Not to be Solicited, or in an Exchange Offer.............    Incorporation of Certain Documents by
                                                                           Reference





                               EXPLANATORY NOTE

               This Registration Statement contains a prospectus (the "Prospectus") relating to the offer (the "Exchange Offer") for all outstanding 9 5/8% Senior Subordinated Notes Due 2007 (the "Old Notes") of Borg-Warner Security Corporation (the "Company") in exchange for the Company's 9 5/8% Series B Senior Subordinated Notes Due 2007 (the "Exchange Notes"). In addition, this Registration Statement contains a Prospectus (the "Market-Making Prospectus") relating to certain market-making activities with respect to the Exchange Notes which may, from time to time, be carried out by Merrill Lynch, Pierce Fenner & Smith Incorporated ("MLPF&S"). The two prospectuses will be identical in all material respects except for the front cover page and the Plan of Distribution and except for the fact that the Market-Making Prospectus will not contain (i) the information in the Prospectus Summary relating to the Exchange Offer and the Consequences of Exchanging Old Notes Pursuant to the Exchange Offer, (ii) the information in the Risk Factors section relating to the Consequences of Failure to Exchange and Exchange Offer Procedures, (iii) the information under the caption "Exchange Offer" will be deleted and (iv) certain conforming changes will be made to delete references to the Exchange Offer. The Prospectus for the Exchange Offer follows immediately after this Explanatory Note. Following such Prospectus are the form of alternative cover page and Plan of Distribution section for the Market-Making Prospectus and alternative pages covering conforming changes.



PROSPECTUS
----------

                                 $125,000,000
                               Offer to Exchange
                   9 5/8% Senior Subordinated Notes Due 2007
                      For Any And All of The Outstanding
                   9 5/8% Senior Subordinated Notes Due 2007
                                      of
                       Borg-Warner Security Corporation


    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                      JULY 23, 1997, UNLESS EXTENDED.


               Borg-Warner Security Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange an aggregate of up to $125,000,000 principal amount of its 9 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus forms a part, for an identical face amount of the issued and outstanding 9 5/8% Senior Subordinated Notes due 2007 (the "Old Notes" and, together with the Exchange Notes, the "Notes") of the Company from the Holders (as defined herein) thereof in integral multiples of $1,000 (the "Exchange Offer"). As of the date of this Prospectus, there are $125,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the Exchange Notes are identical in all respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate payable on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement (as defined herein), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefits of the same indenture. See "The Exchange Offer."

               Interest on the Exchange Notes is payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 1997. The Exchange Notes will bear interest from March 24, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from March 24, 1997 to the date of issuance of the Exchange Notes. The Exchange Notes will mature on March 15, 2007 and may be redeemed at the option of the Company, in whole or in part, at any time on or after March 15, 2002, at the redemption prices set forth herein, and, subject to certain limitations described herein, up to 30% of the original aggregate principal amount of the Notes may be redeemed at the option of the Company with the net cash proceeds of one or more Public Equity Offerings (as defined herein), provided that not less than $87.5 million aggregate principal amount of the Notes remains outstanding immediately after giving effect to such redemption, at any time prior to March 15, 2000, at the redemption price of 109.625% of the principal amount thereof, in each case together with accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein), subject to certain conditions, each holder of the Exchange Notes may require the Company to purchase such holder's Exchange Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes."

               The Exchange Notes will be unsecured obligations of the Company subordinated in right of payment and upon liquidation to all existing and future Senior Indebtedness (as defined herein) of the Company, including indebtedness under the New Credit Facility (as defined herein), which is secured by pledges of stock of certain of the Company's subsidiaries. The Company is a holding company and, accordingly, the Exchange Notes will be effectively subordinated to all existing and future indebtedness of the Company's subsidiaries. Subject to certain restrictions contained in the Company's debt instruments, the Company may incur additional Senior Indebtedness and the Company's subsidiaries may incur additional indebtedness in the future. As of December 31, 1996, after giving pro forma effect to the Loomis Fargo Combination (as defined herein) and the Refinancing (as defined herein), the aggregate outstanding principal amount of Senior Indebtedness (exclusive of undrawn letters of credit of approximately $128.8 million) of the Company would have been approximately $75.1 million and the aggregate outstanding principal amount of indebtedness (exclusive of obligations in respect of undrawn letters of credit of approximately $128.8 million) of the Company's subsidiaries (including guarantees by certain of the Company's subsidiaries of the Company's obligations under the New Credit Facility) would have been approximately $83.3 million. As of December 31, 1996, there were also $150 million aggregate principal amount of the Company's 9 1/8% Notes (as defined herein) outstanding which will rank pari passu in right of payment and upon liquidation with the Notes. In addition, the Company has a non-recourse receivables-backed facility. See "Description of Certain Indebtedness--Securitization of Receivables."

                                                      (Continued on next page)

                              -------------

               See "Risk Factors" for a discussion of certain factors that should be considered in connection with the Exchange Offer or an investment in the Exchange Notes.

                              -------------

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is July 2, 1997


(Continued from previous page)

               The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer.

               The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated March 24, 1997, among the Company and the other signatories thereto (the "Registration Rights Agreement"). The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes, other than broker-dealers which must sell in accordance with the provisions set forth below and other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer (whether or not it is also an "affiliate" of the Company) that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale, and such broker-dealer shall be required to deliver this Prospectus for a period not exceeding 180 days after the Expiration Date (as defined herein). See "Plan of Distribution." By executing the Letter of Transmittal, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering Holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

               Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer.

               Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return tendered Old Notes to the Holders thereof. See "Exchange Offer."

               Prior to this Exchange Offer, there has been no public market for the Exchange Notes. The Company intends to apply for listing of the Exchange Notes on the New York Stock Exchange. However, there can be no assurance that an active public market for the Exchange Notes will develop.

               WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                            AVAILABLE INFORMATION

               The Company is currently subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and information may be inspected and copied at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048; and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet "website" at http://www.sec.gov that contains reports and other information. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, at 20 Broad Street, New York, New York 10005.

               This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the web site (http://www.sec.gov.) maintained by the Commission and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


               THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM BORG-WARNER SECURITY CORPORATION, 200 SOUTH MICHIGAN AVENUE, CHICAGO, ILLINOIS 60604, TELEPHONE NUMBER (312) 322-8500. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 18, 1997.


               The following documents filed with the Commission (File No. 1-5529) are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and (2) the Company's Current Reports on Form 8-K dated February 7, 1997 and Form 8-K/A dated February 13, 1997.

               All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference to such documents. Requests for such copies should be directed to Borg-Warner Security Corporation, 200 South Michigan Avenue, Chicago, Illinois 60604, telephone number (312) 322-8500.



                          FORWARD-LOOKING STATEMENTS

               CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "PROSPECTUS SUMMARY", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS", IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS, ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE MOST SIGNIFICANT OF SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS ARE DISCUSSED UNDER THE HEADING "RISK FACTORS", IN THIS PROSPECTUS, AND HOLDERS OF THE OLD NOTES AND PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS.



                              PROSPECTUS SUMMARY

               The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. The pro forma financial information for 1996 included in this Prospectus gives effect to the Loomis Fargo Combination and the Refinancing as if they had occurred on January 1, 1996 (in the case of income statement data) or on December 31, 1996 (in the case of balance sheet data). As used herein, the "Refinancing" means the completion of the offering of the Old Notes and the establishment of the New Credit Facility, including application of the proceeds therefrom. See "Description of Certain Indebtedness--New Credit Facility."


                                  The Company

               Borg-Warner Security Corporation ("Borg-Warner" or the "Company") is the nation's largest provider of security services. The Company is the nation's largest supplier of contract guard services and is a leading provider of electronic security services. As a result of its significant market presence and breadth of product offerings, the Company is well positioned to service local, multi-location and national accounts and to provide "Total Security Solutions" to its customers. In 1996, Borg-Warner had pro forma revenues and EBITDA (as defined herein) of approximately $1.46 billion and $119 million, respectively.

               The Company provides guard services, as well as background screening, contract employment and investigative services, to approximately 14,000 clients in the United States, Canada, the United Kingdom and South America. The Company services these clients with approximately 73,000 employees in approximately 280 offices under the Wells Fargo[Registered], Burns[Registered], Globe[Registered] and other service marks. In 1996, the physical security services unit had revenues of approximately $1.22 billion.

               The Company provides integrated electronic security systems, including intrusion and fire detection, sprinkler and critical industrial process monitoring, closed circuit television and access control. From its nationwide system of 12 monitoring centers and 40 service offices, the Company designs, installs, monitors and services electronic security systems located on the premises of approximately 83,000 commercial and 43,000 residential customers in the United States and Canada under the Wells Fargo[Registered] and Pony Express[Registered] service marks. The Company provides, under the Bel-Air Patrol trade name, an integrated guard, patrol and alarm service to approximately 12,000 customers in Bel Air, Beverly Hills and other Los Angeles communities. In 1996, the electronic security services unit had revenues of approximately $241 million.

               In addition to its core physical and electronic security service businesses conducted through wholly owned subsidiaries, the Company has a 49% equity interest in Loomis, Fargo & Co. ("Loomis Fargo"), resulting from the January 1997 combination of the Company's former subsidiary Wells Fargo Armored Service Corporation ("Wells Fargo Armored") with Loomis Armored Inc. (the "Loomis Fargo Combination" ). Loomis Fargo is one of the leading armored transport companies nationwide and is the largest provider of ATM services with over 150 branches, approximately 8,700 employees and 2,700 armored vehicles. Loomis Fargo serves all 50 states and Puerto Rico, and is one of only two armored transport companies in the United States that provides these services on a nationwide basis.


                              Business Strategy

   The Company's business strategy is to maintain and enhance its position as the nation's largest provider of security services. The key elements of this strategy are as follows:

               Market Segment Focus. The Company has targeted selected market segments for increased penetration and development. These markets are characterized by their growing needs for quality, highly reliable security services and a willingness to recognize value added service and single point responsibility for a full range of protective services. Inherent in the Company's marketing strategy is pricing based on risk-adjusted rates of return and targeted at improving the Company's overall profitability.

               Total Security Solutions. In response to customer demand for integrated security services with single point responsibility and the trend toward outsourcing of security management needs, the Company has focused on providing Total Security Solutions. The Company believes it is well positioned to effectively and profitably provide Total Security Solutions to multi-location and national accounts due to its nationwide network of offices and support facilities. Management believes that the combination of the Company's electronic and physical security services coupled with its equity interest in Loomis Fargo provides a significant competitive advantage.

               Customer and Employee Retention. Customer and employee retention are the foundation for the Company's growth and profit improvement strategies. The Company believes that customer retention is related to employee retention. Based on extensive customer and employee needs analysis, the Company has implemented a number of retention improvement programs. In the physical security services unit, the Company is establishing regional administrative service centers to improve both quality and efficiency by standardizing best practices with appropriate systems support. These improvements include the ability to recruit and staff jobs promptly, to confirm on-time guard presence as well as adherence to post requirements, and to communicate incidents to clients in a timely and effective manner. The Company's electronic security services unit has implemented programs to upgrade customer installation technology, to provide enhanced monitoring technology at reduced cost, and to provide incentives for its sales force to maximize contract renewals. Employee programs start with recruiting where applicants are not only screened but also profiled for optimal job assignments. Security officer training focuses on client orientation, safety, job standards and communication.
The Company also conducts management training programs that emphasize communication, employee relations and negotiating skills. To support these efforts, employment "centers of excellence" are being opened to provide recruiting and training programs. These efforts are reinforced by reward incentives that recognize exemplary and continuing service to the customer.

               Risk Management. The Company believes that significant improvement in operating results of the business can be attained through its risk management program. An effective program has been implemented at national, regional and local levels to reduce workers' compensation costs. The Company has also established similar programs focused on training and safety awareness to mitigate employee and general liability claims. Of equal importance is the Company's policy of pricing business in a manner that is commensurate with the underlying risks.

               Capitalize on Industry Consolidation. The protective services industry is highly fragmented, consisting of a few national companies and numerous small and regional companies. The Company believes that customer demand for full service, financially stable security providers will drive the protective services industry toward consolidation. The Company believes that its management is skilled at identifying attractive acquisition candidates and integrating acquisitions quickly and efficiently. Generally, the Company acquires the customer base and operations employees of the acquired entity and integrates the acquired company's operations into the Company's operations. The Company typically experiences cost savings and productivity gains through economies of scale and the leverage of the Company's operating systems.


                             Recent Developments

               The Company combined its armored transport business with Loomis Armored Inc. in January 1997. As consideration for the contribution of substantially all the assets of Wells Fargo Armored, the Company received a 49% equity interest in Loomis Fargo, and approximately $105 million in cash (net of transaction expenses, but subject to certain adjustments), and retained casualty and employee liabilities of Wells Fargo Armored incurred prior to closing. The Company accounts for its investment in Loomis Fargo under the equity method. The Loomis Fargo Combination created a leading armored transportation and ATM services company with broad geographic coverage. Management of Loomis Fargo believes that upon successful completion of its consolidation plan, the combined company will realize cost savings.

               In the third quarter of 1996, the Company elected to treat its Pony Express Courier business as a discontinued operation. As a result of this decision, a non-cash charge of $25 million was incurred to provide for anticipated future losses and liabilities.

               In addition, on March 24, 1997, the Company completed the Refinancing pursuant to which it offered and sold $125,000,000 aggregate principal amount of its Old Notes (the "Old Note Offering") and replaced the credit facility (the "Old Credit Facility") which then consisted of the $225 million revolving credit facility (the "Old Revolving Loan"), the $155 million letter of credit facility (the "Old LC facility") and the $200 million term loan maturing in 1998 (the "Old Term Loan") with a new credit facility (the "New Credit Facility") consisting of up to a $155 million revolving facility (the "New Revolving Facility"), and up to a $155 million letter of credit facility subject to an overall limit on the aggregate amount at any time outstanding under both facilities of $285 million (the "New Credit Facility"). The net proceeds from the Old Note Offering were approximately $120.4 million. See "Description of Certain Indebtedness--New Credit Facility;--Old Notes."



                             The Old Note Offering

Old Notes............................   The Old Notes were offered and sold by
                                        the Company in the Old Note Offering
                                        on March 24, 1997, and were
                                        subsequently resold to Qualified
                                        Institutional Buyers (as defined in
                                        Rule 144A under the Securities Act)
                                        pursuant to Rule 144A under the
                                        Securities Act, to a limited number of
                                        institutional investors that are
                                        Accredited Investors (as defined in
                                        Rule 501(a)(1), (2), (3) or (7) under
                                        the Securities Act) and in offshore
                                        transactions complying with Rule 903
                                        or Rule 904 of Regulation S under the
                                        Securities Act.

                                Exchange Offer

Exchange Notes.......................   Up to $125,000,000 aggregate
                                        principal amount of 9 5/8% Series B
                                        Senior Subordinated Notes due 2007
                                        (the "Exchange Notes") of the
                                        Company.  The terms of the Exchange
                                        Notes and the Old Notes are
                                        identical in all respects, except
                                        that the offer of the Exchange
                                        Notes will have been registered
                                        under the Securities Act and
                                        therefore, the Exchange Notes will
                                        not be subject to certain transfer
                                        restrictions and registration
                                        rights and related provisions for
                                        an increase in the interest rate
                                        payable on the Old Notes under
                                        certain circumstances if the
                                        Company defaults with respect to
                                        its registration requirements under
                                        the Registration Rights Agreement
                                        applicable to the Old Notes.

Exchange Offer.......................   The Company is offering, upon the
                                        terms and subject to the conditions of
                                        the Exchange Offer, to exchange $1,000
                                        principal amount of Exchange Notes for
                                        each $1,000 principal amount of Old
                                        Notes.  See "The Exchange Offer" for a
                                        description of the procedures for
                                        tendering Old Notes.  In connection
                                        with the Old Note Offering, the
                                        Company entered into the Registration
                                        Rights Agreement (the "Registration
                                        Rights Agreement") dated as of March
                                        24, 1997 among the Company and the
                                        Initial Purchasers (as defined
                                        herein), which grants holders of the
                                        Old Notes certain exchange and
                                        registration rights.  The Exchange
                                        Offer is intended to satisfy
                                        obligations of the Company under the
                                        Registration Rights Agreement.  The
                                        date of acceptance for exchange of the
                                        Exchange Notes will be the first
                                        business day following the Expiration
                                        Date.


Tenders, Expiration Date; Withdrawal.   The Exchange Offer will expire at 5:00
                                        p.m., New York City time, on July
                                        23, 1997, or such later date and
                                        time to which it is extended.  The
                                        tender of Old Notes pursuant to the
                                        Exchange Offer may be withdrawn at any
                                        time prior to the Expiration Date.
                                        Any Old Notes not accepted for
                                        exchange for any reasons will be
                                        returned without expense to the
                                        tendering Holder thereof as promptly
                                        as practicable after the expiration or
                                        termination of the Exchange Offer.



Federal Income Tax Consequences......   The exchange pursuant to the Exchange
                                        Offer will not result in any income,
                                        gain or loss to the Holders of the
                                        Notes or the Company for federal
                                        income tax purposes.  See "Exchange
                                        Offer--United States Federal Income
                                        Tax Consequences of the Exchange
                                        Offer."


Use of Proceeds......................   There will be no proceeds to the
                                        Company from the issuance of the
                                        Exchange Notes pursuant to the
                                        Exchange Offer.

Exchange Agent.......................   The Bank of New York is serving as
                                        Exchange Agent in connection with the
                                        Exchange Offer.




      Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

               The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes, other than broker-dealers which must sell in accordance with the provisions set forth below and other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any
secondary resale transaction.   Each broker-dealer (whether or not it is also
an "affiliate" of the Company) that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

               By executing the Letter of Transmittal, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering Holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution". To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

               Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. See "Exchange Offer--Consequences of Failure to Exchange."


                       Summary Description of the Notes

               The terms of the Exchange Notes and the Old Notes are identical in all respects, except that the offer of the Exchange Notes is registered under the Securities Act and, therefore, the Exchange Notes will not be subject to certain transfer restrictions, registration rights and related provisions requiring an increase in the interest rate on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.

Exchange Notes Offered...............   Up to $125,000,000 aggregate principal
                                        amount of Exchange Notes of the
                                        Company.

Maturity Date........................   March 15, 2007.

Interest Payment Dates...............   March 15 and September 15, beginning
                                        September 15, 1997.  The Exchange
                                        Notes will bear interest from March
                                        24, 1997.  Holders of Old Notes
                                        whose Old Notes are accepted for
                                        exchange will be deemed to have
                                        waived the right to receive any
                                        payment in respect of interest on
                                        such Old Notes accrued from March
                                        24, 1997 to the date of the
                                        issuance of the Exchange Notes.
                                        Consequently, holders who exchange
                                        their Old Notes for Exchange Notes
                                        will receive the same interest
                                        payment on September 15, 1997 (the
                                        first interest payment date with
                                        respect to the Old Notes and the
                                        Exchange Notes) that they would
                                        have received had they not accepted
                                        the Exchange Offer.

Optional Redemption..................   The Notes may be redeemed at the
                                        option of the Company, in whole or
                                        in part, at any time on or after
                                        March 15, 2002, at the redemption
                                        prices set forth herein together
                                        with accrued and unpaid interest,
                                        if any, to the date of redemption.
                                        In addition, at any time prior to
                                        March 15, 2000, the Company may
                                        redeem up to 30% of the original
                                        aggregate principal amount of the
                                        Notes at a redemption price of
                                        109.625% of the principal amount
                                        thereof (together with accrued and
                                        unpaid interest, if any, to the
                                        date of redemption) with the net
                                        cash proceeds of one or more Public
                                        Equity Offerings (as defined
                                        herein); provided that not less
                                        than $87.5 million aggregate
                                        principal amount of the Notes
                                        remains outstanding immediately
                                        after giving effect to such
                                        redemption.  See "Description of
                                        the Notes--Optional Redemption."

Change of Control....................   Upon a Change of Control, subject to
                                        certain conditions, each holder of
                                        the Notes may require the Company
                                        to purchase such holder's Notes at
                                        101% of the principal amount
                                        thereof, together with accrued and
                                        unpaid interest, if any, to the
                                        date of purchase.  There can be no
                                        assurance that the Company would
                                        have sufficient cash to purchase
                                        the Notes in the event a Change of
                                        Control occurs.  See "Description
                                        of the Exchange Notes--Purchase of
                                        Notes Upon Change of Control."

Ranking..............................   The Exchange Notes will be, and the
                                        Old Notes are, unsecured obligations
                                        of the Company subordinated in right
                                        of payment and upon liquidation to all
                                        existing and future Senior
                                        Indebtedness of the Company, including
                                        indebtedness under the New Credit
                                        Facility. The Company is a holding
                                        company and, accordingly, the Exchange
                                        Notes will be, and the Old Notes are,
                                        effectively subordinated to all
                                        existing and future indebtedness of
                                        the Company's subsidiaries. Subject to
                                        certain restrictions contained in the
                                        terms of the Company's indebtedness,
                                        the Company may incur additional
                                        Senior Indebtedness and the Company's
                                        subsidiaries may incur additional
                                        indebtedness in the future. As of
                                        December 31, 1996, after giving pro
                                        forma effect to the Loomis Fargo
                                        Combination and the Refinancing, the
                                        aggregate outstanding principal amount
                                        of Senior Indebtedness (exclusive of
                                        undrawn letters of credit of
                                        approximately $128.8 million) of the
                                        Company would have been approximately
                                        $75.1 million and the aggregate
                                        outstanding principal amount of
                                        indebtedness (exclusive of obligations
                                        in respect of undrawn letters of
                                        credit of approximately $128.8
                                        million) of the Company's subsidiaries
                                        (including guarantees by certain of
                                        the Company's subsidiaries of the
                                        Company's obligations under the New
                                        Credit Facility) would have been
                                        approximately $83.3 million. In
                                        addition, the Company has a $120
                                        million non-recourse
                                        receivables-backed facility available
                                        on a revolving basis. As of December
                                        31, 1996, there were also $150 million
                                        aggregate principal amount of the
                                        Company's 9 1/8% Notes outstanding
                                        which rank pari passu in right of
                                        payment and upon liquidation with the
                                        Old Notes and will rank pari passu in
                                        right of payment and upon liquidation
                                        with the Exchange Notes. See "Risk
                                        Factors--Subordination of
                                        Notes;--Holding Company Structure,"
                                        "Description of Certain Indebtedness
                                        --Securitization of Receivables" and
                                        "Description of the
                                        Notes--Subordination."

Certain Covenants....................   The indenture governing the Exchange
                                        Notes (the "Indenture") contains
                                        certain restrictive covenants that,
                                        among other things, limit the
                                        ability of the Company and its
                                        subsidiaries to:  (i) incur
                                        additional indebtedness;  (ii)
                                        create certain liens;  (iii) pay
                                        dividends or make investments or
                                        certain other restricted payments;
                                        (iv) engage in mergers,
                                        consolidations or sales of all or
                                        substantially all assets;  (v)
                                        engage in certain transactions with
                                        affiliates;  (vi) issue or sell
                                        preferred stock of any subsidiary
                                        of the Company; and (vii) create
                                        restrictions on the ability of any
                                        subsidiary of the Company to pay
                                        dividends or make certain other
                                        payments to the Company.  All of
                                        these limitations are subject to a
                                        number of important qualifications.
                                        See "Description of the Notes--
                                        Certain Covenants."

Exchange Offer;  Registration Rights..  In the event that applicable law or interpretations of the staff of the
                                        Securities and Exchange Commission
                                        (the "Commission") do not permit
                                        the Company to effect this Exchange
                                        Offer or if certain holders of the
                                        Old Notes notify the Company that
                                        they are not permitted to
                                        participate in, or would not
                                        receive freely transferable
                                        Exchange Notes pursuant to, the
                                        Exchange Offer, or upon the request
                                        of an Initial Purchaser (as defined
                                        herein) under certain
                                        circumstances, the Company will use
                                        its best efforts to cause to become
                                        effective by the 135th day after
                                        the date of original issuance of
                                        the Old Notes (the "Original Issue
                                        Date") a registration statement
                                        (the "Shelf Registration
                                        Statement") with respect to the
                                        resale of the Old Notes and to keep
                                        the Shelf Registration Statement
                                        effective until two years after its
                                        effective date (or until one year
                                        after such effective date if such
                                        Shelf Registration Statement is
                                        filed at the request of such
                                        Initial Purchaser).  The interest
                                        rate on the Old Notes is subject to
                                        increase under certain
                                        circumstances if the Company
                                        defaults with respect to its
                                        registration obligations under the
                                        Registration Rights Agreement.  See
                                        "Exchange Offer."

Lack of Prior Market for the
Exchange Notes.......................   The Exchange Notes are being
                                        offered to holders of the Old Notes.
                                        The Old Notes were resold by the
                                        Initial Purchasers to qualified
                                        institutional buyers as defined in
                                        Rule 144A of the Securities Act and to
                                        a limited number of institutional
                                        accredited investors within the
                                        meaning of Rule 501(a)(1), (2), (3) or
                                        (7) of the Securities Act, and are
                                        eligible for trading in the Private
                                        Offering, Resale and Trading through
                                        the Automated Linkages (PORTAL)
                                        Market.  The Exchange Notes will be
                                        new securities for which there is
                                        currently no established trading
                                        market, and none may develop. Although
                                        the Initial Purchasers are making a
                                        market in the Old Notes and have
                                        indicated to the Company that they
                                        currently intend to make a market in
                                        the Exchange Notes, as permitted by
                                        applicable laws and regulations, they
                                        are under no obligation to do so; and
                                        such market-making could be
                                        discontinued at any time without
                                        notice, at the sole discretion of the
                                        Initial Purchasers. In addition, such
                                        market making activities may be
                                        limited during the Exchange Offer and
                                        the pendency of a Shelf Registration
                                        Statement. Accordingly, no assurance
                                        can be given that an active trading
                                        market for the Exchange Notes will
                                        develop or, if such a market develops,
                                        as to the liquidity of such market.
                                        The Company intends to apply for
                                        listing of the Exchange Notes on the
                                        New York Stock Exchange. If the
                                        Exchange Notes, are traded after their
                                        initial issuance, they may trade at a
                                        discount from their initial offering
                                        price, depending upon prevailing
                                        interest rates, the market for similar
                                        securities, the performance of the
                                        Company and certain other factors.


                               Risk Factors

               See "Risk Factors" for a discussion of certain factors which should be considered in connection with the Exchange Offer or an investment in the Exchange Notes.


                    SUMMARY CONSOLIDATED HISTORICAL AND
                      PRO FORMA FINANCIAL INFORMATION

               The following summary Consolidated Financial Information for the Company for the five years ended December 31, 1996 has been derived from the Consolidated Financial Statements of the Company for such periods which have been audited. Such information treats as discontinued operations for all periods presented Borg-Warner Automotive, Inc. ("BW Automotive"), which was spun-off in January 1993, and the Company's courier unit, which has been treated as a discontinued operation since September 1996. The summary Consolidated Financial Information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

               The pro forma financial information for 1996 has been derived from the unaudited Pro Forma Financial Data and the related notes thereto included elsewhere in this Prospectus and gives effect to the Loomis Fargo Combination and the Refinancing, as if they had occurred on January 1, 1996 (in the case of income statement data) or as of December 31, 1996 (in the case of balance sheet data).

                                                                         Year Ended December 31,
                                             -------------------------------------------------------------------------------
                                                                                                                    1996 Pro
                                              1992        1993        1994        1995           1996                Forma
                                             --------------------------------------------------------------------------------
                                                                          (millions of dollars)
Statement of Earnings Data:
 Net service revenues....................   $1,457.9    $1,592.1    $1,626.8    $1,708.5        $1,711.2             $1,464.9
 Cost of services........................    1,121.8     1,241.2     1,289.4     1,359.3         1,360.2              1,155.7
                                            --------    --------    --------    --------        --------             --------
 Gross profit............................      336.1       350.9       337.4       349.2           351.0                309.2
 Selling, general and administrative
   expenses..............................      210.7       187.1       220.2       212.5           210.6                189.9
 Depreciation............................       46.7        50.5        52.8        52.1            47.0                 39.9
 Amortization of excess of purchase
   price over net assets acquired........       20.2        15.2        14.8        13.4            13.4                 11.9
 Other income, net(1)....................      (17.2)       (3.1)       (9.8)       --              --                   (3.8)
                                            --------    --------    --------    --------        --------             --------
 Operating income........................       75.7       101.2        59.4        71.2            80.0                 71.3
 Non-recurring elimination of excess
   purchase price over net assets
   acquired(2)...........................       --         250.0        --          --              --                   --
 Interest expense and finance charges....       46.4        49.9        48.8        55.9            56.6                 44.4
                                            --------    --------    --------    --------        --------             --------
 Earnings (loss) before taxes............       29.3      (198.7)       10.6        15.3            23.4                 26.9
 Provision (benefit) for income taxes....      (23.6)       19.5        (3.2)        6.9             9.5                  9.4
                                            --------    --------    --------    --------        --------             --------
 Earnings (loss) from continuing
   operations............................       52.9      (218.2)       13.8         8.4            13.9                 17.5
Certain Financial Ratios and Other
 Data:
 EBITDA(3)...............................      142.6       166.9       127.0       136.7           140.4                119.3
 Capital expenditures and investments in
   sales-type leases.....................       65.6        62.3        59.4        47.8             40.7 (4)            32.6 (4)
 Ratio of EBITDA to interest expense.....        3.1x        3.3x        2.6x        2.4x             2.5x                2.7x
 Ratio of earnings to fixed charges(5)...        1.6x        1.9x        1.2x        1.2x             1.4x                1.5x





                                                                                                   As of December 31, 1996
                                                                                                 -----------------------------
                                                                                                 Historical          Pro Forma
                                                                                                 ----------          ---------
                                                                                                    (millions of dollars)
Balance Sheet Data:
 Working capital.........................................................................         $(11.0)              $(19.5)
 Total assets............................................................................          760.8                676.0
 Total long-term debt, excluding current maturities(6)...................................          438.2                352.9
 Stockholders' equity....................................................................           41.2                 41.2

-------------
(1) For the years ended December 31, 1992, 1993 and 1994 other income consisted of interest income, gains on asset dispositions and royalty income. For the pro forma year ended 1996, other income consisted of the equity in earnings of Loomis Fargo.

(2) Following the spin-off of BW Automotive, $250 million of excess purchase price over net assets acquired not directly attributed to the protective services business was written off as a charge to earnings in the first quarter of 1993.

(3) EBITDA consists of earnings (loss) before interest expense, minority interests, income taxes, depreciation, amortization and equity in earnings of unconsolidated subsidiaries. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements.

(4) Capital expenditures and investments in sales-type leases for the historical and pro forma year ended December 31, 1996 includes sales-type leases that were sold to a third party for $10.4 million.

(5) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, and amortization of debt issuance costs and debt discount. The calculation for the year ended December 31, 1993 excludes the non-recurring elimination of excess purchase price over net assets acquired.

(6) Total long-term debt does not include amounts available to be drawn under issued and outstanding letters of credit, which as of December 31, 1996 were $136.3 million ($128.8 million pro forma), or amounts outstanding under the Company's non-recourse receivables-backed facility, which as of December 31, 1996 were $120 million.

                                 RISK FACTORS

               In addition to other information set forth in this Prospectus, prospective investors should carefully consider the risk factors set forth below before accepting the Exchange Offer or investing in the Exchange Notes.

Indebtedness and Leverage of the Company

               The Company has a significant amount of debt. As of December 31, 1996, on a pro forma basis, after giving effect to the Loomis Fargo Combination and the Refinancing, the Company's total debt would have been approximately $356.7 million (exclusive of approximately $128.8 million of undrawn letters of credit) and the Company's stockholders' equity would have been $41.2 million. Subject to certain restrictions contained in the Company's debt instruments, the Company may issue additional indebtedness in the future. See "Description of Certain Indebtedness" and "Description of the Notes."

               The degree to which the Company is leveraged could have important consequences on the Company's operations, including (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iv) such indebtedness contains and will contain restrictive financial covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "Description of Certain Indebtedness" and "Description of the Notes."

               The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. Although the Company's cash flow from its operations has been sufficient to meet its debt service obligations, there can be no assurance that the Company's operating results will continue to be sufficient for payment of the Company's indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Position, Capital Resources and Liquidity."

               The New Credit Facility, the 9 1/8% Note Indenture and the Indenture contain numerous financial and operating covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make capital expenditures, acquisitions and investments, to make certain payments and to sell or otherwise dispose of assets and merge or consolidate with other entities. See "Description of Certain Indebtedness--New Credit Facility;--9 1/8% Notes" and "Description of the Notes--Certain Covenants." The New Credit Facility also requires the Company to meet certain financial ratios and tests. A failure to comply with the covenants contained in the New Credit Facility, the 9 1/8% Note Indenture or the Indenture could result in an event of default under the New Credit Facility, the 9 1/8% Note Indenture or the Indenture, respectively, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. See "Description of Certain Indebtedness--New Credit Facility;--9 1/8% Notes" and "Description of the Notes--Events of Default."

               In addition, the Company finances accounts receivable pursuant to a $120 million non-recourse receivables-backed facility available on a revolving basis. The revolving period under this facility ends no later than December 31, 1998 with final payment anticipated in April 1999. If the Company were not able to extend or replace this facility at or prior to such time, it might have to incur additional indebtedness to finance its operations. See "Description of Certain Indebtedness--Securitization of Receivables."

Subordination of Notes

               The Exchange Notes will be and the Old Notes are unsecured obligations of the Company subordinated in right of payment and upon liquidation to all existing and future Senior Indebtedness of the Company, including indebtedness under the New Credit Facility. Subject to certain restrictions contained in the terms of the Company's indebtedness, the Company may incur additional Senior Indebtedness in the future. As of December 31, 1996, after giving pro forma effect to the Loomis Fargo Combination and the Refinancing, the aggregate outstanding principal amount of Senior Indebtedness (exclusive of undrawn letters of credit of approximately $128.8 million) of the Company would have been approximately $75.1 million. As of December 31, 1996, there were also $150 million aggregate principal amount of the Company's 9 1/8% Notes outstanding which rank pari passu in right of payment and upon liquidation with the Old Notes and will rank pari passu in right of payment and upon liquidation with the Exchange Notes. See "--Holding Company Structure" and "Description of the Notes--Subordination."

               In the event of the liquidation, dissolution, reorganization or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after the Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of the Notes. The Old Notes rank and the Exchange Notes will rank pari passu with the Company's obligations under the 9 1/8% Notes upon the liquidation, dissolution, reorganization or any similar proceeding regarding the Company. In addition, the Company may not pay principal of, premium, if any, or interest on the Notes or purchase, redeem or otherwise retire the Notes, if any principal, premium, if any, or interest on any Specified Senior Indebtedness (as defined herein) is not paid when due (whether at final maturity, upon scheduled installment, acceleration or otherwise) unless such default has been cured or waived or such Specified Senior Indebtedness has been repaid in full. In addition, under certain circumstances, if any non-payment default exists with respect to Specified Senior Indebtedness pursuant to which the maturity thereof may be accelerated, the Company may not be permitted to make any payments on the Notes for a specified period of time, unless such default is cured or waived or such Specified Senior Indebtedness has been repaid in full. See "Description of the Notes--Subordination."

Holding Company Structure

               The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. Generally, claims of creditors of a subsidiary, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiary, and claims of preferred stockholders (if any) of such subsidiary will have priority with respect to the assets and earnings of such subsidiary over the claims of creditors of its parent company, except to the extent the claims of creditors of the parent company are guaranteed by such subsidiary. No guarantees of the Notes are provided by any person in connection with the offering of the Exchange Notes and, except to the limited extent provided for in the Indenture, there will be no guarantees of the Notes in the future. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the direct and indirect subsidiaries of the Company. At December 31, 1996, on a pro forma basis after giving effect to the Loomis Fargo Combination and the Refinancing, the aggregate outstanding principal amount of indebtedness (exclusive of obligations in respect of undrawn letters of credit of approximately $128.8 million) of the Company's subsidiaries (including guarantees by certain of the Company's subsidiaries of the Company's obligations under the New Credit Facility) would have been approximately $83.3 million. Although the Indenture and the Notes contain limitations on the amount of additional indebtedness that the Company's subsidiaries may incur, under certain circumstances such indebtedness could be substantial. Moreover, neither the Indenture nor the Notes imposes any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture or the Notes. See "Description of the Notes--Certain Covenants--Limitation on Indebtedness."

               As a holding company, the Company's operating cash flow and its ability to service its indebtedness, including the Notes, is dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise. The Company's subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor.

Asset Encumbrances; Change of Control Offer

               In addition to being subordinated to all existing and future Senior Indebtedness of the Company, the Exchange Notes will not be secured by any of the Company's assets. The obligations of the Company under the New Credit Facility are secured by pledges of certain intercompany indebtedness, all the outstanding stock of certain of the Company's U.S. subsidiaries, 65% of the outstanding stock of certain of the Company's non-U.S. subsidiaries and all of the stock of Loomis Fargo owned by the Company. If the Company becomes insolvent or is liquidated, or if payment of obligations under the New Credit Facility is accelerated, the lenders under the New Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to such agreement. Accordingly, such lenders will have a prior claim with respect to such assets. See "Description of Certain Indebtedness--New Credit Facility."

               Upon a Change of Control, the Company is required to offer to purchase all outstanding Notes. The Company, in such a circumstance, would also be required to offer to purchase the 9 1/8% Notes. In addition, such a Change of Control would result in an event of default under the New Credit Facility, which may result in the acceleration of the Company's obligations thereunder. In the case of any offer to purchase the outstanding Notes upon a Change of Control, there can be no assurance that the Company would be able to repay amounts outstanding under the New Credit Facility or obtain waivers necessary to consummate a purchase of the Notes. Any such requirement to offer to purchase outstanding Notes may result in the Company having to refinance the indebtedness then outstanding under the New Credit Facility and to obtain the funds necessary to offer to purchase both the Notes and the 9 1/8% Notes. There can be no assurance that the Company would be able to refinance such indebtedness or obtain such funds or, if it were to do so, that such refinancing or such funds would be available on terms favorable to the Company. See "Description of Certain Indebtedness--New Credit Facility;--9 1/8% Notes" and "Description of the Notes--Purchase of Notes Upon Change of Control."

Employee Retention and Labor Costs

               The Company's business is labor intensive and, accordingly, is affected by the availability of qualified personnel and the cost of labor. Contraction of the labor market in the various regions of the United States where the Company has its principal operations, whether caused by high economic growth in such regions or any other factors, may increase the Company's direct costs through higher wages and increased amounts of unbilled overtime. Employee turnover can result in increased recruiting, screening and training costs, and affect the quality of service performed by the Company. In addition, while the Company's customer agreements typically adjust the billing rate based on changes in any law, ruling or collective bargaining agreement causing changes in wage rates or other costs, competitive pricing conditions in the industry may constrain the Company's ability to adjust its billing rates to reflect such increased costs. See "Business--Employees."

Liability Claims and Insurance Coverage

               The nature of the Company's services potentially exposes it to greater risks of liability for employee acts, injuries (including workers' compensation claims) or omissions than may be posed by other service businesses. The Company carries insurance of various types, including workers' compensation, automobile and general liability coverage. These policies include deductibles per occurrence for which the Company is self-insured. While the Company seeks to maintain appropriate levels of insurance, there can be no assurance that the Company will avoid significant future catastrophic claims or adverse publicity related thereto. There can be no assurance that the Company's insurance will be adequate to cover the Company's liabilities or that such insurance coverage will remain available at acceptable costs. A successful claim brought against the Company for which coverage is denied or which is in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Risk Management."

Competition in the Industry

               The protective services industry generally is highly fragmented and very competitive. The Company's physical security services unit competes in a business environment with low barriers to entry, while the electronic security services unit competes in a business environment characterized by relatively high capital investment due to the equipment and technology required. Consequently, the Company's business is subject to additional competition and the introduction of new technology or enhancements to existing technology. Some of the Company's competitors are materially larger than the Company and have greater access to financial and other resources available to them. Given the Company's high degree of leverage and the restrictions on capital spending contained in the New Credit Facility, there can be no assurance that the Company will be able to maintain levels of spending required to provide customers with advanced technological equipment. See "Business--Competition" and "Description of Certain Indebtedness--New Credit Facility."

Governmental Regulation

               Due to the nature of the Company's security services business, its operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements. Changes in such laws, regulations and licensing requirements may constrain the Company's ability to provide services to customers or increase the costs of such services. Competitive pricing conditions in the industry may constrain the Company's ability to adjust its billing rates to reflect such increased costs. See "Business--Regulation."

Certain Liabilities for Discontinued Operations

               The Company and certain of its current and former subsidiaries have been identified as potentially responsible parties for environmental cleanups at previously owned or operated sites and at third party hazardous waste disposal sites and, as such, may be liable for the costs of cleanup and other remedial activities at these sites or for claims for natural resource or property damage or injury to human health caused by contamination at such sites. The Company has discontinued or disposed of a number of businesses in prior years, including the Company's industrial products business and BWAC Inc. subsidiary disposed of in 1987, the Company's chemicals and plastics business disposed of in 1988, the Company's information services segment disposed of in 1989, the operations of BW Automotive spun-off in 1993 and the Wells Fargo Armored business contributed to Loomis Fargo in 1997. Pursuant to the various transaction agreements, certain of the environmental and other liabilities relating to discontinued or disposed of businesses of the Company are the responsibility of the Company and others are the responsibility of other parties to the transactions. The Company has made provisions in its financial statements for liabilities relating to environmental matters with respect to discontinued or disposed of operations in the aggregate amount of approximately $9 million. See "Business--Legal Proceedings."

               In addition, in the third quarter of 1996, the Company elected to treat its courier services unit as a discontinued operation and incurred a non-cash charge of $25 million to provide for future losses and liabilities. No assurance can be given that the Company will not incur losses or liabilities related to its courier services unit in excess of such reserve. See "Business--Discontinued Operations."

               Additionally, Centaur Insurance Company ("Centaur"), a discontinued property and casualty insurance subsidiary, has been operating under rehabilitation since September 1987, a process which has resulted in one pending lawsuit against the Company seeking substantial amounts for recovery of alleged damages from the failure of Centaur to satisfy its reinsurance obligations. See "Business--Legal Proceedings."

               Although the Company believes that none of these matters will have a material adverse effect on its financial position or future operating results, no assurance can be given as to the ultimate outcome with respect to such liabilities. See "Business--Legal Proceedings."

Control of the Company

               Certain affiliates (the "ML Entities") of Merrill Lynch & Co., a Delaware corporation ("Merrill Lynch"), control approximately 46% of the voting power of the Company. See "Principal Shareholders." Accordingly, in the event the ML Entities vote in concert in connection with matters submitted to a stockholder vote, such as the election of the Company's Board of Directors, they may be able to determine the outcome of such matters and control the direction and future operations of the Company.

               A "change of control," as defined in various agreements, including the New Credit Facility, the 9 1/8% Note Indenture and the Indenture, would impose substantial financial obligations on the Company and would require the Company to refinance substantial amounts of its indebtedness. A "change of control", as defined in the New Credit Facility, would be an event of default thereunder, permitting the lenders under the New Credit Facility to accelerate the Company's payment obligations thereunder, and a "change of control", as defined in the 9 1/8% Note Indenture and the Indenture, would require the Company to make an offer to purchase all of the outstanding 9 1/8% Notes and the Notes. See "--Asset Encumbrances; Change of Control Offer", "Description of Certain Indebtedness--New Credit Facility;--9 1/8% Notes" and "Description of the Notes--Purchase of Notes Upon Change of Control."

Lack of Prior Market for the Exchange Notes

               The Exchange Notes are being offered to the Holders of the Old Notes. The Old Notes were offered and sold in March 1997 to "Qualified Institutional Buyers" and to a limited number of other institutional "Accredited Investors" (as defined in Rule 144A and Rule 501(a) (1), (2), (3) or (7) under the Securities Act, respectively) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market.

               The Exchange Notes will be new securities for which there is currently no established trading market, and none may develop. Although the Initial Purchasers are making a market in the Old Notes and have indicated to the Company that they currently intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations, they are under no obligation to do so; and such market-making could be discontinued at any time, without notice, at the sole discretion of the Initial Purchasers. In addition, such market making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Moreover, if Merrill Lynch, Pierce, Fenner & Smith Incorporated conducts any market making activities in respect of the Exchange Notes, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the Exchange Notes because of the equity ownership of affiliates of Merrill Lynch (in the aggregate, the ML Entities control approximately 46% of the voting power of the Company). For so long as a market-making prospectus is required to be delivered, the ability of Merrill Lynch, Pierce, Fenner & Smith Incorporated to make a market in the Exchange Notes may in part be dependent on the ability of the Company to maintain a current market-making prospectus. Accordingly, no assurance can be given that an active trading market for the Exchange Notes will develop or, if such a market develops, as to the liquidity of such market. The Company intends to apply for listing of the Exchange Notes on the New York Stock Exchange. If the Exchange Notes, are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors.

Consequences of Failure to Exchange

               Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the SEC, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each Holder thereof (other than a broker-dealer, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 or if such holder is an "affiliate", that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer (whether or not it is also an "affiliate,") that receives Exchange Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

               In the event the Exchange Offer is consummated, the Company will not be required to register the transfer of the Old Notes under the Securities Act or any applicable securities laws. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on
exemptions to the registration requirements under such laws.   The Old Notes
currently may be sold to "Qualified Institutional Buyers" and to a limited number of other institutional "Accredited Investors" (as defined in Rule 144A and Rule 501(a) (1), (2), (3) or (7) under the Securities Act, respectively) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the reduction in the principal amount of Old Notes outstanding could have an adverse effect upon, and increase the volatility of the market price for, the untendered and tendered but unaccepted Old Notes

Exchange Offer Procedures

               To participate in the Exchange Offer, and avoid the restrictions on Old Notes, each Holder of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Bank of New York (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures. See "The Exchange Offer."


                                CAPITALIZATION

               The following table sets forth the historical capitalization of the Company as of December 31, 1996 and the pro forma capitalization of the Company as of such date after giving effect to the Loomis Fargo Combination and the Refinancing. The column headed "Actual" should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, appearing elsewhere in this Prospectus and the column headed "Pro Forma" should be read in conjunction with the unaudited Pro Forma Financial Data, including the related notes thereto, appearing elsewhere in this Prospectus.

                                                     As of December 31, 1996
                                                   ---------------------------
                                                   Actual            Pro Forma
                                                   ------            ---------
                                                     (millions of dollars)

Cash and cash equivalents............              $ 17.8             $ 17.8
                                                   ======             ======
Short-term debt:
 Notes payable.......................                $4.4               $3.8
                                                   ======             ======
Long-term debt:(1)
 Old Revolving Loan..................              $ 86.8             $ --
 Old Term Loan(2)....................               196.8               --
 New Revolving Facility..............                --                 75.1
 9 1/8% Senior Subordinated Notes....               149.2              149.2
 Notes...............................                --                124.2
 Other long-term debt................                 5.4                4.4
                                                   ------             ------
                                                    438.2              352.9
                                                   ------             ------
Stockholders' equity:
 Common stock........................                 0.2                0.2
 Other stockholders' equity..........                41.0               41.0
                                                   ------             ------
                                                     41.2               41.2
                                                   ------             ------
   Total capitalization..............              $479.4             $394.1
                                                   ======             ======

-----------
(1) Long-term debt does not include amounts available to be drawn under issued and outstanding letters of credit, which as of December 31, 1996 were $136.3 million ($128.8 million pro forma), or amounts outstanding under the Company's non-recourse receivables-backed facility, which as of December 31, 1996 were $120 million. See "Description of Certain Indebtedness."

(2) In January 1997, the principal amount outstanding under the Old Term Loan was reduced with the proceeds from the Loomis Fargo Combination.


                            SELECTED FINANCIAL DATA

               Set forth below is certain selected historical consolidated financial data for the Company as of and for the five fiscal years ended December 31, 1996. The selected historical consolidated financial data as of and for the five fiscal years indicated were derived from the financial statements of the Company which were audited by Deloitte & Touche LLP, independent auditors, and treat as discontinued operations for all periods presented BW Automotive, which was spun-off in January 1993, and the Company's courier unit, which has been treated as a discontinued operation since September 1996. The selected historical financial data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                    Year Ended December 31,
                                                ----------------------------------------------------------------
                                                 1992           1993          1994          1995          1996
                                                ----------------------------------------------------------------
                                                                     (millions of dollars)

Statement of Earnings Data:
 Net service revenues.....................      $1,457.9      $1,592.1      $1,626.8      $1,708.5      $1,711.2
 Cost of services.........................       1,121.8       1,241.2       1,289.4       1,359.3       1,360.2
                                                --------      --------      --------      --------      --------
 Gross profit.............................         336.1         350.9         337.4         349.2         351.0
 Selling, general and administrative
   expenses...............................         210.7         187.1         220.2         212.5         210.6
 Depreciation.............................          46.7          50.5          52.8          52.1          47.0
 Amortization of excess of purchase
   price over net assets acquired.........          20.2          15.2          14.8          13.4          13.4
 Other income, net (1)....................         (17.2)         (3.1)         (9.8)         --            --
                                                --------      --------      --------      --------      --------
 Operating income.........................          75.7         101.2          59.4          71.2          80.0
 Non-recurring elimination of excess
   purchase price over net assets
   acquired (2)...........................          --           250.0          --            --            --
 Interest expense and finance charges.....          46.4          49.9          48.8          55.9          56.6
                                                --------      --------      --------      --------      --------
 Earnings (loss) before taxes.............          29.3        (198.7)         10.6          15.3          23.4
 Provision (benefit) for income taxes.....         (23.6)         19.5          (3.2)          6.9           9.5
                                                --------      --------      --------      --------      --------
 Earnings (loss) from continuing
   operations.............................          52.9        (218.2)         13.8           8.4          13.9
Certain Financial Ratios and Other
Data:
 EBITDA (3)...............................         142.6         166.9         127.0         136.7         140.4
 Capital expenditures and investments in
   sales-type leases......................          65.6          62.3          59.4          47.8          40.7 (4)
 Ratio of EBITDA to interest expense......           3.1x          3.3x          2.6x          2.4x          2.5x
 Ratio of earnings to fixed charges (5)...           1.6x          1.9x          1.2x          1.2x          1.4x
Balance Sheet Data:
 Working capital..........................        $(62.9)       $(37.3)       $(27.9)        $(6.9)       $(11.0)
 Total assets.............................       1,742.7         773.5         811.6         838.5         760.8
 Total long-term debt, excluding current
   maturities (6).........................         714.1         443.6         450.2         480.9         438.2
 Stockholders' equity.....................         676.7          27.5          43.8          49.7          41.2

------------
(1) For the years ended December 31, 1992, 1993 and 1994 other income consisted of interest income, gains on asset dispositions and royalty income.

(2) Following the spin-off of BW Automotive, $250 million of excess purchase price over net assets acquired not directly attributed to the protective services business was written off as a charge to earnings in the first quarter of 1993.

(3) EBITDA consists of earnings (loss) before interest expense, minority interests, income taxes, depreciation, amortization and equity in earnings of unconsolidated subsidiaries. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements.

(4) Capital expenditures and investments in sales-type leases for the year ended December 31, 1996 includes sales-type leases that were sold to a third party for $10.4 million.

(5) For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, and amortization of debt issuance costs and debt discount. The calculation for the year ended December 31, 1993 excludes the non-recurring elimination of excess purchase price over net assets acquired.

(6) Total long-term debt does not include amounts available to be drawn under issued and outstanding letters of credit, which as of December 31, 1996 were $136.3 million, or amounts outstanding under the Company's non-recourse receivables-backed facility, which as of December 31, 1996 were $120 million.

                     PRO FORMA FINANCIAL DATA (UNAUDITED)

               The following unaudited Pro Forma Financial Data are based on the historical financial statements of the Company and reflect the Loomis Fargo Combination and the Refinancing. The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 gives effect to the transactions referred to above as if they had been consummated on January 1, 1996. The unaudited Pro Forma Consolidated Balance Sheet at December 31, 1996 gives effect to the transactions referred to above as if they had been consummated as of that date.

               While the Company anticipates that it will recognize a gain from the sale of Wells Fargo Armored unit's net assets, the ultimate gain is subject to potential purchase price adjustments and other contingencies, the amounts of which have not been finalized at this time. However, the Company does not anticipate that the gain will be material, and the Company does not expect any material nonrecurring charges or credits to result from the Loomis Fargo Combination.

               The unaudited Pro Forma Financial Data is intended for informational purposes only and is not necessarily indicative of the future results of operations or financial position of the Company had the transactions described above occurred on the indicated dates or been in effect for the periods presented.

               The unaudited Pro Forma Financial Data and the accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of the Company, including the related notes thereto, appearing elsewhere in this Prospectus.


                       BORG-WARNER SECURITY CORPORATION
        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1996
                             (millions of dollars)

                                                                Pro Forma
                                                             Adjustments for
                                                                the Loomis                Pro Forma
                                                                  Fargo                 Adjustments for
                                            Historical        Combination (a)          the Refinancing       Pro Forma
                                            ----------        ---------------          -----------------     ---------
Net service revenues.....................    $1,711.2             $(246.3)                                   $1,464.9
Cost of services.........................     1,360.2              (204.5)                                    1,155.7
Selling, general and
administrative expenses..................       210.6               (20.7)                                      189.9
Depreciation.............................        47.0                (7.1)                                       39.9
Amortization of excess purchase
 price over net assets acquired..........        13.4                (1.5)                                       11.9
Other income.............................        --                   3.8 (e)                --                   3.8
Interest expense and
 finance charges.........................        56.6                (9.1)(b)               (3.1)(c)             44.4
                                             --------             -------                 ------             --------
Earnings before income taxes.............        23.4                 0.4                    3.1                 26.9
Provisions for income taxes..............         9.5                (1.3)(d)                1.2 (d)              9.4
                                             --------             -------                 ------             --------
Earnings from continuing operations......    $   13.9             $   1.7                 $  1.9             $   17.5
                                             ========             =======                 ======             ========


    See Notes to Pro Forma Condensed Consolidated Financial Statements



                       BORG-WARNER SECURITY CORPORATION
               PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              DECEMBER 31, 1996
                            (millions of dollars)

                                                                   Pro Forma
                                                                Adjustments for
                                                                  the Loomis               Pro Forma
                                                                     Fargo               Adjustments for
                                             Historical         Combination (f)          the Refinancing       Pro Forma
                                             ----------         ---------------          ---------------       ---------
ASSETS
Cash and cash equivalents.................      $17.8             $   --                                        $ 17.8
Receivables, net..........................      100.4                (28.7)                                       71.7
Inventories...............................       12.1                 (1.8)                                       10.3
Other current assets......................       36.8                 11.3 (g)                                    48.1
                                                -----             --------                                      ------
   Total current assets...................      167.1                (19.2)                                      147.9

Property, plant and equipment,
at cost...................................      442.6                (76.5)                                      366.1
Less accumulated depreciation.............      239.5                (45.6)                                      193.9
                                                -----             --------                                      ------
   Net property, plant and equipment......      203.1                (30.9)                                      172.2

Net excess purchase price
 over net assets acquired.................      237.2                (27.4)                                      209.8
Deferred tax asset, net...................       46.8                 (5.1)                                       41.7
Net assets of discontinued operations.....       12.6                 --                                          12.6
Other assets..............................       94.0                 (7.9)(e)                $5.7(h)             88.4
                                               ------               ------                    ----              ------
   Total assets...........................     $760.8               $(90.5)                   $5.7              $672.6
                                               ======               ======                    ====              ======

LIABILITIES AND STOCKHOLDERS'
EQUITY
Notes payable.............................       $4.4                $(0.6)                                       $3.8
Accounts payable and
 accrued expenses.........................      173.7                (10.1)                                      163.6
                                               ------               ------                                      ------
   Total current liabilities..............      178.1                (10.7)                                      167.4

Long-term debt............................      438.2                (91.0)(g)                $5.7(i)            352.9
Other long-term liabilities...............      103.3                 11.2 (j)                                   114.5

Capital stock:
 Common stock.............................        0.2                                                              0.2
 Series I non-voting common stock.........       --                                                               --
Capital in excess of par value............       29.0                                                             29.0
Retained earnings.........................       20.6                                                             20.6
Notes receivable--management
 stock purchase...........................       (0.3)                                                            (0.3)
Cumulative translation adjustment.........        0.5                                                              0.5
                                               ------               ------                    ----              ------
                                                 50.0                                                             50.0
Treasury common stock.....................       (8.8)                                                            (8.8)
                                               ------               ------                    ----              ------
   Total stockholders' equity.............       41.2                                                             41.2
                                               ------               ------                    ----              ------
   Total liabilities and
    stockholders' equity..................     $760.8               $(90.5)                   $5.7              $676.0
                                               ======               ======                    ====              ======



    See Notes to Pro Forma Condensed Consolidated Financial Statements

                       BORG-WARNER SECURITY CORPORATION
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(a) To eliminate the historical revenues and expenses of Wells Fargo Armored.

(b) Reflects the decrease in interest expense related to the reduction in the Company's borrowings under the Old Term Loan and Old Revolving Loan as a result of cash proceeds received by the Company from the Loomis Fargo Combination. The interest expense adjustment was computed using the average interest rates for the respective periods. Such rates were used because management believes these rates would not have been materially different if the facilities had been negotiated by the Company on a stand-alone basis without Wells Fargo Armored.

(c) Reflects the decrease in interest expense as a result of lower average interest rates on borrowings under the New Credit Facility and the Notes as compared to the Old Term Loan and Old Revolving Loan together with lower amortization of financing costs.

(d) To record the estimated income tax effect for the pro forma adjustments.

(e) To recognize, under the equity method, the Company's 49% interest in the pro forma earnings and net assets of Loomis Fargo.

(f) To eliminate the sold assets and liabilities of Wells Fargo Armored.

(g) To eliminate debt retired with proceeds received from the Loomis Fargo Combination. Cash proceeds from the Loomis Fargo Combination, net of transaction and related expenses, were approximately $105 million and were applied as follows: decrease in borrowings under the Old Term Loan, $80 million; decrease in borrowings under the Old Revolving Loan, $10 million; and increase in interest-bearing cash deposits under the non-recourse receivables-backed facility, $15 million.

(h) Reflects capitalized financing fees and expenses incurred in connection with the Refinancing.

(i) To reflect incremental indebtedness incurred in the Refinancing.

(j) For anticipated expenses incurred as a direct result of the Loomis Fargo Combination and for purchase price adjustments in connection therewith.


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and other data and information appearing elsewhere in this Prospectus.

General

               The Company provides a broad range of protective services through its physical and electronic security service businesses. The Company's physical security services unit is the nation's largest provider of contract security personnel with approximately 73,000 employees serving approximately 14,000 customers in the United States, Canada, the United Kingdom and South America. The Company's electronic security services unit is a leading full service provider of electronic security services, including intrusion and fire detection, sprinkler and critical industrial process monitoring, closed circuit television and access control. The electronic security unit serves approximately 126,000 customers with approximately 2,200 employees.

               The Company believes that the security industry has experienced and will continue to experience significant changes in the future. Increased outsourcing of security management needs, customer demand for single point responsibility, financial stability of security providers and improved quality and reliability of services are factors driving the trend toward Total Security Solutions. Through its ability to offer both physical and electronic security services and access to transportation security services, the Company believes it is well positioned to effectively and profitably provide customers with the Total Security Solutions they desire.

               Based on the industry trends and customer demands, as well as the desire to reduce its capital requirements, the Company has focused its resources on the core electronic and physical security services businesses. As a result, in the third quarter of 1996, the Company elected to treat its courier services unit as discontinued, incurring a non-cash charge of $25 million, or earnings per share equivalent of $1.06, to provide for anticipated future losses and liabilities. Also, the Company combined its armored transport business with Loomis Armored Inc. in January 1997. The combined company, known as Loomis, Fargo & Co., is owned 51% by the former Loomis shareholders and 49% by the Company. The combination created a leading armored transportation and ATM services company with broad geographic coverage. This transaction allowed the Company to reduce its total debt, including under the non-recourse receivables-backed facility, by $105 million.

               On March 24, 1997, the Company completed the Refinancing pursuant to which it offered and sold $125,000,000 aggregate principal amount of its Old Notes (the "Old Note Offering") and replaced the Old Term Loan, the Old Revolving Loan and the Old LC Facility with a New Credit Facility. The New Credit Facility consists of up to a $155 million New Revolving Facility and up to a $155 million New LC Facility, subject to an overall limit on the aggregate amount at any time outstanding under both facilities of $285 million. The net proceeds from the Old Note Offering were approximately
$120.4 million.   See "Description of Certain Indebtedness--New Credit
Facility;--Old Notes."

               In 1995 the Company began recognizing certain long-term alarm service contracts as sales-type leases rather than operating leases. Revenue and costs under sales-type leases are recognized immediately based on the present value of all payments under the lease contract. Under operating leases, revenue and costs are recognized ratably over the lease term.

Results of Operations

               The following table sets forth consolidated operating results as a percentage of total revenues for the historical periods indicated:

                                                                          Year Ended December 31,
                                                                   --------------------------------------
                                                                    1994            1995            1996
                                                                   -----           ------          ------
Net service revenues...................................            100.0%          100.0%          100.0%
Cost of services.......................................             79.3            79.6            79.5
                                                                   -----           -----           -----
Gross profit...........................................             20.7            20.4            20.5
Selling, general and administrative expenses...........             13.5            12.4            12.3
Depreciation...........................................              3.2             3.0             2.7
                                                                   -----           -----           -----
Operating profit.......................................              4.0%            5.0%            5.5%
                                                                   =====           =====           =====

               Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

               Total revenues increased to $1,711.2 million in 1996 from $1,708.5 million in 1995, an increase of $2.7 million or 0.2%. Physical security services revenues increased to $1,223.8 million in 1996 from $1,222.8 million in 1995, an increase of $1.0 million or 0.1%. Revenue was essentially flat primarily due to management's decision to prune low margin and higher risk business during the year. Electronic security services revenues decreased to $241.1 million in 1996 from $254.7 million in 1995, a decrease of $13.6 million or 5.3%. In 1995 the Company began recognizing certain long-term alarm service contracts as sales-type leases rather than operating leases. This change increased revenues by approximately $24.3 million in 1996 and $38.5 million in 1995. Excluding the impact of sales-type lease accounting, electronic security services revenues were essentially flat in 1996 primarily due to management's decision to implement investment and pricing controls. Armored services total revenues increased to $246.3 million in 1996 from $231.0 million in 1995, an increase of $15.3 million or 6.6%. This increase was principally due to higher volume in ATM services.

               Gross profit increased to $351.0 million in 1996 from $349.2 million in 1995, an increase of $1.8 million or 0.5%. Gross profit margin increased slightly to 20.5% in 1996 from 20.4% in 1995 primarily due to the Company's commitment to improved contract profitability and internal productivity improvement programs which offset increased costs.

               Selling, general, and administrative expenses decreased to $210.6 million in 1996 from $212.5 million in 1995, a decrease of $1.9 million or 0.9%. As a percent of total revenues, selling, general, and administrative expenses decreased to 12.3% in 1996 from 12.4% in 1995. This decrease was principally due to continued cost reduction efforts, partially offset by increased investments in training and recruiting of employees and in information systems.

               Depreciation expenses decreased to $47.0 million in 1996 from $52.1 million in 1995, a decrease of $5.1 million or 9.8%. The decrease was principally due to reduced electronic security equipment under operating leases.

               Operating profit increased to $93.1 million in 1996 from $85.9 million in 1995, an increase of $7.2 million or 8.4%. Operating profit margin increased to 5.4% in 1996 from 5.0% in 1995. Physical security services operating profit increased to $62.1 million in 1996 from $56.4 million in 1995, an increase of $5.7 million or 10.1%. Electronic security services operating profit increased to $18.9 million in 1996 from $15.8 million in 1995, an increase of $3.1 million or 19.6%. Armored services operating profit decreased to $12.1 million in 1996 from $13.7 million in 1995, a decrease of $1.6 million or 11.7%.

               Interest expense, including the amortization of financing costs, increased to $56.6 million in 1996 from $55.9 million in 1995 as a result of higher costs associated with the issuance and renegotiation of certain bank lines of credit and borrowing facilities. This was partially offset by the benefits of lower short-term market rates of interest and lower average debt levels outstanding.

               Income taxes were $9.5 million and $6.9 million in 1996 and 1995, respectively. The Company's effective tax rate generally exceeds the statutory rate because of non-deductible excess purchase price amortization.

               Earnings from continuing operations for 1996 were $13.9 million, up 65.5% from $8.4 million in 1995. Including the impact of the discontinued Pony Express Courier business, the Company incurred a net loss of $14.6 million in 1996, compared with net earnings of $1.2 million in 1995.

               The loss from discontinued operations in 1996 included a $25.0 million non-cash charge related to the decision to treat the Company's courier business as discontinued. In 1995, the Company incurred an extraordinary charge of $4.7 million, net of tax, related to the early extinguishment of debt in connection with the amendment of the Company's credit facilities.

               Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

               Total revenues increased to $1,708.5 million in 1995 from $1,626.8 million in 1994, an increase of $81.7 million or 5.0%. Physical security services revenues increased to $1,222.8 million in 1995 from $1,209.4 million in 1994, an increase of $13.4 million or 1.1%. The increase was principally due to higher billing rates and new business growth. Electronic security services revenues increased to $254.7 million in 1995 from $206.2 million in 1994, an increase of $48.5 million or 23.5%. In 1995 the Company began recognizing certain long-term alarm service contracts as sales-type leases rather than operating leases. This change increased revenues by approximately $38.5 million in 1995. Excluding the impact of sales-type lease accounting, alarm revenues were $216.2 million and $206.2 million in the years 1995 and 1994, respectively. The increase of 4.8% was principally due to higher direct sales of commercial installations and higher service revenue on residential operations.
Armored services total revenues increased to $231.0 million in 1995 from $211.2 million in 1994, an increase of $19.8 million or 9.4%. This increase was principally due to better pricing and higher volume in the Wells Fargo Armored Express and ATM services operations.

               Gross profit increased to $349.2 million in 1995 from $337.4 million in 1994, an increase of $11.8 million or 3.5%. Gross profit margin decreased to 20.4% in 1995 from 20.7% in 1994. The decrease was primarily due to competitive price pressures and general cost increases.

               Selling, general, and administrative expenses decreased to $212.5 million in 1995 from $220.2 million in 1994, a decrease of $7.7 million or 3.5%. As a percent of total revenues, selling, general, and administrative expenses decreased to 12.4% in 1995 from 13.5% in 1994. This decrease was principally due to continued cost reduction efforts and reduced selling expenditures.

               Depreciation expenses decreased to $52.1 million in 1995 from $52.8 million in 1994, a decrease of $0.7 million or 1.3%. The decrease was principally due to reduced alarm equipment under operating leases.

               Operating profit increased to $85.9 million in 1995 from $76.1 million in 1994, an increase of $9.8 million or 12.9%. Operating profit margin increased to 5.0% in 1995 from 4.7% in 1994. Physical security services operating profit increased to $56.4 million in 1995 from $54.5 million in 1994, an increase of $1.9 million or 3.5%. Electronic security services operating profit increased to $15.8 million in 1995 from $14.9 million in 1994, an increase of $0.9 million or 6.0%. Armored services operating profit increased to $13.7 million in 1995 from $6.7 million in 1994, an increase of $7.0 million or 104.5% principally due to improved pricing relative to assumed risks.

               Other income in 1994 included a gain of $9.9 million related to the sale of trademarks and other rights to BW Automotive.

               Interest expense, including the amortization of financing costs, increased to $55.9 million in 1995 from $48.8 million in 1994 as a result of higher market interest rates combined with increased rates under the 1995 credit agreement amendments and refinancing.

               Income taxes were $6.9 million in 1995 compared to a net income tax benefit of $3.2 million recorded by the Company in 1994 primarily because of adjustments to deferred income taxes of $7.0 million related to changes in the tax basis of certain liabilities as a result of sales and settlements. The Company's effective tax rate generally exceeds the statutory rate because of non-deductible excess purchase price amortization.

               The Company incurred an extraordinary charge of $4.7 million, net of tax, from the early extinguishment of debt in connection with the amendment of the Company's credit facilities. Net earnings including such charge were $1.2 million in 1995 compared to net earnings of $13.1 million in 1994.

International Operations

               Revenues from international operations for 1996 were $116.7 million compared with $109.4 million in 1995 and $101.7 million in 1994. Operations are primarily in Canada, Colombia and the United Kingdom and principally involve the employment and assignment of contract guard personnel.

Financial Position, Capital Resources and Liquidity

               The Company continues its strategy to become less capital intensive and to produce steady cash flow from operations. In addition to internally generated cash flow, the Company maintains financing resources that are sufficient to meet working capital and other needs.

               Cash Flow

               The Company generated cash flow from operating activities of $86.9 million in 1996, compared to $52.4 million and $68.0 million in 1995 and 1994, respectively. The improved cash flow in 1996 was due primarily to better working capital management and reduced net capital spending for subscriber installations.

               Capital expenditures and investments in sales-type leases were $40.7 million in 1996 down from 1995 and 1994 levels of $47.8 million and $59.4 million, respectively. This reduction reflects a more selective investment process, primarily within the electronic security services segment. The Company's capital expenditures are primarily related to equipment installations under alarm leases. In 1997, the Company anticipates its capital expenditures to be up to $55 million, which will be used principally to support the Company's stated objectives of increasing revenues and cash flows from operations.

               The Company also implemented a program in 1995 to outsource the financing for capital expenditures related to equipment installations under alarm leases by selling to a third party a portion of its alarm lease contracts and receivables. This program reduced the internal capital requirements necessary to maintain and grow this line of business. The Company received approximately $10.4 million in outsourcing proceeds in 1996.

               Due to restrictions contained in the debt instruments of Loomis Fargo, the Company does not anticipate receiving cash dividends on its equity investment in Loomis Fargo.

               Leverage/Capitalization

               Debt was $442.6 million at year-end 1996, a reduction of $41.9 million from the 1995 year-end level of $484.5 million. This reduction primarily resulted from cash flow from operations exceeding investing activities. In January 1997, the Company's debt was further reduced out of the cash proceeds from the Loomis Fargo Combination.

               In 1996, the Company repaid $100 million of 8% senior notes with $100 million in proceeds from the Old Term Loan, which was due December 31, 1998.

               On November 14, 1995, the Company entered into a new $120 million accounts receivable facility to replace the previous facility which would have expired on November 30, 1995. The new facility is available through December 31, 1998. Under the terms of this facility, a wholly owned special purpose subsidiary of the Company purchases customer receivables on a daily basis from participating operating units and sells an undivided interest in the revolving pool of receivables through asset-backed certificates issued to investors. See "Description of Certain Indebtedness--Securitization of Receivables."

               At year-end 1996, the Company maintained bank lines of credit and term loans totaling $332.2 million of which $283.6 million was utilized and outstanding. Of the total, $41.6 million was available through June 1999 and $247.8 million would mature at various dates through 1998, with the remainder to mature at various dates in 1997. The Company also maintained a $155 million letter of credit facility that was available through 1998. At year-end 1996, letters of credit totaling $136.3 million were issued and outstanding.

               On March 24, 1997, the Company replaced the Old Term Loan, the Old Revolving Loan and the Old LC Facility with the $285 million New Credit Facility. The New Credit Facility consists of up to a $155 million New Revolving Facility and up to a $155 million New LC Facility, subject to an overall limit on the aggregate amount at any time outstanding under both facilities of $285 million. The Company used borrowings under the New Revolving Facility, together with the proceeds from the offering of the Old Notes, to repay in full the Old Term Loan and the Old Revolving Loan and pay transaction costs associated with the Refinancing. The New Credit Facility will mature on March 31, 2002 with mandatory semiannual reductions in the total commitments aggregating $10 million in 1999, $20 million in 2000 and $30 million in 2001. The New Credit Facility provides for funds at market rates of interest throughout the availability periods. See "Description of Certain Indebtedness--New Credit Facility."

               Loans under the New Credit Facility generally bear interest based on an adjusted Eurodollar rate available for one, two, three or six
month periods plus the applicable Eurodollar rate margin.   The applicable
Eurodollar rate margin is subject to adjustment depending on the Company's interest coverage ratio. Interest rates based on a prime lending rate and the federal funds rate are also available under the New Credit Facility.

               The Company uses selective financial derivative instruments to limit exposure to fluctuations in short term interest rates.

               Contingencies

               As discussed more fully in Note 6 of the Notes to Consolidated Financial Statements, various complaints seeking substantial dollar amounts have been filed against the Company. The Company believes that it has established adequate provisions for litigation liabilities in its financial statements in accordance with generally accepted accounting principles. The Company believes that none of these matters individually or in the aggregate will have a material adverse effect on its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such proceeding.


                                   BUSINESS

               The Company is the nation's largest provider of security services. The Company is the nation's largest supplier of contract guard services and is a leading provider of electronic security services. As a result of its significant market presence and breadth of product offerings, the Company is well positioned to service local, multi-location and national accounts and provide "Total Security Solutions" to its customers.

Protective Services Industry Overview

               The protective services industry can be divided into several segments including contract guard and investigative services and electronic security services. The Company believes that a trend towards "Total Security Solutions" is leading to increased integration of various segments of the protective services industry.

               Guard Services

               Security guard and investigative services, which primarily consist of guard and patrol services, is the largest segment of the protective services industry. Services provided in this area are typically divided within the industry into "proprietary" or "contract" services. Under proprietary arrangements, users of the service employ and manage their own guards. Under contract arrangements, independent companies such as the Company provide guard and investigative services to customers. The Company believes that the industry has experienced and will continue to experience a trend towards outsourcing of the guard and investigative services due to customer demand for single point responsibility and improved quality and reliability of services. According to a recent study, the total United States market for contract guard and investigative services was approximately $10.9 billion in 1994. The Company estimates that contract guard services represent approximately half of the total security guard services market in the United States. No single company is dominant in the contract guard industry. The Company estimates that the largest four companies in the contract guard industry have a combined market share of approximately 20%. While industry trends have been toward consolidation over the last several years, the market remains highly fragmented and very competitive.

               Electronic Security Services

               Electronic security services primarily consist of the design, sale, installation, monitoring, maintenance, and repair of security alarm services as well as security consulting and data security services. According to a recent study the total United States market for electronic security systems was approximately $4.3 billion in 1994. The industry is characterized by relatively high capital investment due to the equipment and technology required and low marginal costs of additional revenue. Despite the opportunity for economies of scale, the electronic security services industry is highly fragmented. The Company estimates that the largest five companies in the industry have a combined market share of approximately 25%, with over 12,000 local and regional companies constituting the remainder of the market.

Business Strategy

               The Company's business strategy is to maintain and enhance its position as the nation's largest provider of security services. The key elements of this strategy are as follows:

               Market Segment Focus. The Company has targeted selected market segments for increased penetration and development. These markets are characterized by their growing needs for quality, highly reliable security services and a willingness to recognize value added service and single point responsibility for a full range of protective services. Inherent in the Company's marketing strategy is pricing based on risk-adjusted rates of return and targeted at improving the Company's overall profitability.

               Total Security Solutions. In response to customer demand for integrated security services with single point responsibility and the trend toward outsourcing of security management needs, the Company has focused on providing Total Security Solutions. The Company believes it is well positioned to effectively and profitably provide Total Security Solutions to multi-location and national accounts due to its nationwide network of offices and support facilities. Management believes that the combination of the Company's electronic and physical security services coupled with its equity interest in Loomis Fargo provides a significant competitive advantage.

               Customer and Employee Retention. Customer and employee retention are the foundation for the Company's growth and profit improvement strategies. The Company believes that customer retention is related to employee retention. Based on extensive customer and employee needs analysis, the Company has implemented a number of retention improvement programs. In the physical security services unit, the Company is establishing regional administrative service centers to improve both quality and efficiency by standardizing best practices with appropriate systems support. These improvements include the ability to recruit and staff jobs promptly, to confirm on-time guard presence as well as adherence to post requirements, and to communicate incidents to clients in a timely and effective manner. The Company's electronic security services unit has implemented programs to upgrade customer installation technology, to provide enhanced monitoring technology at reduced cost, and to provide incentives for its sales force to maximize contract renewals. Employee programs start with recruiting where applicants are not only screened but also profiled for optimal job assignments. Security officer training focuses on client orientation, safety, job standards and communication.
The Company also conducts management training programs that emphasize communication, employee relations and negotiating skills. To support these efforts, employment "centers of excellence" are being opened to provide recruiting and training programs. These efforts are reinforced by reward incentives that recognize exemplary and continuing service to the customer.

               Risk Management. The Company believes that significant improvement in operating results of the business can be attained through its risk management program. An effective program has been implemented at national, regional and local levels to reduce workers' compensation costs. The Company has also established similar programs focused on training and safety awareness to mitigate employee and general liability claims. Of equal importance is the Company's policy of pricing business in a manner that is commensurate with the underlying risks.

               Capitalize on Industry Consolidation. The protective services industry is highly fragmented, consisting of a few national companies and numerous small and regional companies. The Company believes that customer demand for full service, financially stable security providers will drive the protective services industry toward consolidation. The Company believes that its management is skilled at identifying attractive acquisition candidates and integrating acquisitions quickly and efficiently. Generally, the Company acquires the customer base and operations employees of the acquired entity and integrates the acquired company's operations into the Company's operations. The Company typically experiences cost savings and productivity gains through economies of scale and the leverage of the Company's operating systems.

Company's Business Units

               The Company's protective services business is divided into two business units: physical security services and electronic security services. The net service revenues, operating profit and operating margins of each of these units for the three years ended December 31, 1996 are as follows:

                                            1994           1995           1996
                                          --------       --------       --------
                                                  (millions of dollars)
Net Services Revenues:
   Physical Security Services......       $1,209.4       $1,222.8       $1,223.8
   Electronic Security Services....          206.2          254.7          241.1
Operating Profit:
   Physical Security Services......           54.5           56.4           62.1
   Electronic Security Services....           14.9           15.8           18.9
Operating Margins (percent):
   Physical Security Services......            4.5%           4.6%           5.1%
   Electronic Security Services....            7.2%           6.2%           7.8%

Physical Security Services

               The Company provides guard services, as well as background screening, contract employment and investigative services, to approximately 14,000 clients in the United States, Canada, the United Kingdom and South America. The Company services these clients with approximately 73,000 employees in approximately 280 offices under the Wells Fargo[Registered], Burns[Registered], Globe[Registered] and other service marks.

               The physical security services unit supplies contract uniformed and plainclothes security officers, who may or may not be armed, to perform a wide variety of tasks. These security officers patrol and monitor commercial, financial, industrial, residential and governmental facilities providing deterrence against crime and breach of governmental security regulations and detection of fire, accidents and other casualties. The security officers also monitor electronic systems and control public and employee access to facilities. Specialized assignments include nuclear and conventional electric power plant security, pre-departure screening of passengers and luggage at airports, access control at health care and educational facilities, mailroom services, staffing services and investigative services, including background investigations of prospective employees.

               The physical security services unit employs approximately 70,600 security officers. Security officers undergo a standardized pre-employment screening program that features mandatory drug screening, criminal record checks at the county and municipal court level and verification of consumer credit reports, Social Security information and drivers' license records. Security officers receive classroom orientation and field training in safety, first aid and security techniques and in the handling of specific problems applicable to particular industries or situations.

               The physical security services unit markets guard services through approximately 153 sales representatives nationwide and in Canada, the United Kingdom and South America. Sales personnel operate out of local branch and sales offices. The physical security services unit also bids on contracts with governmental agencies.

               Physical security services contracts generally provide for such services on a continuing basis and generally are terminable by either party upon 30 to 60 days notice. Charges for guard services are negotiated with customers and are based upon payment of a specified amount per service hour. Typically, such charges are adjusted for any change in any law, ruling or collective bargaining agreement causing a change in work hours, wage rates, working conditions or other costs. Investigative services are generally provided under specific arrangements, with charges varying according to the nature of the assignment.

Electronic Security Services

               The Company provides integrated electronic security systems, including intrusion and fire detection, sprinkler and critical industrial process monitoring, closed circuit television and access control. The Company designs, installs, monitors and services electronic security systems located on the premises of approximately 83,000 commercial and 43,000 residential customers in the United States and Canada under the Wells Fargo[Registered] and Pony Express[Registered] service marks. The Company provides, under the Bel-Air Patrol trade name, an integrated guard, patrol and alarm service to approximately 12,000 customers in Bel Air, Beverly Hills and other Los Angeles communities. The unit has approximately 2,200 employees.

               Customers may either purchase or lease the electronic security system offered by the Company. If a customer chooses to lease the system, the Company is entitled to receive the lease payments (and maintenance and monitoring charges) for the duration of the lease and the equipment upon termination of the lease. In order to reduce the capital requirements of carrying the cost of leased equipment, in 1996, the Company began selling selected lease payment rights under customer contracts for cash to a third party. In 1996, the Company received net proceeds of $10.4 million from the sale of payment rights. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Position, Capital Resources and Liquidity."

               Commercial. The Company's electronic security services unit designs, installs, monitors and services electronic detection systems located at customers' premises. These systems are tailored to customers' needs and may include intrusion and fire detection, critical process and sprinkler monitoring, access control and closed-circuit television monitoring systems. The Company's alarm systems and devices may be monitored on the premises of the customer by the customer's own personnel or linked through telephone lines or long range radio to one of 12 stations operated by the Company in the United States and Canada. The Company also services its installed systems.

               The Company's electronic security unit services approximately 83,000 security systems in financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of federal, state and local governments, defense installations, and health care and educational facilities.

               The majority of the Company's monitoring contracts are for an initial five-year period with automatic renewal for additional one-year terms, unless terminated by either party. Upon installation, a customer pays an installation fee and agrees to pay an annual service charge for ordinary maintenance and monitoring during the life of the contract. It has been the unit's experience that its customers generally continue the service after expiration of the initial term of the contract and enter into new five-year monitoring contracts.

               The electronic security unit conducts its sales, installation and service operations from 40 branch offices in the United States and Canada, some of which are on the same premises as a monitoring station, and additional satellite offices. The electronic security unit has a nationwide sales force that is separated into broad-based commercial groups, as well as specialized sales teams that address the specific needs of the financial community, engineered systems market and other high growth segments of the industry. One group, for example, focuses on multi-location companies such as national retail and fast food chains that require a single point of control for planning, servicing, monitoring and reporting for all locations.

               The Company also makes direct sales of security equipment to government and commercial users (including other companies in the alarm business) and designs, assembles and sells engineered systems for commercial fire suppression.

               Residential. The Company's electronic security unit also installs fire and intrusion protection systems for residential customers under the Pony Express[Registered] service mark. Residential customer sales and service are generally performed from the same facilities as for commercial accounts. Residential systems are installed by the Company with monitoring agreements and often with maintenance agreements. The majority of the residential monitoring contracts are for an initial period of three to five years with automatic renewal for additional one-year terms, unless terminated by either party. The unit services approximately 31,000 residential security systems.

               Bel-Air Patrol. The Company also provides a complete protective package, including central station alarm service and surveillance systems, security guards and day and night patrols, to residents in Bel Air and Beverly Hills and other nearby communities of Los Angeles. The Company provides these services to approximately 12,000 customers under the trade name Bel-Air Patrol.

               The Company's electronic security unit purchases electronic equipment and component parts for systems from a number of suppliers, and is not dependent upon any single source for such equipment or parts.

Loomis Fargo

               Loomis Fargo Combination

               On November 28, 1996, the Company entered into an agreement with Wingate Partners, L.P. and certain of its affiliates ("Wingate "), pursuant to which on January 24, 1997 Wells Fargo Armored contributed substantially all of its assets and assigned certain of its liabilities to Loomis Fargo, a newly established corporation, in exchange for (i) 49% of Loomis Fargo's outstanding common stock and (ii) a cash payment of approximately $105 million (net of transaction costs, but subject to certain adjustments). Wingate contributed all of the Loomis Holding Corporation's common stock in exchange for (i) 51% of Loomis Fargo's outstanding common stock, (ii) a $6 million promissory note and (iii) a cash payment of approximately $15 million. In addition, Loomis Fargo repaid existing Loomis indebtedness and redeemed outstanding shares of Loomis preferred stock. Among the liabilities of Wells Fargo Armored that were retained by the Company are casualty and employee claims incurred prior to the closing. The Company accounts for its investment in Loomis Fargo under the equity method.

               The Company agreed to indemnify Loomis Fargo for environmental liabilities associated with existing underground storage tanks and other known and identified environmental liabilities. Such indemnification obligation will continue until the earlier of December 31, 1998 or the first anniversary of an initial public offering of Loomis Fargo common stock. The Company has also agreed to indemnify Loomis Fargo against certain other claims, including claims relating to receivables and taxes.

               The Company and Wingate entered into a stockholders agreement (the "Stockholders Agreement") providing that Loomis Fargo's board of directors initially will consist of seven directors: Loomis Fargo's chief executive officer; three directors nominated by the Company and three directors nominated by Wingate. The number of directors that may be designated pursuant to the Stockholders Agreement may vary if either the Company or Wingate reduce their ownership interest in Loomis Fargo. The Stockholders Agreement also provides that the vote of five of the seven directors is required for Loomis Fargo to engage in certain specified activities. The Company has nominated Messrs. Adorjan, O'Brien and Wood, its executive officers, to Loomis Fargo's board of directors.

               In addition, the Stockholders Agreement prohibits the transfer of Loomis Fargo common stock by either party for three years following the closing without the prior consent of the other party. After such period, Loomis Fargo common stock may be transferred only in accordance with the provisions of the Stockholders Agreement, which include rights of first refusal and co-sale rights. The Stockholders Agreement also provides for certain preemptive and registration rights with respect to equity issuances by Loomis Fargo.

               Loomis Fargo--Business

               Loomis Fargo is one of the largest armored transport companies in the United States. It operates over 150 branches, employs approximately 8,700 persons, and utilizes a fleet of approximately 2,700 armored vehicles nationwide to provide armored ground transport services, ATM services, and cash vault and related services to financial institutions and commercial customers. Serving all 50 states and Puerto Rico, Loomis Fargo is one of only two armored transport companies in the United States that provides these services on a national basis. The Company believes that Loomis Fargo is favorably positioned for additional revenue opportunities as large financial and retail institutions are increasingly seeking vendors capable of providing an array of services on a national basis. In addition, the Company believes the proliferation of ATMs and the trend of banks and other financial and retail institutions towards outsourcing cash vault and related services will contribute to Loomis Fargo's growth prospects. Management of Loomis Fargo believes that upon successful completion of its consolidation plan, the combined company will realize cost savings.

               Loomis Fargo provides ATM services to over 27,000 ATM locations nationwide, making it the leading provider of ATM services in the United States. Both the number of ATM locations and the types of items being dispensed through ATMs continue to grow. Additionally, many ATM owners have begun outsourcing the servicing and maintenance of ATM locations formerly serviced and maintained internally. With its broad range of services and automated systems, Loomis Fargo intends to build upon its leading position in the ATM services market.

               Loomis Fargo also provides a wide array of cash vault and related services ranging from passive, secured storage of valuables such as currency, securities and computer chips to active services such as deposit processing and consolidation, change order preparation, coin wrapping and storage and food stamp processing. Loomis Fargo's cash vault capacity is a key element in supporting services to larger customers and ATM networks.

Employees

               The Company's business is labor intensive and, accordingly, is affected by the availability of qualified personnel and the cost of labor. Although the protective services industry is characterized generally by high turnover due to generally low wages, especially in the guard industry, the Company believes its experience compares favorably with that of the industry. The Company has not experienced any material difficulty in employing suitable numbers of qualified security guards and other employees. The Company considers its relations with its employees to be generally satisfactory.

               The Company is a party to collective bargaining agreements with various local unions covering approximately 5,800 employees. The collective bargaining agreements expire at various dates from 1997 to 1999 and relate, among other things, to wages, hours and conditions of employment. Under section 9(b)(3) of the National Labor Relations Act, if a union admits to membership, or is affiliated directly or indirectly with a union that admits to membership, employees other than guards, an employer of guards can refuse to bargain with such union and such union cannot be certified as the representative of a unit of guards. As a result, the Company has in many instances refused to recognize or withdrawn recognition of labor organizations that admit as members employees other than guards.

Competition

               The physical security services unit competes with major national firms and numerous smaller regional and local companies providing similar services. Competition in the security guard industry is based on price in relation to the quality of service, the scope of services performed, the extent and quality of guard supervision, recruiting and training and name recognition.

               The electronic security services unit competes with major national firms and numerous small regional and local companies. Competition in the electronic security services industry is based on price in relation to the quality of service, the scope of alarm installation and service, and the level of technological and engineering sophistication.

Regulation

               Due to the nature of the Company's business, its operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements. The Company believes that its operations are in substantial compliance with those laws, regulations and requirements.

               The Company's physical security services operations are subject to a variety of city, county and state firearm and occupational licencing laws. In addition, many states have laws requiring training and registration of security officers, regulating the use of badges, identification cards and uniforms and imposing minimum bond surety and insurance requirements. Federal legislation has been introduced relating to security officer qualification and training. Similar legislation is pending in several states. The Company generally supports the creation of standards for the industry and does not expect that the establishment of such standards will have a material effect on its physical security services operations.

               The Company's electronic security services operations are subject to regulatory requirements of federal, state and local authorities. In addition, this unit relies upon the use of telephone lines to transmit signals, and the cost of such lines and the type of equipment which may be used are currently regulated by both federal and state governments. In some instances, the Company contracts with the local government to permit it to link a customer's business or home directly into the local police or fire department station for which it may pay a fee to such local government. As a result of a high incidence of false alarms in some communities, some local governments have imposed assessments, fines and penalties on customers based on the number of false alarms reported, or have restricted police response to systems producing excessive false alarms.

               From time to time, in the ordinary course of business, the Company is subject to penalties or fines as the result of licensing irregularities or the misconduct of one or more of its agents or employees. In addition, under principles of common law, the Company can generally be held liable for acts or omissions of its agents or employees performed in the course and scope of their employment. In addition, some states have statutes that expressly impose on the Company legal responsibility for the conduct of its employees.

Risk Management

               The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts, injuries (including workers' compensation claims) or omissions than may be posed by other service businesses.

               The Company generally obtains customer indemnification or liability limitations in its contracts to mitigate this risk exposure. The Company carries insurance of various types, including workers' compensation, automobile and general liability coverage. These policies include deductibles per occurrence for which the Company is self-insured. The Company obtains its insurance at rates and upon terms negotiated periodically with various underwriters. The loss experience of the Company and, to some extent, other protective services companies affects premium rates charged to the Company. The Company does not believe that limitations on, or the uncertainty of, insurance coverage for punitive damages in certain states in which it operates is likely to be material, based upon the Company's prior experience with punitive damages claims.
The Company also attempts to manage its risk liability through analysis of customer facilities and transportation routes and employee screening, training, supervision and evaluation.

Discontinued Operations

               The Company has treated its courier services unit as a discontinued operation since September 1996. As a result of this decision, a non-cash charge of $25 million was incurred to provide for anticipated future losses and liabilities. The unit transports time-sensitive packages for commercial businesses and non-negotiable financial documents for financial institutions in approximately 32 states under the Pony Express[Registered] service mark. The unit employs approximately 3,800 persons and leases from its employees approximately 65% of its vehicle fleet of approximately 3,025 vehicles. The courier services unit operates both as a common and contract carrier and uses a combination of tariffs and shipping contracts to control the terms, conditions and rates applicable to the transportation of shipments. Rates are dependent upon many factors, including the weight and type of the shipped item, the distance and urgency of the shipment and the geographical location.

Trademarks and Patents

               The Wells Fargo[Registered], Burns[Registered] and Pony Express[Registered] service marks are especially important to the Company's business. The Company believes that its rights in these marks are adequately protected and of unlimited duration. While the Company has patents it considers to be important to the overall conduct of its business, it does not consider any particular patent, or group of related patents, essential to its operations. For both the United States and the foreign patents, their expiration, individually, and in the aggregate, is not expected to have any material effect on the Company's financial condition or results of operations.

Properties

               The Company and its subsidiaries maintain courier terminals, central alarm stations, plants and general offices in various cities in the United States, Puerto Rico, Canada, the United Kingdom and South America. At December 31, 1996, the physical security services unit occupied approximately 283 branch and satellite offices, all but one of which were leased. At December 31, 1996, the electronic security services unit operated 12 central stations, of which 4 were leased, 28 additional branch and headquarters offices, 12 of which were owned and 47 separate satellite and sales offices, all of which were leased. The Company leases approximately 57,000 square feet of office space in Chicago, Illinois for its executive offices. The Company believes that its properties are in good condition and are adequate to meet its current and reasonably anticipated needs.

Legal Proceedings

               The Company is presently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. In certain of such actions, plaintiffs request punitive or other damages that may not be covered by insurance. In addition, the Company has been subject to claims and suits relating to certain discontinued operations. The most important of these legal proceedings are discussed below. The Company believes that the various asserted claims and litigation in which it is currently involved will not materially affect its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome for any such claim or litigation. The Company believes that it has established adequate provisions for litigation liabilities in its financial statements in accordance with generally accepted accounting principles. These provisions include both legal fees and possible outcomes of legal proceedings (including the environmental matters discussed below).

               Centaur Litigation

               Centaur Insurance Company ("Centaur"), a discontinued property and casualty insurance subsidiary of the Company, ceased writing insurance in 1984 and has been operating under rehabilitation since September 1987. Rehabilitation is a process supervised by the Illinois Director of Insurance to attempt to compromise liabilities at an aggregate level that is not in excess of Centaur's assets. In rehabilitation, Centaur's assets are being used to satisfy claim liabilities under direct insurance policies written by Centaur. Any remaining assets will be applied to Centaur's obligations to other insurance companies under reinsurance contracts. The foregoing has resulted in one pending lawsuit against the Company for recovery of alleged damages from the failure of Centaur to satisfy its reinsurance obligations. Certain former officers and directors of the Company's current and former subsidiaries have been named as defendants in such lawsuit and the Company has agreed to indemnify such individuals. Centaur is not a defendant in this lawsuit against the Company. Although the Illinois Director of Insurance has not made any claims against the Company for any of Centaur's liabilities, the Illinois Director of Insurance has requested, and the Company has agreed to, an extension of the statute of limitations for any such claims.

               As of December 31, 1995, Centaur's total liabilities were $137.1 million and its deficit in net worth was $56.1 million, according to financial statements submitted on behalf of the Illinois Director of Insurance. Such financial statements were presented on a liquidating basis with assets carried at their market value or estimated realizable value and liabilities carried at their present value through the provision of a present value discount. Although Centaur is a subsidiary of the Company, the Company does not operate Centaur and has no responsibility for, nor does it participate in the preparation of such financial statements. Centaur's financial results, assets and liabilities are not reflected in the Company's financial statements.

               In June 1988, the Insurance Commissioner of the State of California as trustee of Mission Insurance Trust and four other affiliated insurance companies filed a complaint in the Superior Court of the State of California, County of Los Angeles, against the Company and certain of its current and former subsidiaries alleging damages resulting from the failure of Centaur to satisfy its reinsurance obligations. This lawsuit alleges damages to plaintiff, as Trustee of Mission Insurance Company, Mission National Insurance Company, Enterprise Insurance Company, Holland-America Insurance Company and Mission Reinsurance Corporation, based on (i) conduct justifying piercing the corporate veil, (ii) fraud and (iii) negligent misrepresentation. The complaint was amended in 1989 to add 11 former officers and directors of the Company's current and former subsidiaries as defendants and to allege additional causes of action based on (i) breach of fiduciary duty and imposition of personal liability, (ii) fraudulent conveyance, (iii) constructive trust and (iv) conspiracy. The complaint was amended again in 1995, to allege additional causes of action based on negligence and breach of the covenant of good faith and fair dealing. Plaintiff seeks judgment in excess of $100 million for current losses, future losses and other damages and also seeks punitive damages.

               In 1989, the Company filed a motion to dismiss or stay the action, pending resolution of Centaur's rehabilitation in Illinois. The court declined to dismiss the action, but entered an order staying the action until the rehabilitation proceeding is resolved, except that the parties may pursue discovery to preserve evidence. In 1992, the Centaur rehabilitator filed a motion to intervene and dismiss the complaint on the grounds that the plaintiff lacked standing and that its claims were not ripe for adjudication. The motion is pending. In 1993, six of the 11 individual defendants were dismissed from the lawsuit. In September 1994, the court effectively lifted its stay. The liability phase of the trial was held in 1996 and the court has set a schedule for hearing the parties' closing arguments in such phase. The Company intends to defend this lawsuit vigorously.

               The Company believes that any damages for failure to satisfy reinsurance obligations are solely the responsibility of Centaur and that the resolution of the lawsuit relating to Centaur, including the Company's indemnification obligations to former officers and directors, will not have a material adverse effect on its financial position or future operating results; however, no assurance can be given as to the ultimate outcome with respect to such lawsuit.

               Environmental Proceedings

               The Company and certain of its current and former subsidiaries have been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as potentially responsible parties ("PRPs") at several hazardous waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") and equivalent state laws and, as such, may be liable for the cost of cleanup and other remedial activities at these sites or for claims for natural resource or property damage or injury to human health caused by contamination at such sites. Responsibility for cleanup and other remedial activities at a Superfund site is typically shared among PRPs based on an allocation formula. In addition, the Company has or may have liability for environmental matters at properties it presently or previously owned or leased.

               Based on currently available information, the Company believes that none of these matters individually or in the aggregate will have a material adverse effect on its financial position or future operating results, generally either because the maximum potential liability at a site is not large or because liability will be shared with other PRPs, although no assurance can be given with respect to the ultimate outcome of any such liability. Based on its estimate of allocations of liability among PRPs, the probability that other PRPs, many of whom are large, solvent public companies, will fully pay the costs allocated to them, currently available information concerning the scope of contamination at such sites, estimated remediation costs at such sites, indemnification obligations in favor of the Company from the current owners of certain sold or discontinued operations, estimated legal fees and other factors, the Company has made provisions for indicated environmental liabilities in its financial statements in the aggregate amount of approximately $9 million (relating to environmental matters with respect to discontinued operations of the Company). The Company has requested that BW Automotive indemnify it against certain past and future costs relating to environmental and financing liabilities associated with certain former automotive operations. At December 31, 1996 such past costs were approximately $2.3 million. BW Automotive has contested its indemnification obligation with respect to such liabilities. While estimates of liability for environmental matters can vary over time due to, among other things, changes in laws, technology or available information, the Company believes that such provisions for indicated environmental liabilities have been established on a basis consistent with generally accepted accounting principles.


                                  MANAGEMENT

               The following table sets forth certain information concerning the persons who are executive officers and directors of the Company as of March 7, 1997; all information is provided as of such date:

                Name                     Age                          Position and Experience
                ----                     ---                         ------------------------
J. Joe Adorjan                           58      Chairman of the Board (since January 1996), Chief Executive
                                                 Officer (since October 1995), President (since April 1995)
                                                 and Director (since 1993) of the Company. Mr. Adorjan was
                                                 President of Emerson Electric Co., a manufacturer of
                                                 electronic, electrical and other products, from 1992 to 1995 and Chairman and Chief Executive Officer of ESCO
                                                 Electronics Corporation from 1990 to 1992. Mr. Adorjan is
                                                 also a director of California Microwave, Inc., The
                                                 Earthgrains Company, ESCO Electronics Corporation, Goss
                                                 Graphic Systems, Inc. and Loomis, Fargo & Co.

John D. O'Brien                          54      Senior Vice President of the Company. Mr. O'Brien has been
                                                 Senior Vice President of the Company since 1993 and was
                                                 Vice President of the Company from 1987 to 1993. Mr.
                                                 O'Brien is also President of Borg-Warner Protective Services
                                                 Corporation and a Director of Loomis, Fargo & Co.

Timothy M. Wood                          49      Vice President, Finance of the Company. Mr. Wood has been
                                                 Vice President, Finance of the Company since 1994 and was
                                                 Vice President and Controller of the Company from 1987 to
                                                 1994. Mr. Wood is also a Director of Loomis, Fargo & Co.

James J. Burke, Jr.                      45      Director of the Company since 1987, Managing Partner and
                                                 director of Stonington Partners, Inc. ("Stonington") since
                                                 1993 and director of MLCP since 1985. Mr. Burke was
                                                 Managing Partner of MLCP from 1993 to 1994 and was
                                                 President and Chief Executive Officer of MLCP from 1987 to
                                                 1993. Mr. Burke is also a director of Ann Taylor Stores
                                                 Corporation, Education Management Corporation, Pathmark
                                                 Stores, Inc., Supermarket General Holdings Corp. and United
                                                 Artists Theatre Circuit, Inc.

Albert J. Fitzgibbons, III               51      Director of the Company since 1987, partner and director of
                                                 Stonington since 1993 and director of MLCP since 1988. Mr.
                                                 Fitzgibbons was a partner of MLCP from 1993 to 1994 and
                                                 was Executive Vice President of MLCP from 1988 to 1993.
                                                 Mr. Fitzgibbons is also a director of Borg-Warner
                                                 Automotive, Inc., Dictaphone Corporation, Rykoff-Sexton,
                                                 Inc. and United Artists Theatre Circuit, Inc.

Arthur F. Golden                         50      Director of the Company since 1996, Partner of Davis Polk &
                                                 Wardwell, a law firm, since 1978. Mr. Golden is also a
                                                 director of Allegiance Corporation.

Dale W. Lang                             64      Director of the Company since 1993, President of KX
                                                 Acquisition Corp., an owner and operator of television
                                                 stations, since 1992. Retired chairman of Lang
                                                 Communications, Inc., a magazine publishing company.

Robert A. McCabe                         62      Director of the Company since 1993, President of Pilot Capital
                                                 Corporation, an investment firm, since 1987. Mr. McCabe is also a director of Atlantic Bank, Church & Dwight Co., Inc.,
                                                 Morrison-Knudsen Corporation, Thermo Electron Corporation
                                                 and Thermo Optek Inc.

Andrew McNally IV                        57      Director of the Company since 1996, Chairman and Chief
                                                 Executive Officer since 1993 and President and Chief
                                                 Executive Officer from 1978 to 1993 of Rand McNally, a
                                                 publishing and map making company. Mr. McNally is also a
                                                 director of Hubbell Incorporated, Mercury Finance Co.,
                                                 Morgan Stanley Funds and Zenith Electronics Corporation.

Alexis P. Michas                         39      Director of the Company since 1987, Managing Partner and
                                                 director of Stonington since 1993 and director of MLCP since
                                                 1989. Mr. Michas was Senior Vice President of MLCP from
                                                 1989 to 1993 and a Managing Director in the Investment
                                                 Banking Division of Merrill Lynch, a financial services
                                                 company, from 1991 to 1994.  Mr. Michas is also a director of Blue Bird Corporation, Borg- Warner Automotive, Inc.,
                                                 Dictaphone Corporation and Goss Graphic Systems, Inc.

H. Norman Schwarzkopf                    62      Director of the Company since 1993, author and lecturer since
                                                 1991. Mr. Schwarzkopf was a general in the United States
                                                 Army until his retirement in 1991. He was Commander in
                                                 Chief, United States Central Command, and Commander of
                                                 Operations for Desert Shield and Desert Storm. Mr.
                                                 Schwarzkopf is also a director of Home Shopping Network,
                                                 Inc., Kuhlman Corporation, Remington Arms Company, Inc.
                                                 and The Washington Water Power Company.

Donald C. Trauscht                       63      Director of the Company since 1987, Chairman of the BW
                                                 Capital Corporation, a private investment company, since
                                                 1996. Mr. Trauscht was Chairman of the Board, Chief
                                                 Executive Officer and President of the Company from 1992
                                                 to 1995 and Chief Operating Officer and President from 1991 to 1992. Mr. Trauscht is also a director of Baker Hughes
                                                 Incorporated, Blue Bird Corporation, Borg-Warner
                                                 Automotive, Inc., ESCO Electronics Corporation, Imo
                                                 Industries, Inc. and Thiokol Corporation.

                            PRINCIPAL SHAREHOLDERS

               The following table sets forth as of March 7, 1997 certain information regarding beneficial ownership of the Common Stock, par value $.01 per share, of the Company ("Common Stock") by all entities that, to the best knowledge of the Company, beneficially owned more than five percent of the Common Stock of the Company. Except as indicated, each entity has sole voting and investment power with respect to such shares.

                                                                                 Number of            Percentage of
                                                                                  Shares                  Class
                                                                                 ---------           -------------
Name of Beneficial Owner
Merrill Lynch KECALP L.P. 1986............................................          40,000                  *
Merrill Lynch KECALP L.P. 1987............................................         200,000                  *
Merchant Banking L.P. No. 1...............................................         500,000                  2.2%
ML Venture Partners II, L.P...............................................         500,000                  2.2%
Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. ............       6,628,615                 29.8%
ML Offshore LBO Partnership No. VIII......................................         168,524                  *
ML Employees LBO Partnership No. 1, L.P. .................................         164,779                  *
ML IBK Positions, Inc. ...................................................       1,998,082                  9.0%
                                                                                ----------                 ----
Total ML Entities.........................................................      10,200,000                 45.8%
Wellington Management Company, LLP (a)....................................       1,776,400                  8.0%
Vanguard Explorer Fund, Inc. (b)..........................................       1,200,000                  5.4%

------------
*  Represents less than one percent.

(a) Pursuant to a Schedule 13G dated February 13, 1997, Wellington Management Company, LLP indicated that, in its capacity as investment adviser, it may be deemed to beneficially own 1,776,400 shares of Common Stock of the Company that are owned of record by its clients. It indicated that it had shared voting power with respect to 276,400 shares and shared dispositive power with respect to 1,776,400 shares. One of its clients is Vanguard Explorer Fund, Inc.

(b) Pursuant to a Schedule 13G dated February 4, 1997, Vanguard Explorer Fund, Inc. indicated that it had sole voting power and shared dispositive power with respect to all shares.


               The address of each of the ML Entities is c/o Merrill Lynch & Co., Inc., World Financial Center, New York, New York 10281. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address of Vanguard Explorer Fund, Inc. is P.O. Box 2600, Valley Forge, Pennsylvania 19482-2600.

               The following table sets forth as of March 7, 1997 certain information regarding beneficial ownership of Common Stock by the named directors and executive officers of the Company and by all directors and executive officers as a group.



                                           Number of      Percentage of
Name of Beneficial Owner                     Shares           Class
------------------------                   ---------      -------------


J. Joe Adorjan (b)..................        395,778           1.8%
John D. O'Brien.....................        156,916            *
Timothy M. Wood.....................         86,000            *
James J. Burke, Jr. (c).............              0            *
Albert J. Fitzgibbons, III (c)......              0            *
Arthur F. Golden....................          2,000            *
Dale W. Lang........................          7,000            *
Robert A. McCabe....................          9,000            *
Andrew McNally IV...................         12,000            *
Alexis P. Michas (c)................              0            *
H. Norman Schwarzkopf...............          7,000            *
Donald C. Trauscht..................        220,390            1.0%
All directors and
 executive officers of the
 Company (12 persons)
 (b) (c)............................        896,084            3.9%

------------
*  Represents less than one percent.

(a) Includes the following number of shares issuable upon the exercise of options within the next 60 days: 207,000 for Mr. Adorjan; 94,416 for Mr. O'Brien; 56,000 for Mr. Wood; 7,000 for each of Messrs. Lang, McCabe and Schwarzkopf; 2,000 for each of Messrs. Golden and McNally; 100,000 for Mr. Trauscht; and 482,416 for all directors and officers of the Company.

(b) Excludes 1,800 shares held in trust for Mr. Adorjan's daughter. Mr. Adorjan is co-trustee of such trust and disclaims beneficial ownership of such shares. Includes 133,333 shares held in a trust established by the Company that will be distributed to Mr. Adorjan over up to a three-year period.

(c) Messrs. Burke, Fitzgibbons and Michas are directors of MLCP, which manages Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. and ML Offshore LBO Partnership No. VIII. Such persons may be deemed to beneficially own the 6,797,139 shares of Common Stock held by such partnerships. MLCP is part of a group that beneficially owns 10,200,000 shares of Common Stock. They expressly disclaim beneficial ownership of such shares.



                     DESCRIPTION OF CERTAIN INDEBTEDNESS

               The following summary of the agreements described below does not purport to be complete and is qualified in its entirety by the various agreements, copies of which have either been filed as exhibits to or incorporated by reference in the Registration Statement of which this Prospectus is a part (see "Available Information") or will otherwise be made available upon request.

New Credit Facility

               On March 24, 1997, the Company completed the initial funding under the $285 million new credit facility (the "New Credit Facility") with Bankers Trust Company, Canadian Imperial Bank of Commerce and NationsBank, N.A., acting as agents, consisting of up to a $155 million new revolving credit facility (the "New Revolving Facility") and up to a $155 million letter of credit facility (the "New LC Facility"). The New Credit Facility limits the aggregate amount at any time outstanding under the New Revolving Facility and the New LC Facility to $285 million. The Company used borrowings under the New Revolving Facility, together with the proceeds from the offering of the Old Notes, to repay in full the Old Term Loan, the Old Revolving Loan and transaction costs associated with the Refinancing. The Company also used letters of credit under the New LC Facility to replace all the letters of credit outstanding under the Old LC Facility.

               Loans under the New Credit Facility generally bear interest based on an adjusted Eurodollar rate available for one, two, three or six
month periods plus the applicable Eurodollar rate margin.   The applicable
Eurodollar rate margin is subject to adjustment depending on the Company's interest coverage ratio. Interest rates based on a prime lending rate and the federal funds rate are also available under the New Credit Facility.

               The Company intends to use the funds available under the New Revolving Facility for the financing of acquisitions and investments, general corporate purposes and working capital. The Company intends to use the New LC Facility for the issuance of commercial letters of credit and standby letters of credit to support workers' compensation contingencies and for certain other corporate purposes.

               The New Credit Facility will mature on March 31, 2002, with mandatory semiannual reductions in the total commitments aggregating $10 million in 1999, $20 million in 2000 and $30 million in 2001.

               Under the New Credit Facility, the Company is permitted to prepay all amounts borrowed thereunder and/or to reduce the commitments thereunder without penalty. In addition, the New Credit Facility will require the Company to prepay such amounts and/or to reduce the commitments in amounts equal to (i) net proceeds from any cash asset sales by the Company or any of its subsidiaries to the extent such proceeds are not reinvested in the Company's business within twelve months of receipt thereof, (ii) net cash proceeds from issuances of certain debt securities, (iii) 50% of the net cash proceeds from issuances of the Company's equity securities, (iv) 50% of excess cash flow (as defined therein) and (v) proceeds from any pension plan reversions.

               All amounts borrowed under the New Credit Facility are secured by a pledge of certain intercompany indebtedness, all the shares of capital stock of certain U.S. subsidiaries of the Company, 65% of the shares of capital stock of certain non-U.S. subsidiaries of the Company and all the shares of capital stock of Loomis Fargo owned by the Company. Certain of the Company's U.S. subsidiaries guarantee the Company's obligations under the New Credit Facility.

               The New Credit Facility contains numerous restrictive financial and other covenants, including, without limitation, (i) restrictions on the incurrence of indebtedness, liens and guarantees, (ii) restrictions on certain mergers, sales of assets, transactions with affiliates and conduct of business, (iii) restrictions on certain acquisitions, investments, capital expenditures and leases, (iv) restrictions on certain payments (early redemption or retirement of the Notes and other junior indebtedness, dividends, redemptions or other payments on the capital stock) and (v) financial tests, including, among others, those requiring the Company to maintain a maximum leverage ratio, minimum interest coverage ratio, minimum net worth and minimum EBITDA (as defined therein).

               Notwithstanding the foregoing limitations, the New Credit Facility permits the Company, subject to pro forma compliance with the financial covenants and with its other obligations thereunder (i) to make annual repurchases of up to $10 million of its common stock and (ii) to make acquisitions of, and investments in, businesses substantially similar to those currently conducted by the Company and its subsidiaries, subject to an annual limit of $75 million for such acquisitions and other capital expenditures.

               The events of default under the New Credit Facility include, among others, (i) any failure of the Company to pay principal, interest or other obligations due thereunder, subject to certain grace periods, (ii) the material breach of any representations or warranties contained in the New Credit Facility, (iii) default in any negative covenant and certain affirmative covenants, or default in certain affirmative covenants that continues unremedied for a grace period after notice by any co-agent or any lender, (iv) any failure to pay amounts, above certain limits, due under certain other obligations of the Company or any of its subsidiaries or defaults that result in or permit the acceleration of certain other obligations, (v) certain events of bankruptcy, insolvency or dissolution of the Company or certain of its subsidiaries, (vi) the entry of certain judgments or decrees against the Company or any of its subsidiaries in excess of specified amounts and subject to grace periods, (vii) the failure or invalidity of any collateral or guaranty under the New Credit Facility,
(viii) the removal, resignation or replacement of more than 50% of the members of the Company's Board of Directors or the acquisition, directly or indirectly, by any person or group (as defined by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of more than 30% of the voting stock of the Company. Upon the occurrence of any event of default under the New Credit Facility, the lenders may accelerate the maturity of the loans and terminate their commitments thereunder.

9  1/8% Notes

               The $150 million aggregate principal amount of the 9 1/8% Senior Subordinated Notes due 2003 (the "9 1/8% Notes") was issued by the Company, at a less than one percent original issue discount, on May 3, 1993 pursuant to an indenture dated as of May 3, 1993 (the "9 1/8% Note Indenture"). The proceeds from the issuance of the 9 1/8% Notes were used to redeem debt securities of the Company. Interest on the 9 1/8% Notes is payable semi-annually. The 9 1/8% Notes will mature on May 1, 2003 and may be redeemed at the option of the Company, in whole or in part, at any time on or after May 1, 1998 at a premium declining to par on and after May 1, 2000.
Upon a change of control (as defined in the 9 1/8% Note Indenture), subject to certain conditions, each holder of the 9 1/8% Notes may require the Company to purchase such holder's 9 1/8% Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

               The 9 1/8% Note Indenture contains certain restrictive covenants that are substantially similar to the covenants in the Indenture. The 9 1/8% Notes are unsecured and subordinated in right of payment and upon liquidation to existing and future senior indebtedness of the Company (as defined in the 9 1/8% Note Indenture). The 9 1/8% Notes rank pari passu with the Old Notes and will rank pari passu with the Exchange Notes. As of March 1, 1997, $150 million aggregate principal amount of the 9 1/8% Notes was outstanding.

Old Credit Facility

               In connection with the spin-off of BW Automotive in 1993 the Company completed a significant recapitalization entering into a credit facility (the "Old Credit Facility") consisting of the $225 million revolving credit facility (the "Old Revolving Loan") and the $155 million letter of credit facility (the "Old LC Facility"). In 1995 the Company undertook another recapitalization in connection with which the Old Credit Facility was amended to include a new $200 million intermediate term loan maturing in 1998 (the "Old Term Loan") and to amend the terms of the Old Revolving Loan and the Old LC Facility.

               The Old Credit Facility contained numerous financial and operating covenants and events of default. The borrowings under the Old Credit Facility were secured by a pledge of stock of certain of the Company's subsidiaries. In addition, certain of the Company's subsidiaries guaranteed the Company's obligations under the Old Credit Facility. At March 1, 1997 the Company was in compliance with all the covenants under the Old Credit Facility.

               The Company terminated the Old Credit Facility and repaid in full the Old Term Loan, the Old Revolving Loan and the Old LC Facility upon the completion of the offering of the Old Notes and the simultaneous initial funding under the New Credit Facility. See "--New Credit Facility."

Securitization of Receivables

               In 1995 the Company established a non-recourse receivables-backed facility. Pursuant to this facility, BPS Financial Services, Inc. (a wholly-owned special purpose subsidiary of the Company) purchases customer receivables on a daily basis from participating operating units and sells an undivided interest in the revolving pool of receivables through $120 million face amount of asset-backed certificates issued to investors. The revolving period under this facility ends no later than December 31, 1998 with final payment anticipated in April 1999.


                           DESCRIPTION OF THE NOTES

               The Old Notes were issued and the Exchange Notes will be issued under the Indenture dated as of March 24, 1997 (the "Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). Copies of the Indenture will be made available to holders of the Notes during normal business hours at the principal corporate trust office of the Trustee. The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

General

               The Notes will mature on March 15, 2007, will be limited to $125 million aggregate principal amount and will be unsecured senior subordinated obligations of the Company. Each Note will bear interest at the rate of 9 5/8% per annum from March 24, 1997 or from the most recent interest payment date to which interest has been paid or duly provided for, payable in cash on September 15, 1997 and semiannually thereafter on March 15 and September 15 in each year until the principal thereof is paid or duly provided for to the holders of the Notes at the close of business on the March 1 or September 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

               Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the Trustee); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. (Sections 301, 305 and 1002) The Old Notes are and the Exchange Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

Sinking Fund

               The Notes are not and will not be entitled to the benefit of any sinking fund.

Optional Redemption

               Redemption at the Option of the Company after 2002. The Notes will be redeemable at any time on or after March 15, 2002 at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of the principal amount) set forth below, together with accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning March 15 of the years indicated (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

          Year                                        Redemption Price
          ----                                        ---------------

          2002...................................         104.812%
          2003...................................         102.406%
          2004 and thereafter....................         100.000%


               Redemption at the Option of the Company with the Proceeds of Public Equity Offerings. In addition, at any time prior to March 15, 2000, the Company may redeem up to 30% of the original aggregate principal amount of the Notes within 60 days after the closing of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 109.625% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates), provided that not less than $87.5 million aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption.

               Treatment by the Company. For United States tax purposes, the Company does not intend to treat the possibility of an optional redemption as giving rise to any accrual of "original issue discount" or recognition of ordinary income upon redemption, sale or exchange of a Note. Holders may wish to consider that United States Treasury Regulations regarding the treatment of certain contingencies were recently issued and may wish to consult their tax advisers in this regard.

Subordination

               The indebtedness represented by the Notes is subordinated in right of payment to the prior payment in full of all Senior Indebtedness; provided, however, that the Notes shall rank on a pari passu basis (equal to and without preference) in right of payment with, or prior to, all existing and future Indebtedness of the Company that is expressly subordinated to any Senior Indebtedness. (Section 1501)

               No payment or distribution shall be made on account of the principal of or premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any Specified Senior Indebtedness beyond any applicable grace period (a "Payment Default"). (Section 1503)

               During the continuance of any default, other than a Payment Default, with respect to any Specified Senior Indebtedness pursuant to which the maturity thereof may be accelerated, no payment or distribution of any kind or character may be made by the Company on account of the principal of or premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt of notice by the Trustee from the agent for the Banks or any other representative of a holder of Specified Senior Indebtedness and shall end on the earlier of (i) 179 days thereafter, (ii) the date on which such event is cured, waived or ceases to exist or on which such Specified Senior Indebtedness is discharged or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the agent for the Banks or any other representative of a holder of the Specified Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days. Not more than one Payment Blockage Period with respect to the Notes may be commenced during any period of 365 consecutive days. No event of default with respect to Specified Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Specified Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. (Section 1503)

               The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or cash equivalents or provision made for such payment, before any payment or distribution is made on account of the principal of, premium, if any, or interest on the Notes. (Section 1502) By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes.

               Failure by the Company to make any required payment in respect of the Notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, would result in an Event of Default and, thereafter, holders of the Notes would have the right to accelerate the maturity thereof. See "--Events of Default."

               As of December 31, 1996, on a pro forma basis after giving effect to the Loomis Fargo Combination and the Refinancing, the Company would have had approximately $356.7 million aggregate outstanding principal amount of Indebtedness, of which approximately $75.1 million would have been Senior Indebtedness (exclusive, in each case, of approximately $128.8 million of undrawn letters of credit that constitute Senior Indebtedness). In addition, the Company would have had additional availability of $79.9 million for borrowings under the New Credit Facility, all of which would be Senior Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and such Indebtedness may be Senior Indebtedness. Moreover, neither the Indenture nor the Notes impose any limitation on the incurrence by the Company of liabilities that are not considered Indebtedness under the Indenture or the Notes. See "--Certain Covenants--Limitation on Indebtedness."

               The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. Generally, claims of creditors of a subsidiary, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiary, and claims of preferred stockholders (if any) of such subsidiary will have priority with respect to the assets and earnings of such subsidiary over the claims of creditors of its parent company, except to the extent the claims of creditors of the parent company are guaranteed by such subsidiary. No guarantees of the Notes were provided by any Person in connection with the Old Note Offering and there will be no guarantees of the Notes provided by any Person in connection with the offering of Exchange Notes and, except as provided under the "Limitation on Issuances of Guarantees of Pari Passu or Subordinated Indebtedness" covenant, there will be no guarantees of the Notes in the future. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the direct and indirect subsidiaries of the Company. At December 31, 1996, on a pro forma basis after giving effect to the Loomis Fargo Combination and the Refinancing, the aggregate outstanding principal amount of indebtedness (exclusive of obligations in respect of undrawn letters of credit of approximately $128.8 million) of the Company's subsidiaries (including guarantees by certain of the Company's subsidiaries of the Company's obligations under the New Credit Facility) would have been approximately $83.3 million. Although the Indenture and the Notes contain limitations on the amount of additional Indebtedness that the Company's subsidiaries may incur, under certain circumstances such Indebtedness could be substantial. Moreover, neither the Indenture nor the Notes imposes any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture or the Notes. See "--Certain Covenants--Limitation on Indebtedness." In addition, the Company has a $120 million non-recourse receivables-backed facility available on a revolving basis. See "Description of Certain Indebtedness--Securitization of Receivables."

               "Specified Senior Indebtedness" means (i) all Indebtedness under the Bank Credit Agreement to the extent any may be outstanding at any time; and (ii) any other Senior Indebtedness which (x) at the time of incurrence exceeds $25,000,000 in aggregate principal amount and (y) is specifically designated in the instrument evidencing such Senior Indebtedness as "Specified Senior Indebtedness" by the Company.

               "Senior Indebtedness" means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an event of default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any Indebtedness of the Company, whether outstanding on the date of the Indenture or hereafter created, incurred or assumed, including under the Bank Credit Agreement, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (A) Indebtedness evidenced by the Notes, (B) Indebtedness evidenced by the 9 1/8% Notes and other Pari Passu Indebtedness, (C) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, the 9 1/8% Notes or the Notes, (D) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (E) Indebtedness of the Company to any Subsidiary, (F) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by the Company and (G) to the extent it might constitute Indebtedness, trade account payables owed or owing by the Company.

               "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all Indebtedness referred to in (but not excluded from) clause (i), (ii), (iii) or (iv) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all Guaranteed Debt of such Person, (vii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (viii) all obligations under interest rate contracts of such Person and (ix) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
(i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

               "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services to be acquired by such debtor irrespective of whether such property is received or such services are rendered); (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor; or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or any obligation or liability of such Person in respect of leasehold interests assigned by such Person to any other Person.

Certain Covenants

               The Indenture contains, among others, the following covenants:

               Limitation on Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur or assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including Indebtedness of an entity existing at the time such entity becomes a Subsidiary or assumed in connection with the acquisition of assets from such entity other than Indebtedness incurred in connection with, or in contemplation of such entity becoming a Subsidiary or such acquisition), other than Permitted Indebtedness, unless the Company's Adjusted Fixed Charge Coverage Ratio for its last four completed fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period) and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period), would have been at least equal to 2.0 to 1.0. (Section 1008)

               Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions:

            (i) declare or pay any dividend on, or make any distribution to holders of, Capital Stock of the Company (other than dividends or distributions payable solely in the Company's own Capital Stock (other than Redeemable Capital Stock));

           (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants or other rights to acquire such Capital Stock;

          (iii) make any principal payment on, or redeem, repurchase or defease, or otherwise acquire or retire for value, prior to any scheduled principal payment or maturity, Indebtedness which is Subordinated Indebtedness;

           (iv) make any Investment (other than a Permitted Investment) in any Person; or

            (v) incur, create or assume any guarantee of Indebtedness of any Affiliate (other than with respect to (a) guarantees of Indebtedness of any Subsidiary by the Company or by any Subsidiary or (b) guarantees of Indebtedness of the Company by any Subsidiary)

(such payments or any other actions described in (i), (ii), (iii), (iv) and (v), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution), (1) no Event of Default or event that, after notice or lapse of time or both would become an Event of Default, shall have occurred or be continuing, and
(2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant described above, and (3) the aggregate amount of all Restricted Payments after April 1, 1993 shall not exceed the sum of:

             (A) 50% of the Consolidated Net Income accrued during the period beginning on April 1, 1993 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

             (B) the aggregate net proceeds, including the fair market value of property or assets other than cash (as determined by the Board of Directors, whose determination will be conclusive if evidenced by a Board Resolution), received by the Company from the issue or sale (other than to a Subsidiary) after April 1, 1993 of Capital Stock of the Company (other than Redeemable Capital Stock), or of any options, warrants or other rights to purchase such Capital Stock, plus

             (C) the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Subsidiary) after April 1, 1993 of any debt securities or Redeemable Capital Stock evidencing Indebtedness of the Company that thereafter has been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock), plus

             (D) to the extent not otherwise included in the Consolidated Net Income of the Company, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person other than a Subsidiary resulting from the payments in cash of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Subsidiary after the date of the Indenture from any such Person, not to exceed the total amount of Investments (other than Permitted Investments) in such Person by the Company and its Subsidiaries. (Section 1009)

               (b) None of the provisions set forth in paragraph (a) above shall be deemed to prohibit:

            (i) the payment of any dividend within 60 days after the date of declaration thereof, if such declaration complied with the foregoing provisions on the date of such declaration;

           (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or of any Subsidiary in exchange for, or out of the proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of other shares of Capital Stock of the Company;

          (iii) so long as no Default or Event of Default shall have occurred and be continuing, payments with respect to the cancellation or repurchase of stock or stock options granted or to be granted to employees of the Company and its Subsidiaries under the Borg-Warner Security Corporation Management Stock Option Plan or the Borg-Warner Security Corporation 1993 Stock Option Plan or pursuant to the Borg-Warner Holdings Corporation Management Stock Subscription Agreement, as amended, in each case, in effect on the date of the Indenture; provided that the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant described above; or

           (iv) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of (x) a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Capital Stock (other than Redeemable Capital Stock) of the Company or (y) a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, new Subordinated Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of reasonable expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes.

               The action described in clauses (ii) and (iv)(x) of this paragraph shall be a Restricted Payment that shall be permitted to be made in accordance with this paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under paragraph (a) above. (Section 1009)

               Limitation on Issuance of Other Senior Subordinated Indebtedness. The Company will not create, incur or suffer to exist any Indebtedness that is subordinate in right of payment and upon liquidation to any Senior Indebtedness unless such Indebtedness is also pari passu with, or subordinate in right of payment and upon liquidation to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture. (Section 1010)

               Limitation on Issuances and Sale of Preferred Stock by Subsidiaries. The Company (i) will not permit any of its Subsidiaries to issue any Preferred Stock to any person (other than to the Company or to a Wholly Owned Subsidiary of the Company) and (ii) will not permit any person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company; provided, however, that nothing in such covenant will prohibit Preferred Stock issued by a person prior to the time (a) such person becomes a Subsidiary of the Company, (b) such person merges with or into a Subsidiary of the Company or (c) a Subsidiary of the Company merges with or into such person; provided further that such Preferred Stock was not issued or incurred by such person in anticipation of the transaction contemplated by subclause (a), (b), or (c) above. Section (1014).

               Limitations on Issuances of Guarantees of Pari Passu or Subordinated Indebtedness. The Company will not permit any Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness that is Pari Passu Indebtedness or Subordinated Indebtedness, unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Subsidiary, provided that (A) if any such assumption, guarantee or other liability is subordinated, the guarantee under such supplemental indenture shall be subordinated to no more than the same extent as the Notes are subordinated to Senior Indebtedness and (B) with respect to Subordinated Indebtedness, any such assumption, guarantee or other liability of such Subsidiary with respect to such Subordinated Indebtedness shall be subordinated to such Subsidiary's assumption, guarantee or other liability with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes; and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee (as defined below) until such time as the Notes have been paid in full; provided that this paragraph shall not be applicable to any guarantee, assumption or other liability of any Subsidiary that (x) existed at the time such Person became a Subsidiary and
(y) was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

               Each guarantee created pursuant to the provisions described in the foregoing paragraph (or any other guarantee by any Subsidiary of payment of the Notes provided, that (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Subsidiary and providing that (a) such other guarantee shall be subordinated to no more than the same extent as the Notes are subordinated to Senior Indebtedness and (b) such other guarantee shall be senior to at least the same extent as the Notes are senior to Subordinated Indebtedness, and (ii) such Subsidiary takes the action referred to in clause
(ii) of the prior paragraph) is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) in the case of any Guarantee created pursuant to the provisions described in the foregoing paragraph, the release or discharge of the assumption, guarantee or other liability which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such assumption, guarantee or other liability. (Section 1015)

               Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction of any kind, other than those included in the terms of the Notes, the Bank Credit Agreement as originally executed or any successor Bank Credit Agreement containing such encumbrances or restrictions that are no more restrictive than as set forth in the Bank Credit Agreement as originally executed, or those in existence immediately prior to the date of the Indenture, on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock to the Company or any Subsidiary, (ii) pay any Indebtedness owed to the Company or any Subsidiary, (iii) make loans or advances to the Company or any Subsidiary,
(iv) transfer any of its property or assets to the Company or any Subsidiary or (v) guarantee any Indebtedness of the Company or any Subsidiary, except in each case for such encumbrances or restrictions as are (a) in the case of (iv) above, permitted to be incurred under the "Limitation on Liens" covenant or
(b) existing under or by reason of any agreement or other instrument of a Person, or binding with respect to assets, acquired by the Company or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or such assets, so acquired. (Section
1011)

               Limitation on Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, now owned or acquired after the date of the Indenture, without making effective provision whereby all of the Notes shall be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien, except for Permitted Liens. (Section 1012)

               Limitation on Transactions with Affiliates. The Company will not enter into, renew, extend, or permit any Subsidiary to enter into, renew or extend, any agreement relating to the sale, purchase or lease of any assets, property or services from or to any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) unless (i) such transaction or series of transactions is or are on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party; and (ii) (A) with respect to any transaction or series of transactions involving aggregate payments in excess of $5 million, but less than $10 million, the Company delivers an officer's certificate to the Trustee certifying that such transaction or transactions comply with clause (i) above and (B) with respect to a transaction or series of transactions, involving aggregate payments equal to or greater than $10 million, such transaction or transactions shall have received the approval of a majority of the disinterested directors of the Board of Directors of the Company; provided, however, that the foregoing restriction shall not apply to (i) the payment of fees to Merrill Lynch Capital Partners, Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their Affiliates for consulting, investment banking or financial advisory services rendered by such Person to the Company or any of its Subsidiaries, (ii) actions in connection with indebtedness to the Company incurred by certain members of management of the Company to purchase shares of Common Stock, which indebtedness is outstanding on the date of the Indenture, (iii) sales of goods and services by the Company or any of its Subsidiaries to Affiliates of the Company in the ordinary course of business, (iv) transactions pursuant to the Distribution and Indemnity Agreement dated as of January 27, 1993, the Tax Sharing Agreement dated as of January 27, 1993, the Benefits Agreement dated as of January 27, 1993, and the Service Agreement dated as of January 27, 1993, in each case as in effect on the date of the Indenture, (v) the Contribution Agreement dated November 28, 1996, the Stockholders Agreement dated January 24, 1997 and all agreements related thereto and (vi) services rendered to Loomis Fargo by the Company's senior executive officers. (Section 1013)

               Under Delaware law, the disinterested directors' fiduciary obligations require that they act in good faith in a manner which they reasonably believe to be in the best interests of the Company and its stockholders, which may not necessarily be the same as those of holders of the Notes.

               Provision of Financial Statements and Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request. (Section 1017)

Purchase of Notes upon Change of Control

               If a Change of Control occurs at any time, each holder of Notes will have the right to require that the Company repurchase each such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued interest, if any, to the date of purchase pursuant to the offer described below (the "Change of Control Offer") and as provided in and subject to the terms of the Indenture. The indenture governing the 9 1/8% Notes has a similar provision obligating the Company to make an offer to purchase the 9 1/8% Notes in the event of a Change of Control. If there is a Change of Control, due to the subordinated nature of the Notes or otherwise, there can be no assurance that the Company will have available funds sufficient to pay such purchase price for all of the Notes that holders elect to require the Company to repurchase.

               Within 30 days following a Change of Control and prior to the mailing of the notice to holders provided for in the next paragraph, the Company covenants to either (1) repay in full all Indebtedness under the Bank Credit Agreement or offer to repay in full all such Indebtedness and repay the Indebtedness of each Bank who has accepted such offer or (2) obtain the requisite consent under the Bank Credit Agreement to permit the repurchase of the Notes as provided for in this "Purchase of Notes upon Change of Control" covenant. The Company shall first comply with the provisions of this paragraph before it shall be required to repurchase the Notes pursuant to this "Purchase of Notes upon Change of Control" covenant, and any failure to comply with this paragraph shall constitute a default for purposes of clause (D) of the first paragraph under "Events of Default". There can be no assurance that in the event of a Change of Control the Company will be able to repay all amounts outstanding under the Bank Credit Agreement or obtain the necessary consents from the lenders under the Bank Credit Agreement to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "--Events of Default."

               Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating (a) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes in cash; (b) the date of purchase (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (c) the purchase price for the purchase; and (d) the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes repurchased. (Section 1016)

               The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. The existence of a holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

               The provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. Reference is made to "Certain Definitions" for the definition of "Change of Control". A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

               The use of the term "all or substantially all" in Indenture provisions such as clause (b) of the definition of "Change of Control" and under "--Consolidation, Merger and Sale of Assets" has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of the Notes.

               Treatment by the Company. For United States tax purposes, the Company does not intend to treat the possibility of a Change of Control Offer as giving rise to any accrual of "original issue discount" or recognition of ordinary income upon redemption, sale or exchange of a Note. Holders may wish to consider that United States Treasury Regulations regarding the treatment of certain contingencies were recently issued and may wish to consult their tax advisers in this regard.

Consolidation, Merger and Sale of Assets

               The Company may not, in a single transaction or a series of transactions, consolidate with or merge with or into, or sell, assign, convey, transfer or lease or otherwise dispose of its properties and assets substantially as an entirety to, any entity, and the Company will not permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Subsidiaries, taken as a whole, to any other entity unless: (i) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company or such Subsidiary is merged or the entity that acquires by sale, assignment, conveyance, transfer or lease the properties and assets of the Company or such Subsidiary, as the case may be, substantially as an entirety shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; (iii) immediately thereafter, on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Company or such entity, after giving effect to such transaction or series of transactions on a pro forma basis, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant described above; (iv) the Company or such entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and that all conditions precedent therein relating to such transaction have been satisfied; and (v) if any of the property or assets of the Company would thereupon become subject to any Lien, the Outstanding Notes shall be secured equally and ratably with (or prior to) the obligation or liability secured by such Lien, unless the Company could create such Lien under the Indenture without equally and ratably securing the Notes. (Sections 801 and 803)

               In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company and, thereafter, except in the case of a lease, the Company would be discharged from all obligations and covenants under the Indenture and the Notes. (Section 802)

Events of Default

               "Event of Default" means any one of the following events (whatever the reason for such Event of Default and whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

               A. default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days; or

               B. default in the payment of the principal of (or any premium, if any, on) any Note at its Maturity; or

               C. default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in this section of the Indenture), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" thereunder; or

               D. (a) an event of default shall have occurred under any mortgage, bond, indenture, loan agreement or other document evidencing any Indebtedness of the Company or any Subsidiary, which Indebtedness is outstanding in a principal amount of at least $10,000,000 in the aggregate, and such default shall result in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (b) a default in any payment when due at final maturity of any such Indebtedness; or

               E. any Person entitled to take the actions described in this section, after the occurrence of any event of default under any agreement or instrument evidencing any Indebtedness in excess of $10,000,000 in the aggregate of the Company or any Subsidiary, shall commence judicial proceedings to foreclose upon assets of the Company or any of its Subsidiaries having an aggregate value in excess of $10,000,000, or shall have exercised any right under applicable law or applicable security documents to take ownership of such assets in lieu of foreclosure; or

               F. final judgments or orders rendered against the Company or any Subsidiary which require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

               G. the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company or any Material Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Material Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Material Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

               H. the commencement by the Company or any Material Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Material Subsidiary to the entry of a decree or order for relief in respect of the Company or such Material Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Company or any Material Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by the Company or any Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Material Subsidiary in furtherance of any such action; or

               I. any Guarantee required to be in full force and effect by the terms of the Indenture ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture) and such condition shall have continued for a period of 60 days after written notice of such failure requiring the Guarantor and the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the Notes then outstanding.

               If an Event of Default (other than as specified in (G) or (H) above) occurs and is continuing under the Indenture, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may immediately accelerate the maturity of all the Notes as provided in the Indenture; provided, however, that no action on the part of the Trustee or any Holder of the Notes is required for such acceleration if an Event of Default specified in (G) or (H) above occurs and is continuing; and provided further that, after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes issued under the Indenture may, under certain circumstances, rescind or annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of, or premium, if any, on, or interest on the Notes, have been cured or waived as provided in the Indenture. A declaration of acceleration because of an Event of Default specified in (D) or
(E) above would be automatically annulled if the Indebtedness referred to therein were discharged, or the Holders thereof rescinded their declaration of acceleration referred to therein, within 60 days and no other Event of Default had occurred and not been cured or waived during such period. (Section 502) The Holders of a majority in principal amount of the Notes Outstanding also have the right to waive certain past defaults under the Indenture. (Section
513)

               No Holder of any Note issued under the Indenture has any right to institute any proceeding with respect to such Indenture or for any remedy thereunder, unless (i) such Holder has previously given to the Trustee (and, if the Bank Credit Agreement is in effect, to the agent under the Bank Credit Agreement) written notice of a continuing Event of Default under the Indenture, (ii) the Holders of at least 25% in principal amount of the Outstanding Notes issued under the Indenture have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Indenture, and (iii) the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days after receipt of such notice. (Section 507) Such limitations do not apply, however, to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Section 508)

               During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such holders shall have offered to the Trustee reasonable security or indemnity. (Section 602) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture. (Section 512)

               The Company is required to furnish to the Trustee an annual statement as to the performance by the Company of its obligations under the Indenture. (Section 1004)

Modification or Waiver

               Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Notes that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, among other things: (i) change the Stated Maturity of the principal of or any installment of interest on any such Note; (ii) reduce the principal amount of or the rate of interest on, or any premium payable upon the redemption of, any such Note; (iii) adversely affect any right of repayment at the option of any Holder of any such Note; (iv) change the Place of Payment or the coin or currency of payment of the principal of, or any premium or interest on, any such Note;
(v) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date thereof; (vi) reduce the above-stated percentage in principal amount of such Outstanding Notes, the consent of whose Holders is necessary to modify or amend the Indenture or to consent to any waiver thereunder or certain defaults thereunder; (vii) modify any of the foregoing requirements or reduce the percentage of such Outstanding Notes necessary to waive any past default or compliance with certain restrictive provisions; or (viii) modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to the Holders of Notes. (Section 902)

               The Holders of a majority in aggregate principal amount of all Outstanding Notes affected thereby have the right to waive compliance by the Company with certain covenants. (Section 1017)

               Modification and amendment of the Indenture may be made by the Company and Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture and the Notes; (ii) to add to the covenants of the Company for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company by the Indenture; (iii) to add Events of Default for the benefit of the Holders of Notes; (iv) to secure the Notes pursuant to the provisions described above under "Limitation on Liens" or "Consolidation, Merger and Sale of Assets" or otherwise; (v) to provide for the acceptance of appointment by a successor Trustee; (vi) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of Holders of Notes in any material respect; or (vii) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes, provided that such action shall not adversely affect the interests of the Holders of Notes in any material respect. (Section 901)

               The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded. (Section 101)

Discharge, Defeasance and Covenant Defeasance

               The Company may discharge certain obligations to Holders of Notes which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) when the Company has (i) irrevocably deposited with the Trustee in trust funds in an amount sufficient to pay the entire indebtedness on such Notes for principal (and premium, if any) and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (ii) paid or caused to be paid all sums payable under the Indenture by the Company; and (iii) delivered to the Trustee an Officers Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

               The Company may, at its option and at any time, elect to have its obligations discharged with respect to the Outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such Outstanding Notes and to have satisfied its other obligations under such Notes and the Indenture, except for (i) the rights of Holders of such Outstanding Notes to receive from a trust fund payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due,
(ii) the Company's obligations with respect to such Notes relating to the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency in the applicable Place of Payment and the holding of money for security payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to be released from its obligations with respect to certain covenants in the Indenture ("covenant defeasance"), and any omission to comply with such obligations thereafter shall not constitute a Default or an Event of Default with respect to the Notes. (Sections 1402 and 1403)

               In order to exercise either defeasance or covenant defeasance: (i) the Company must irrevocably deposit with the Trustee (or other qualifying trustee), in trust, for the benefit of the Holders of such Notes, cash, Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal of (and premium, if any, on) and interest on such Outstanding Notes on the scheduled due dates therefor; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" above, would prevent the Company from making payments of principal of (and premium, if any) and interest on the Notes at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date; (v) in the case of defeasance or covenant defeasance, such defeasance shall not be in violation of the terms of any agreement or instrument to which the Company is a party or to which any of its properties are subject and the Agents under the Bank Credit Agreement shall have delivered a certificate to the Trustee and the Company that such defeasance shall not be in violation of the terms of the Bank Credit Agreement and (vi) the Company must comply with certain other conditions. Before the deposit referred to in clause (i) above, the Company may give to the Trustee, in accordance with the Indenture, a notice of its election to redeem all or any portion of the Outstanding Notes at a future date in accordance with the terms of the Notes and the Indenture, which notice shall be irrevocable. (Sections 1402, 1403 and 1404)

               "Government Obligations" means securities which are direct obligations of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specified payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest or principal of the Government Obligation evidenced by such depository receipt. (Section 101)

               In the event that the Company effects covenant defeasance with respect to any Notes and such Notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (C) under "Events of Default" with respect to Sections 803 and 1005 through 1017 of the Indenture (which Sections would no longer be applicable to such Notes) or described in clause (D) under "Events of Default" with respect to any other covenant with respect to which there has been defeasance, the amounts of U.S. dollars and of Government Obligations that are on deposit with the Trustee will be sufficient to pay amounts due on such Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration. (Section 1403)

               If the Trustee or any Paying Agent is unable to apply any money in accordance with the Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under the Indenture and such Notes shall be revived and reinstated as though no deposit had occurred pursuant to the Indenture, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with the Indenture; provided, however, that, if the Company makes any payment of principal of (or premium, if any, on) or interest on any such Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent. (Section 1406)

The Trustee

               The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. (Section 602)

               The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

Governing Law

               The Indenture, the Notes and any Guarantee are governed by, and are to be construed in accordance with, the laws of the State of New York. The Indenture will be qualified under the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Certain Definitions

               Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

               "Adjusted Fixed Charge Coverage Ratio" means for any period the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, on a consolidated basis, to (b) Consolidated Interest Expense for such period; provided that, in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

               "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Bank Credit Agreement" means the Credit Agreement among Bankers Trust Company, Canadian Imperial Bank of Commerce and NationsBank, N.A., as agents, the other Banks and the Company as in effect on the Original Issue Date and as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

               "Banks" means the banks and other financial institutions from time to time that are lenders under the Bank Credit Agreement.

               "Capitalized Lease Obligation" means any obligations of the Company and its Subsidiaries on a consolidated basis under any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease obligation.

               "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 365 days or less from the date of acquisition thereof issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits or certificates of deposit or acceptances with a maturity of one year or less from the date of acquisition thereof of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $100,000,000; (iii) (a) commercial paper with a maturity of one year or less from the date of acquisition thereof issued by the parent of any commercial bank (provided that the financial institution is a member of the Federal Reserve System) of recognized standing having capital and surplus in excess of $500,000,000 and (b) commercial paper with a maturity of one year or less from the date of acquisition thereof issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above; and (vi) obligations the interest with respect to which is excluded from gross income under Section 103 of the Internal Revenue Code of 1986, with a maturity of not more than six months from the date of acquisition thereof or with the right of the holder to put such obligations for purchase at par upon not more than seven days' notice, and in each case which are rated A-2 or higher by S&P or rated P-2 or higher by Moody's.

               "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and/or other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction either (x) no "person" or "group" (as such terms are used in Section 13(d) or 14(d) of the Exchange Act), other than Permitted Holders, directly or indirectly, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of more than 50% of the total Voting Stock of the surviving or transferee corporation, or (y) the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company, or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66(2)/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

               "Consolidated Gross PP&E" means, with respect to the Company as of the end of any fiscal year of the Company, the amount of property, plant and equipment of the Company and its Subsidiaries, determined on a consolidated basis, as shown on an audited balance sheet of the Company as of the end of such fiscal year, without giving effect to accumulated depreciation and amortization in respect of such property, plant and equipment.

               "Consolidated Interest Expense" means for any period the sum of
(i) the aggregate of the interest expense on Indebtedness of the Company and its consolidated Subsidiaries for such period, on a consolidated basis, plus
(ii) that portion of operating lease rentals representative of the interest factor (which shall be deemed to be one-third of operating lease rentals), in each case as determined in accordance with GAAP.

               "Consolidated Net Income" means for any period the consolidated net income of the Company and its consolidated Subsidiaries for such period as determined in accordance with GAAP adjusted by excluding (i) any gain or loss realized upon the termination of any employee pension plan, (ii) net extraordinary gains or net extraordinary losses (less all reasonable fees and expenses relating thereto), as the case may be, (iii) the portion of net income (or loss) of the Company and its Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries, (iv) net income (or loss) of any person combined with the Company or one of its subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) net gains or losses (less all reasonable fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, and (vi) the net income of any Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders.

               "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Company and its Subsidiaries for such period, as determined in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

               "Consolidated Tax Expense" of the Company means for any period the aggregate of the tax expense of the Company and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Foreign Entity" means any Subsidiary of the Company either (i) more than 80% of the sales, earnings or assets (determined on a consolidated basis) of which are located or derived from operations outside of the United States of America or (ii) which is a "controlled foreign corporation" within the meaning of Section 952 of the Internal Revenue Code.

               "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that were in effect on the date of the 9 1/8% Note Indenture.

               "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

               "Lien" means any mortgage, charge, pledge, lien, security interest or encumbrance of any kind.

               "Majority Owned Subsidiary" means any Subsidiary of the Company of which 80% of the outstanding shares of Voting Stock are owned directly or indirectly by the Company.

               "Material Subsidiary" means (i) any Subsidiary of the Company now existing or hereafter acquired or formed by the Company which (x) for the most recent fiscal year of the Company commencing on or after January 1, 1996 accounted for more than 5% of the consolidated revenues of the Company, or (y) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets, all as shown on the consolidated financial statements of the Company for such fiscal year; and (ii) any other Subsidiary so designated by the Company, by an Officers' Certificate delivered to the Trustee.

               "Moody's" means Moody's Investors Service, Inc. and its successors.

               "ML Funds" means Merrill Lynch KECALP L.P. 1986, Merrill Lynch KECALP L.P. 1987, Merchant Banking L.P. No. 1, ML Venture Partners II, L.P., Merrill Lynch Capital Appreciation Partnership No. VIII, L.P., ML Offshore LBO Partnership No. VIII, ML Employees LBO Partnership No. 1, L.P., ML IBK Positions, Inc. and any Affiliates of the foregoing that beneficially own, directly or indirectly, shares of Capital Stock of the Company.

               "9 1/8% Notes" means the Company's 9 1/8% Senior Subordinated Notes due 2003.

               "Pari Passu Indebtedness" means the 9 1/8% Notes and any other Indebtedness which ranks pari passu in right of payment and upon liquidation to the Notes.

               "Permitted Holders" means the ML Funds and the Management Investors.

               "Permitted Indebtedness" means

                     (i) Indebtedness of the Company (and guarantees of such Indebtedness of the Company by its Subsidiaries) under the Bank
       Credit Agreement in an aggregate principal amount not to exceed $285,000,000 (minus all principal payments made in respect of any term loans thereunder, and minus the amount by which any commitments under any revolving loan or letter of credit facility are permanently reduced);

                     (ii) Indebtedness of the Company evidenced by the Notes or of any Guarantor in respect of any guarantee of the Notes;

                     (iii) Indebtedness arising out of (a) letters of credit incurred in the ordinary course of business and (b) other letters of credit in an aggregate principal amount not to exceed $35 million at any time;

                     (iv) Indebtedness arising under the Company's accounts receivable facility in effect on the date of the Indenture;

                     (v) Indebtedness of the Company or any of its Subsidiaries outstanding on the date of the Indenture, other than Indebtedness pursuant to clause (i) and (iv) hereof;

                     (vi) Indebtedness in respect of Capitalized Lease Obligations incurred in any particular Annual Period in an aggregate principal amount not to exceed 7(1)/2% of the dollar amount of the Company's Consolidated Gross PP&E as of the end of the immediately preceding full fiscal year;

                     (vii) Indebtedness of a Majority Owned Subsidiary of the Company (x) to the Company or (y) to another Majority Owned Subsidiary of the Company, provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a wholly owned Subsidiary or to or for the benefit of the Banks as provided in the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by such Majority Owned Subsidiary not permitted by this clause (vii);

                     (viii) Indebtedness of the Company to a Majority Owned Subsidiary of the Company which is unsecured and subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at a Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Indenture and the Notes, provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a wholly owned Subsidiary or to or for the benefit of the Banks as provided in the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (viii);

                     (ix) Indebtedness incurred by Foreign Entities, including guarantees of the Company and its Subsidiaries of such Indebtedness, not exceeding at any one time outstanding $50,000,000 in aggregate principal amount;

                     (x) obligations of the Company pursuant to interest rate contracts designed to protect the Company against fluctuations in interest rates in respect of Indebtedness of the Company, which obligations do not exceed the aggregate principal amount of such Indebtedness;

                     (xi) Guaranteed Debt resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

                     (xii) any extension, renewal, substitution, refinancing or replacement of any Permitted Indebtedness referred to in clauses (ii), (iv) and (v) above, so long as such extension, renewal, substitution, refinancing or replacement does not result in an increase in the aggregate principal amount of outstanding Indebtedness or shorten the weighted average life of such Indebtedness;

                     (xiii) obligations in respect of any guarantee of any Pari Passu Indebtedness or Subordinated Indebtedness permitted under the "Limitation on Issuances of Guarantees of Pari Passu
       Indebtedness or Subordinated Indebtedness" covenant; and

                     (xiv) $100 million less any amounts of outstanding Indebtedness permitted by clause (ix) above.

               "Permitted Investments" means any of the following:  (a)
(i) any Investment in any Majority Owned Subsidiaries by the Company or any other Subsidiary or (ii) any Investment in the Company by any Subsidiary or
(iii) any Investment by the Company or any Majority Owned Subsidiary in another Person, if as a result of such Investment such other Person is merged or consolidated with or into the Company or such Majority Owned Subsidiary; (b) Investments in existence on the date of the Indenture;
(c) loans or advances to employees made in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries;
(d) any Cash Equivalents; (e) sales of goods or services on trade credit terms, consistent with the past practices of the Company or any Subsidiary or as otherwise consistent with trade credit terms in common use in the industry; (f) negotiable instruments held for collection, lease, utility and other similar deposits, or stock, obligations or securities received in settlement of debts owing to the Company or a Subsidiary as a result of foreclosure, perfection or enforcement of any Lien, in each case as to debt that arose in the ordinary course of business of the Company or any such Subsidiary; (g) any Investment in any Person acquired or retained in connection with any asset sale or other disposition of assets, provided, that any such sale or other disposition is made for the fair value of such assets and for at least 75% cash; and (h) Investments, in addition to the Investments described in the foregoing clauses (a) through (g), in the aggregate amount of $50 million at any one time outstanding, determined in the case of each Investment by reference to the amount of the Investment at the time originally made.

               "Permitted Liens" means:

                      A. any Lien existing as of the date of the Indenture;
       or

                      B. any Lien securing any Senior Indebtedness or any guarantee thereof; or

                      C. any Lien arising by reason of (a) any judgment, decree or order of any court, so long as (i) such judgment, decree or order together with any other judgment, decree or order of the Company or any of its Subsidiaries is less than $1,000,000, excluding any judgment order or decree complying with clause (ii) hereof, or (ii) such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (b) taxes not yet delinquent or which are being contested in good faith; (c) security for payment of workmen's compensation or other insurance; (d) good faith deposits in connection with tenders, contracts (other than contracts for the payment of money) or leases; (e) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or
       (f) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

                      D. easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

                      E. any interest or title of a lessor under any Capitalized Lease Obligation;

                      F. Liens in favor of the purchaser and its assignee of the Company's and its Subsidiaries' receivables with respect to receivables purchased pursuant to the receivables financing facility permitted under the Indenture;


                      G. Liens on the assets or property of a Subsidiary which is a Foreign Entity securing the Indebtedness incurred by such Foreign Entity and permitted under the Indenture; and

                      H. any Liens which may be granted to secure the Notes or any Guarantees; or

                      I. any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clause (A), provided that any such extension, renewal or replacement shall no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets. (Section 1012)

               "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the issuance of the Notes, and including, without limitation, all classes and series of preferred or preference stock of such person.

               "Public Equity Offering" means an underwritten primary public offering by the Company of its Common Stock pursuant to an effective registration under the Securities Act.

               "Redeemable Capital Stock" means any Capital Stock of the Company or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the Notes or (ii) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (iii) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

               "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

               "Subordinated Indebtedness" means Indebtedness of the Company subordinated in right of payment to the Notes.

               "Subsidiary" means any corporation of which at the time of determination the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

               "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

               "Wholly Owned Subsidiary" means any subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

Book-Entry; Delivery and Form

               The certificates representing the Exchange Notes will be issued in fully registered form, without coupons. Except as described below, the Exchange Notes will be deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee, in the form of a global Exchange Note certificate (the "Global Exchange Note").

               Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated Exchange Note ("Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

               The Global Exchange Note. The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Exchange Note, DTC or its custodian will credit on its internal system interests in the Global Exchange Notes to the accounts of persons who have accounts with DTC ("Participants") and (b) ownership of the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Exchange Note will be limited to Participants or persons who hold interests through Participants.

               So long as DTC or its nominee is the registered owner or holder of the Exchange Notes, DTC or such nominee will be considered the sole owner or holder of the Exchange Notes represented by the Global Exchange Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Exchange Note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

               Payments of the principal of or premium and interest on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

               The Company expects that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the Global Exchange Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Exchange Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

               Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Exchange Note for any reason, including to sell Exchange Notes to persons in states which require physical delivery of the Exchange Notes or to pledge such securities, such holder must transfer its interest in the Global Exchange Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

               DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more Participants to whose account at DTC interests in the Global Exchange Note are credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Note for Certificated Exchange Notes, which it will distribute to its Participants.

               DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

               Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Exchange Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

               Certificated Exchange Notes. Interests in the Global Exchange Notes will be exchangeable or transferable, as the case may be, for Certificated Exchange Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Exchange Notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such Exchange Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Exchange Notes to be delivered.


                                EXCHANGE OFFER

               The Company entered into the Registration Rights Agreement dated as of March 24, 1997 (the "Registration Rights Agreement") with Merrill Lynch, Pierce, Fenner & Smith Incorporated, BT Securities Corporation, Credit Suisse First Boston Corporation and CIBC Wood Gundy Securities Corp. (collectively the "Initial Purchasers") pursuant to which the Company agreed, for the benefit of the Holders of the Old Notes, at the Company's cost, (i) to file a registration statement within 45 days after the March 24, 1997 with the Commission with respect to an exchange offer for exchange notes with terms identical in all material respects to the Old Notes (except that such exchange notes would not contain terms with respect to transfer restrictions), (ii) to use its best efforts to cause such exchange offer registration statement to be declared effective under the Securities Act within 105 days after the March 24, 1997 and (iii) to use its best efforts to consummate such exchange offer within 135 days after the March 24, 1997. The terms of the Exchange Notes will be identical in all respects to the terms of the Old Notes, except that because the offer of the Exchange Notes will have been registered under the Securities Act, the Exchange Notes will not be subject to certain transfer restrictions and registration rights and related provisions for an increase in the interest rate payable on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement.

Terms of the Exchange Offer; Period for Tendering Old Notes


               Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. For each $1,000 principal amount of Old Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on July 23, 1997; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.


               As of the date of this Prospectus, $125,000,000 aggregate principal amount of the Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all Holders of Old Notes at the addresses set forth in the security register with respect to Old Notes maintained by the Trustee. The Company's obligations to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "Certain Conditions to the Exchange Offer" below.

               The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of such extension to the Exchange Agent and notice of such extension to the Holders as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

               The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date.

               Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

Procedures for Tendering Old Notes

               The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY, NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

               Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions").
If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

               All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

               If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

               If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of its authority to so act must be submitted.

               By tendering, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or if such Holder or such other person is an "affiliate," that such Holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering Holder is a broker-dealer that will receive Exchange Notes for its owns account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

               Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

               In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the Exchange Notes

               The Exchange Notes will bear interest from March 24, 1997, payable semiannually on March 15 and September 15, of each year commencing on September 15, 1997, at the rate of 9 5/8% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from March 24, 1997 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on September 15, 1997 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

Book-Entry Transfer

               The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a Participant tendering Old Notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant.

Guaranteed Delivery Procedures

               If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if
(i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

               Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

               For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Certain Conditions to the Exchange Offer

               Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, such acceptance or issuance would violate applicable law or any interpretation of the staff of the Commission.

               The foregoing condition is for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

               In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA").

Exchange Agent

               The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                                  Deliver To:

                     The Bank of New York, Exchange Agent


  By Hand or                     Facsimile                By Registered
Overnight Delivery:           Transmissions:              Or Certified Mail:
                                (Eligible
                            Institutions Only)

   The Bank                                                The Bank
 of New York                                              of New York
101 Barclay Street            (212) 571-3080         101 Barclay Street, 7E
 Corporate Trust                                    New York, New York 10286
 Services Window                                  Attention: Reorganization
  Ground Level                   To Confirm                  Section,
Attention: Reorganization    by Telephone or for             Arwen Gibbons
           Section,           Information, Call:
           Arwen Gibbons
                               (212) 815-6333


               DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

               The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


               The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $110,000.00.


Transfer Taxes

               Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer to be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange

               Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each Holder thereof (other than a broker-dealer, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If any Holder has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdiction.

Resale of the Exchange Notes

               Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

               By executing the Letter of Transmittal, each holder of the Old Notes (other than certain specified holders) will represent that (i) it is not an affiliate of the Company or if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes.

United States Federal Income Tax Consequences of the Exchange Offer

               The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not result in any federal income tax consequences to Holders. When a Holder exchanges an Old Note for an Exchange Note pursuant to the Exchange Offer, the Holder will have the same adjusted basis and holding period in the Exchange Note as in the Old Note immediately before the Exchange.


                             ERISA CONSIDERATIONS

               A fiduciary of a pension, profit-sharing, retirement, or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"; such plan, a "Plan"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of such Plan's assets in the Notes. Accordingly, such fiduciary should consider whether the investment satisfies the diversification and prudence requirements of ERISA and whether the investment is consistent with the documents and instruments governing the Plan.

               In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest", within the meaning of ERISA, "disqualified persons", within the meaning of the Code). A prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code could arise if the Company were, or were to become, a party in interest or a disqualified person with respect to a Plan purchasing the Notes during the offering or any time thereafter. A prohibited transaction could also arise if any of the Company's lenders under the Existing Term Loan and the Existing Revolving Loan, which will be refinanced with the net proceeds from the offering of the Notes, were a party in interest or a disqualified person with respect to a Plan purchasing the Notes during the offering. Certain exemptions from the prohibited transaction rules could be applicable to the purchase of the Notes by a Plan or by a person whose assets may constitute assets of a Plan. Included among these exemptions are: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by a qualified professional asset manager; PTCE 96-23, regarding transactions effected by in-house asset managers; and PTCE 95-60, regarding transactions by insurance company general accounts. Thus, a fiduciary of a Plan considering an investment in the Notes also should consider whether the acquisition of the Notes might constitute or give rise to a non-exempt prohibited transaction.

               Certain employee benefit plans, such as governmental plans and church plans, are not subject to the restrictions of ERISA, and assets of such plans may be invested in the Notes without regard to the ERISA considerations described above. The investment in the Notes by such employee benefit plans may, however, be subject to other applicable federal, state and local laws, which should be carefully considered by such employee benefit plans before investing in the Notes.

               Every Plan, governmental plan or church plan considering the acquisition of the Notes should consult with its counsel with respect to the potential applicability of ERISA, the Code and any other relevant laws to such investment.


                             PLAN OF DISTRIBUTION


               Each broker-dealer that receives Exchange Notes for its own account ("Participating Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus for a period not exceeding 180 days after the Expiration Date. In addition, until September 30, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


               The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Brokers-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

               The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

               The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

               MLCP, an affiliate of Merrill Lynch, holds together with its affiliates, in the aggregate, approximately 46% of the outstanding shares of the Company's Common Stock. If Merrill Lynch, Pierce, Fenner & Smith Incorporated conducts any market-making activities in the Exchange Notes, it may be required to deliver a "market-making prospectus," registered with the Commission, when effecting offers and sales in the Exchange Notes because of such equity ownership of the Company by MLCP and such affiliates. Merrill Lynch, Pierce, Fenner & Smith Incorporated has no obligation to make a market in the Old Notes or the Exchange Notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.


                                LEGAL MATTERS

               The validity of the Exchange Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York. Arthur F. Golden, a director of the Company, is a partner of Davis Polk & Wardwell. Davis Polk & Wardwell has represented the Company in connection with various transactions.


                                    EXPERTS

               The consolidated financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm as experts in accounting and auditing.



                       BORG-WARNER SECURITY CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                                          Page
                                                                                                          ----

INDEPENDENT AUDITORS' REPORT...................................................................           F-2


AUDITED CONSOLIDATED FINANCIAL STATEMENTS
   Consolidated Statements of Operations for the Years Ended December 31, 1994,
   December 31, 1995 and December 31, 1996.....................................................           F-3

   Consolidated Balance Sheets as of December 31, 1995 and December 31, 1996...................           F-4

   Consolidated Statements of Cash Flows for the Years Ended December 31, 1994,
   December 31, 1995 and December 31, 1996.....................................................           F-5

   Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
   1994, December 31, 1995 and December 31, 1996...............................................           F-6


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................           F-7



                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Borg-Warner Security Corporation:

               We have audited the consolidated balance sheets of Borg-Warner Security Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with the generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Borg-Warner Security Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Chicago, Illinois
February 4, 1997


                       BORG-WARNER SECURITY CORPORATION


                     CONSOLIDATED STATEMENT OF OPERATIONS


                                                            Year Ended December 31,
                                                -----------------------------------------------
                                                  1994               1995               1996
                                                ---------          ---------          ---------
                                                    (millions of dollars, except per share)

Net service revenues......................       $1,626.8           $1,708.5           $1,711.2

Cost of services..........................        1,289.4            1,359.3            1,360.2
Selling, general and
 administrative expenses..................          220.2              212.5              210.6
Depreciation..............................           52.8               52.1               47.0
Amortization of excess purchase price
 over net assets acquired.................           14.8               13.4               13.4
Other income, net (Note 10)...............           (9.8)              --                 --
Interest expense and finance charges......           48.8               55.9               56.6
                                                ---------          ---------          ---------

Earnings before income taxes..............           10.6               15.3               23.4
Provision (benefit) for
 income taxes (Note 11)...................           (3.2)               6.9                9.5
                                                ---------          ---------          ---------
Earnings from continuing operations.......           13.8                8.4               13.9
Loss from discontinued operations,
 net of income taxes (Note 3).............           (0.7)              (2.5)             (28.5)
                                                ---------          ---------          ---------
Earnings (loss) before
 extraordinary item.......................           13.1                5.9              (14.6)

Extraordinary item:
Loss from early extinguishment of debt,              --                 (4.7)              --
 net of $3.2 tax benefit (Note 5).........      ---------          ---------          ---------
Net earnings (loss).......................          $13.1               $1.2             $(14.6)
                                                =========          =========          =========



Earnings (loss) per common share:
   Continuing operations..................          $0.59              $0.36             $0.59
   Discontinued operations................          (0.03)             (0.11)            (1.21)
   Extraordinary item.....................          --                 (0.20)             --
                                                ---------          ---------          ---------
Net earnings (loss) per share.............          $0.56              $0.05            $(0.62)
                                                =========          =========          =========




                       BORG-WARNER SECURITY CORPORATION


                          CONSOLIDATED BALANCE SHEET

                                                                                                   December 31,
                                                                                              -----------------------
                                                                                                1995           1996
                                                                                              ---------     ---------
                                                                                               (millions of dollars)

ASSETS
Cash and cash equivalents...........................................................              $19.4        $17.8
Receivables, net....................................................................               90.7        100.4
Inventories.........................................................................               12.5         12.1
Other current assets................................................................               59.7         36.8
                                                                                              ---------     ---------
   Total current assets.............................................................              182.3        167.1

Property, plant and equipment
   Land and buildings...............................................................               47.6         46.9
   Machinery and equipment..........................................................               72.8          5.8
   Subscribers' installations.......................................................              336.5        374.6
   Capital leases...................................................................               18.8         14.3
   Construction in progress.........................................................                2.7          1.0
                                                                                              ---------     ---------
                                                                                                  478.4        442.6
Less accumulated depreciation.......................................................              240.5        239.5
                                                                                              ---------     ---------
   Net property, plant and equipment................................................              237.9        203.1
Net excess purchase price over net assets acquired..................................              250.2        237.2
Deferred tax asset, net.............................................................               52.8         46.8
Net assets of discontinued operations...............................................               36.8         12.6
Other assets........................................................................               78.5         94.0
                                                                                              ---------     ---------
   Total other assets...............................................................              418.3        390.6
                                                                                              ---------     ---------
                                                                                                 $838.5       $760.8
                                                                                              =========     =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.......................................................................               $3.6         $4.4
Accounts payable and accrued expenses...............................................              185.6        173.7
                                                                                              ---------     ---------
   Total current liabilities........................................................              189.2        178.1

Long-term debt......................................................................              480.9        438.2
Other long-term liabilities.........................................................              118.7        103.3
Capital stock:
   Common stock, issued 22,446,100 shares in 1995 and 1996..........................                0.2          0.2
Capital in excess of par value......................................................               28.1         29.0
Retained earnings...................................................................               31.2         20.6
Notes receivable--management stock purchase.........................................               (0.3)        (0.3)
Cumulative translation adjustment...................................................               (0.4)         0.5
                                                                                              ---------     ---------
                                                                                                   58.8         50.0
Treasury common stock, at cost, 1,928,861 shares in 1995 and 1,862,311 shares
 in 1996............................................................................               (9.1)        (8.8)
                                                                                              ---------     ---------
   Total stockholders' equity.......................................................               49.7         41.2
                                                                                              ---------     ---------
                                                                                                 $838.5       $760.8
                                                                                              =========     =========



                       BORG-WARNER SECURITY CORPORATION


                     CONSOLIDATED STATEMENT OF CASH FLOWS




                                                                                    Year Ended December 31,
                                                                          -------------------------------------------
                                                                            1994              1995             1996
                                                                          --------          --------         --------
                                                                                      (millions of dollars)
OPERATING:
Continuing operations:
Earnings from continuing operations...............................           $13.8              $8.4           $13.9
Adjustments to reconcile net earnings to net cash provided by continuing operations:
 Non-cash charges to earnings:
   Depreciation and amortization..................................            67.6              65.5            60.4
   Provision for losses on receivables............................             5.5               4.4             2.7
   Deferred income taxes..........................................            (9.4)             (5.5)           (3.8)
   Amortization of debt discount..................................             2.1               2.1             0.6
 Changes in assets and liabilities:
   (Increase) in receivables......................................           (17.7)             (6.1)          (12.4)
   (Increase) decrease in other current assets....................            (2.8)             (6.9)           32.6
   Increase (decrease) in accounts payable
    and accrued expenses..........................................            19.2              19.3            (8.1)
   Net change in other long-term assets and liabilities...........            (3.7)            (22.0)            5.3
 Gain on sales of other assets....................................            (8.5)             --              --
                                                                          --------          --------         --------

 Net cash provided by continuing operations.......................            66.1              59.2            91.2
Discontinued operations:
 Net loss.........................................................            (0.7)             (2.5)          (28.5)
 Other cash related to discontinued operations....................             2.6              (4.3)           24.2
                                                                          --------          --------         --------
 Net cash provided by (used in) discontinued operations...........             1.9              (6.8)           (4.3)
                                                                          --------          --------         --------
 Net cash provided by operating activities........................            68.0              52.4            86.9
INVESTING:
Capital expenditures and investments in sales-type leases.........           (59.4)            (47.8)          (40.7)
Payments related to businesses acquired...........................            (9.0)            --              --
Proceeds from sales of fixed and other assets.....................             4.2              (1.1)            1.9
                                                                          --------          --------         --------
 Net cash used in investing activities............................           (64.2)            (48.9)          (38.8)
FINANCING:
Net increase (decrease) in notes payable..........................             2.9              (6.1)            0.8
Increase (decrease) in debt outstanding under
 revolving credit facility........................................            40.2              19.4           (37.8)
Increases in long-term debt.......................................            17.5             100.0           100.0
Reductions in long-term debt......................................           (53.1)            (90.8)         (105.5)
Net decrease in receivables sold..................................           (12.0)            (20.9)           (9.3)
Sales of treasury common stock....................................             0.8               1.0             0.3
Other.............................................................             1.7              (2.0)            1.8
                                                                          --------          --------         --------
 Net cash provided by (used in) financing activities..............            (2.0)              0.6           (49.7)
                                                                          --------          --------         --------
Net increase (decrease) in cash and cash equivalents..............             1.8               4.1            (1.6)
Cash and cash equivalents at beginning of year....................            13.5              15.3            19.4
                                                                          --------          --------         --------
Cash and cash equivalents at end of year..........................           $15.3             $19.4           $17.8
                                                                          ========          ========         ========
Supplemental cash flow information................................
 Interest paid....................................................           $46.0             $54.2           $57.7
 Income taxes paid (refunded).....................................            (3.2)              0.7             2.8

                       BORG-WARNER SECURITY CORPORATION


                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                        Year Ended December 31,
                                             ----------------------------------------------------------------------------
                                                      1994                        1995                        1996
                                             -----------------------     -----------------------    -----------------------
                                               Shares        Amount        Shares       Amount        Shares       Amount
                                             ----------    ---------     ----------    ---------    ----------    ---------
                                                                 (millions of dollars, except share data)


COMMON STOCK ISSUED
Beginning balance........................    24,955,700         $0.2     25,155,700       $0.2       25,166,100       $0.2
Conversion of Series I non-voting shares
 to common shares........................       200,000         --           10,400       --                 --       --
                                             ----------    ---------     ----------    ---------    ----------    ---------
Balance at December 31...................    25,155,700          0.2     25,166,100        0.2       25,166,100        0.2
                                             ----------    ---------     ----------    ---------    ----------    ---------


CAPITAL IN EXCESS OF PAR
 VALUE
Beginning balance........................                       28.2                      30.9                        28.1
Shares issued under stock option and
 related plans...........................                        0.2                      (5.4)                        0.4
Tax benefit from trust distribution and
 exercise of stock options...............                        2.5                       2.6                         0.5
                                                           ---------                   ---------                   ---------
Balance at December 31...................                       30.9                      28.1                        29.0
                                                           ---------                   ---------                   ---------
RETAINED EARNINGS
Beginning balance........................                       15.9                      29.7                        31.2
Net earnings (loss)......................                       13.1                       1.2                       (14.6)
Adjustment for deferred pension
 experience loss.........................                        0.7                       0.3                         4.0
                                                           ---------                   ---------                   ---------

Balance at December 31...................                       29.7                      31.2                        20.6
                                                           ---------                   ---------                   ---------
NOTES RECEIVABLE--
 MANAGEMENT STOCK
 PURCHASE
Beginning balance........................                       (1.8)                     (1.0)                       (0.3)
Net activity.............................                        0.8                       0.7                        --
                                                           ---------                   ---------                   ---------
Balance at December 31...................                       (1.0)                     (0.3)                       (0.3)
                                                           ---------                   ---------                   ---------
CUMULATIVE TRANSLATION
 ADJUSTMENT
Beginning balance........................                        1.3                      (0.5)                       (0.4)
Current year adjustment..................                       (1.8)                      0.1                         0.9
                                                           ---------                   ---------                   ---------
Balance at December 31...................                       (0.5)                     (0.4)                        0.5
                                                           ---------                   ---------                   ---------
TREASURY STOCK
Beginning balance........................     2,151,108        (16.3)     2,237,344      (15.5)       1,928,861       (9.1)
Shares issued under stock option and
 related plans...........................      (113,764)         0.8       (318,883)       6.4          (66,550)       0.3
Conversion of Series I non-voting shares
 to common shares........................       200,000         --           10,400       --                          --
                                             ----------    ---------     ----------    ---------    ----------    ---------
Balance at December 31...................     2,237,344       $(15.5)     1,928,861      $(9.1)       1,862,311      $(8.8)
                                             ==========    =========     ==========    =========    ==========    =========
 Total Stockholders' Equity..............                     $ 43.8                     $49.7                       $41.2
                                                           =========                   =========                  =========


                       BORG-WARNER SECURITY CORPORATION


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.   Summary of Significant Accounting Policies

               The following paragraphs briefly describe significant accounting policies. Certain 1994 and 1995 amounts have been reclassified to conform with the 1996 presentation.

               Principles of Consolidation

               The consolidated financial statements include all significant subsidiaries. As of September 30, 1996, the Company's courier unit has been treated as a discontinued operation. The assets, liabilities, results of operations and adjustments to carrying values of net assets, and cash flows of the courier unit have been segregated and reported as discontinued operations for all periods presented, and previously reported results have been restated (see Note 3).

               Use of Estimates

               The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results may differ from those estimates.

               Cash and Cash Equivalents

               Cash and cash equivalents consists primarily of cash and certificates of deposit with original maturities of three months or less.

               Inventories

               Inventories are valued at the lower of cost or market. Cost of substantially all inventories is determined by the first-in, first-out method.

               Property, Plant and Equipment and Depreciation

               Property, plant and equipment is carried at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to expense as incurred. Renewals of significant items are capitalized. Depreciation is computed generally on the straight-line method over the following estimated useful lives:

     Buildings and improvements...................      15 to 50 years
     Machinery and equipment......................       3 to 12 years
     Subscribers' installations...................       8 to 15 years
     Property under capital leases................        3 to 7 years

               Income Taxes

               Income taxes are determined using the liability method, under which deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized (see Note 11).

               Retirement Benefit Plans

               A number of eligible salaried and hourly employees participate in contributory or noncontributory defined benefit or defined contribution plans. Funding policy is based upon independent actuarial valuations and is within the limits required by ERISA for U.S. defined benefit plans.

               The benefits provided to certain salaried employees covered under various defined benefit plans are based on years of service and final average pay and utilize the projected unit credit method for cost allocation. The benefits provided to certain hourly employees under various defined benefit plans are based on years of service and utilize the unit credit method for cost allocation.

               Under the defined contribution plans, contributions by the Company or its subsidiaries sponsoring the plans are based on the employees' salary, age, years of service, and/or a fixed schedule. These contributions are charged to earnings as they are made to the various plans.

               Casualty Insurance Liabilities

               The Company has accrued a discounted liability for the retained portion of insurance costs related to its various deductible policies. This insurance liability is determined by the Company based on claims filed and an estimate of claims incurred but not yet reported. The discount rate used to value the future obligation at December 31, 1995 and 1996 was 5.5%.

               Amortization of Excess of Purchase Price Over Net Assets
               Acquired

               Excess of purchase price over net assets acquired is being amortized on a straight-line basis over 5 to 40 years, with the majority being amortized over 40 years. The Company periodically reviews its operations to determine whether there has been a diminution in value of its excess purchase price over net assets acquired.

               Transactions with Borg-Warner Automotive

               Under a tax-sharing agreement with the Company, for periods prior to January 1993, Borg-Warner Automotive is required to pay the Company for any operating loss carry-forward apportioned to it at such time as the benefits related to such carry-forward are realized by Borg-Warner Automotive. Also, certain costs incurred at corporate headquarters are charged to Borg-Warner Automotive based on a service agreement with the Company.

               Derivative Financial Instruments

               The Company uses interest rate swap agreements to manage exposure to interest rate fluctuations. The Company does not use derivative instruments for speculative purposes. The differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense in the period incurred or earned.

               Revenue Recognition

               Revenue is recognized at the time services are provided. In certain circumstances this can result in revenue recognition prior to customer billing and revenue deferral from advance billings.

               Earnings Per Common Share

               Earnings per common share are based on average outstanding common shares and common share equivalents. Common share equivalents recognize the dilutive effects of common shares which may be issued in the future upon exercise of certain stock options.

               New Accounting Pronouncements

               In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of." The adoption of this standard did not have a material effect on the financial statements.

               In 1996, the Company also adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123). This statement defines a new "fair value" method of accounting for stock-based compensation expense, and requires certain additional disclosures. The statement also allows the retention of the previous "intrinsic value" method of accounting for expense recognition under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company has retained the intrinsic value method and, therefore, the new standard had no effect on the Company's net income or financial position (see
Note 8).

               In October 1996, the American Institute of Certified Public Accountants issued Statement of Position No. 96-1, "Environmental Remediation Liabilities," which is effective for calendar year 1997. The Company does not expect adoption of this statement to have a material effect on the financial statements.

               In June 1996, the Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which the Company must adopt for transactions occurring after December 31, 1996. The Company does not expect adoption of this statement to have a material effect on the financial statements.

Note 2. Balance Sheet Information

               Detailed balance sheet data are as follows:


                                                December 31,     December 31,
                                                    1995             1996
                                                ------------     ------------
                                                    (millions of dollars)

Receivables
   Customers................................           $94.1           $102.8
   Other....................................             3.4              3.9
                                                ------------     ------------
                                                        97.5            106.7
       Less allowance for losses............             6.8              6.3
                                                ------------     ------------
Net receivables.............................           $90.7           $100.4
                                                ============     ============
Other assets
   Net investment in sales-type leases......           $35.3            $54.4
   Debt issuance costs......................            14.5             10.4
   Deferred pension asset...................             7.5              9.1
   Deferred subscribers' installation costs.             7.2              5.4
   Other....................................            14.0             14.7
                                                ------------     ------------
Total other assets..........................           $78.5            $94.0
                                                ============     ============

Accounts payable and accrued expenses
   Trade payables...........................           $24.4            $42.5
   Payroll and related......................            58.2             41.6
   Casualty insurance.......................            45.2             44.4
   Interest.................................             8.5              5.2
   Liabilities to former shareholders.......            10.9              8.7
   Deferred income..........................            10.8             10.3
   Other....................................            27.6             21.0
                                                ------------     ------------
Total accounts payable and accrued expenses.          $185.6           $173.7
                                                ============     ============


               In November 1995 the Company replaced its previous $100 million accounts receivable facility with an agreement to sell a $120 million undivided interest in a revolving pool of customer receivables. This sold interest is reflected as a reduction of "Receivables, net" in the accompanying Consolidated Balance Sheet at December 31, 1995 and 1996. The Company retains, on a subordinated basis, an undivided interest in the pool of receivables. The Company's retained interest of $15.3 million and $34.9 million at December 31, 1995 and 1996, respectively, is included with "Receivables, net" on the balance sheet. While the courier unit continues to participate in the receivables facility, its share of the receivables pool has been segregated on the balance sheet with "Net assets of discontinued operations." "Other current assets" at December 31, 1995 and 1996 included interest-bearing cash deposits of $28.9 million and $9.3 million, respectively, held in trust under the terms of the accounts receivable facility. These deposits represent proceeds of collections held back based on the amount of eligible receivables in the revolving receivables pool. The Company's retained interest in the receivables and cash deposits is generally restricted. The full amount of the allowance for losses has been retained because the Company has retained substantially the same risk of credit loss as if the receivables had not been sold. The discount related to the sale of receivables is included with "Interest expense and finance charges" in the Consolidated Statement of Operations.

               Selling, general and administrative expenses include provisions for losses on receivables of $5.5 million, $4.4 million and $2.7 million in 1994, 1995 and 1996, respectively.

               Accumulated depreciation related to capital leases amounted to $11.0 million and $8.8 million at December 31, 1995 and 1996, respectively. Accumulated amortization related to excess purchase price over net assets acquired amounted to $77.8 million and $74.2 million at December 31, 1995 and 1996, respectively.

               Trade payables include checks outstanding in excess of bank deposits in the Company's central disbursement accounts, since arrangements with the banks do not call for reimbursement until checks are presented for payment. Such amounts were $16.1 million and $32.7 million at December 31, 1995 and 1996, respectively.

               The non-current portion of the casualty insurance liability, included in other long-term liabilities, was $44.2 million at December 31, 1995 and 1996. The total discounted insurance accrual, including the portion reflected in accounts payable and accrued liabilities, was $89.4 million and $88.6 million at December 31, 1995 and 1996, respectively. The estimated aggregate undiscounted insurance liability was $101.6 million and $101.9 million at December 31, 1995 and 1996, respectively.

Note 3. Discontinued Operations

               As of September 30, 1996, the Company's courier unit has been treated as a discontinued operation. The assets, liabilities, results of operations and adjustments to carrying values of net assets, and cash flows of the courier unit have been segregated and reported as discontinued operations for all periods presented, and previously reported results have been restated. As of December 31, 1996, the net assets of the discontinued operation consists mainly of customer receivables, property, plant and equipment and accounts payable.




                                                                                     Year Ended December 31,
                                                                     ----------------------------------------------------
                                                                          1994               1995               1996
                                                                     --------------     --------------     --------------
                                                                           (millions of dollars, except per share)

Net service revenues.....................................            $        166.1     $        154.0     $        140.0
                                                                     ==============     ==============     ==============
Loss from operations before income taxes.................                      (0.5)              (3.5)              (5.4)
Income tax benefit (paid)................................                      (0.2)               1.0                1.9
                                                                     --------------     --------------     --------------
Loss from operations.....................................                      (0.7)              (2.5)              (3.5)
Adjustment of assets to estimated realizable
 value and other provisions..............................                        --                 --              (27.0)
Income tax benefit.......................................                        --                 --                2.0
                                                                     --------------     --------------     --------------
Net adjustment and provisions............................                        --                 --              (25.0)
                                                                     --------------     --------------     --------------
Net loss from discontinued operations....................            $         (0.7)    $         (2.5)    $        (28.5)
                                                                     ==============     ==============     ==============
Loss per common share:
   Loss from operations..................................                     (0.03)             (0.11)             (0.15)
   Net adjustment and provisions.........................                        --                 --              (1.06)
                                                                     --------------     --------------     --------------
       Loss per common share.............................            $         0.00     $        (0.10)    $        (1.21)
                                                                     ==============     ==============     ==============


Note 4. Commitments

               The Company is committed to pay rents on non-cancelable operating leases with terms exceeding one year. Rental amounts committed in future years are summarized at December 31, 1996 as follows:


                                                 (millions of
Fiscal year                                        dollars)
-----------                                     -------------

1997..................................               $19.4
1998..................................                16.3
1999..................................                 9.9
2000..................................                 6.4
2001..................................                 4.3
2002 and after........................                 8.9
                                                -------------
    Total.............................               $65.2
                                                =============


               Total rental expense amounted to $21.5 million, $26.1 million and $26.7 million in 1994, 1995 and 1996, respectively.

Note 5. Notes Payable and Long-Term Debt

               The following is a summary of notes payable and long-term debt which reflects all borrowings of the Company and its consolidated subsidiaries:


                                                                                        Year Ended
                                                                -------------------------------------------------------------
                                                                    December 31, 1995                 December 31, 1996
                                                                ----------------------------   ------------------------------
                                                                  Current         Long-Term      Current         Long-Term
                                                                -----------      -----------   -----------      -----------
                                                                                   (millions of dollars)


Bank term loan due 1998 (at an average of 8.3% in
  1995 and 8.9% in  1996)................................             $--             $100.0        $--             $196.8
Bank revolving credit loan due through 1999 (at an
  average rate of 7.3% in 1995 and 8.5% in 1996).........              --              124.6         --               86.8
8% notes (face amount $100 million due 1996).............              --               99.5         --               --
Unsecured notes (at an average rate of 7.0% in 1995
  and 7.3% in 1996)......................................               0.4              0.6          2.0              0.1
Capital lease liability (at an average rate of 8.4% in
  1995 and 10.2% in 1996)................................               3.2              7.1          2.4              5.3
9 1/8% senior subordinated notes (face amount $150
  million due 2003)......................................              --              149.1         --              149.2
                                                                -----------      -----------   -----------      -----------
Total notes payable and long-term debt...................              $3.6           $480.9         $4.4           $438.2
                                                                ===========      ===========   ===========      ===========



               Maturities of long-term debt, including unamortized discount of $0.8 million, are as follows: 1998, $243.4 million; 1999, $42.2 million; 2000,
$1.0 million; 2001, $1.0 million; and after 2001, $151.4 million.

               Included in long-term debt at December 31, 1995 and 1996 were obligations of $255.7 million and $154.5 million, respectively, with fixed interest rates and $225.2 million and $283.7 million, respectively, with variable interest rates (generally based on LIBOR or prime rate). Interest rate swap agreements with a notional amount of $125 million at December 31, 1996 were utilized to manage exposure to interest rate fluctuations. Under these agreements the Company has exchanged variable rate payments based on LIBOR for fixed rate payments.

               In 1995, the Company completed a financing which updated more than $600 million of existing bank facilities. The financing included a $200 million intermediate term loan, a $120 million accounts receivable facility, an extension of the maturity of an existing letter of credit facility of $155 million, and amendments to an existing $166 million revolving credit facility. The term loan and the receivables facility are available through December 31, 1998 while the revolving credit facility is available through June 30, 1999.

               The committed amount under the revolving credit facility reduces semi-annually during the remaining commitment period. Available future commitments at December 31 are as follows: 1997, $92.4 million; and 1998, $41.6 million. Unused commitments at December 31, 1996 under the revolving credit facility were $48.6 million.

               The credit facilities contain numerous financial and operating covenants including, among others, covenants requiring the Company to maintain certain financial ratios and restricting its ability to incur additional indebtedness, to create or permit to exist certain liens, or to pay dividends. To secure its obligations under these facilities, the Company pledged the stock of certain of its subsidiaries.

               In 1995, an extraordinary loss of $4.7 million, net of tax, was realized related to the extinguishment of debt in connection with the amendment of the Company's credit facilities.

Note 6. Contingent Liabilities

               The Company's discontinued property and casualty insurance subsidiary ("Centaur") ceased writing insurance in 1984 and has been operating under rehabilitation since September 1987. Rehabilitation is a process supervised by the Illinois Director of Insurance to attempt to compromise claim liabilities at an aggregate level that is not in excess of Centaur's assets. In rehabilitation, Centaur's assets are being used to satisfy claim liabilities under direct insurance policies written by Centaur. Any remaining assets will be applied to Centaur's obligations to other insurance companies under reinsurance contracts. If all of Centaur's obligations are not satisfied through rehabilitation, it is possible that satisfaction could be sought from the Company for Centaur's liabilities.

               The foregoing has resulted in one pending lawsuit against the Company, certain of its current and former subsidiaries, and directors and officers of certain current and former subsidiaries for recovery of alleged damages incurred because of Centaur's failure to satisfy its reinsurance obligations. The lawsuit seeks in excess of $100 million for current losses, future losses and other damages and also seeks punitive damages. The Company believes that any damages for failure to satisfy reinsurance obligations are solely the responsibility of Centaur and that the resolution of the lawsuit relating to Centaur, including the Company's indemnification obligations to certain former officers and directors, will not have a material adverse effect on its financial position or future operating results; however, no assurance can be given as to the ultimate outcome with respect to such lawsuit.

               The Company and certain of its current and former subsidiaries have been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as potentially responsible parties ("PRPs") at several hazardous waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") and equivalent state laws and, as such, may be liable for the cost of cleanup and other remedial activities at these sites. Responsibility for cleanup and other remedial activities at a Superfund site is typically shared among PRPs based on an allocation formula. The Company believes that none of these matters individually or in the aggregate will have a material adverse effect on its financial position or future operating results, generally either because the maximum potential liability at a site is not large or because liability will be shared with other PRPs, although no assurance can be given with respect to the ultimate outcome of any such liability. Based on its estimate of allocations of liability among PRPs, the probability that other PRPs, many of whom are large, solvent public companies, will fully pay the costs allocated to them, currently available information concerning the scope of contamination at such sites, estimated remediation costs at such sites, indemnification obligations in favor of the Company from the current owners of certain sold or discontinued operations, estimated legal fees and other factors, the Company has made provisions for indicated environmental liabilities in the aggregate amount of approximately $9 million (relating to environmental matters with respect to discontinued operations of the Company). The Company has requested that its discontinued automotive subsidiary, Borg-Warner Automotive, indemnify it against certain past and future costs relating to environmental and financing liabilities associated with certain former automotive operations. At December 31, 1996 such past costs were approximately $2.3 million. Borg-Warner Automotive has contested its indemnification obligation with respect to such liabilities.

               The Company believes that the various asserted claims and litigation in which it is involved will not materially affect its financial position, future operating results or cash flows, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

Note 7. Retirement Benefits

               The Company has various defined benefit and contribution plans which cover eligible employees.

               Retirement benefit expense amounted to $5.8 million, $4.7 million and $4.5 million in 1994, 1995 and 1996, respectively. This expense includes post-retirement life insurance and medical benefits of $0.2 million, $0.3 million and $0.3 million for 1994, 1995 and 1996, respectively, as well as defined contribution plan expenses of $1.6 million, $1.7 million and $1.5 million in 1994, 1995 and 1996, respectively.

               The following table sets forth the funded status of the defined benefit plans:

                                                                 December 31, 1995                    December 31, 1996
                                                            ---------------------------          ---------------------------
                                                               Over             Under              Over             Under
                                                            ----------        ----------         ----------       ----------

Funded Status
Actuarial present value of benefit obligations:
   Vested benefits....................................           $45.6            $44.1             $60.6            $25.7
   Non-vested benefits................................             1.4              2.0               2.6              0.1
                                                            ----------        ----------         ----------       ----------
       Accumulated benefit obligations................            47.0             46.1              63.2             25.8
Effect of projected future compensation levels........             5.3             --                 5.0             --
                                                            ----------        ----------         ----------       ----------
   Projected benefit obligation.......................            52.3             46.1              68.2             25.8
Plan assets at fair value.............................            55.9             34.4              81.4             20.5
                                                            ----------        ----------         ----------       ----------
Assets in excess of (less than) projected benefit
obligation............................................             3.6            (11.7)             13.2             (5.3)
Unrecognized net loss (gain)..........................             2.9              9.7              (4.9)             3.1
Unrecognized prior service cost (benefit).............            (1.7)             2.7               0.8             --
                                                            ----------        ----------         ----------       ----------
Net asset (liability) before minimum liability........             4.8              0.7               9.1             (2.2)
Adjustment required to recognize minimum liability....            --              (12.4)             --               (3.1)
                                                            ----------        ----------         ----------       ----------
Net asset (liability) on balance sheet................            $4.8           $(11.7)             $9.1            $(5.3)
                                                            ==========        ==========         ==========       ==========


               Assets held in trust for the defined benefit plans are comprised primarily of marketable equity and fixed income securities.

               Net periodic pension expense for the defined benefit plans was comprised as follows:

                                             Year Ended December 31,
                                        ------------------------------------
                                          1994          1995          1996
                                        --------      --------      --------
                                             (millions of dollars)

Service cost....................           $3.0          $2.4          $3.3
 Interest cost..................            6.7           6.9           7.0
 Actual return on assets........            1.1         (20.4)        (12.5)
 Net amortization and deferrals.           (6.9)         13.8           4.9
                                        --------      --------      --------
   Net periodic pension cost....           $3.9          $2.7          $2.7
                                        ========       ========      ========


               The Company's assumptions used as of December 31, 1994, 1995 and 1996 in determining the pension cost and pension liability shown above were as follows:

                                          1994          1995          1996
                                        --------      --------      --------

 Discount rate.....................         8.5%         7.5%         8.0%
 Rate of salary progression........         4.0%         4.0%         4.0%
 Long-term rate of return
  on assets........................         9.5%         9.5%        10.0%


               The Company also has post-employment benefits covering certain existing and former employees, including employees of certain businesses which have been divested by the Company. The liabilities on the Company's balance sheet for these benefits as of December 31, 1995 and 1996 were $12.4 million and $11.5 million respectively, and are included in "Other Long-Term Liabilities." The discount rate used in determining this liability was 7.5% in 1995 and 8.0% in 1996. Medical expense increases are projected to be 7.25% in 1997 grading to 5.25% in 1999.

Note 8. Stock Options and Notes Receivable-Management Stock Purchase

               Stock Option Plan

               The Company has two plans which authorize the grant of options to purchase 3,900,000 shares of the Company's common stock. All options granted to date carry exercise prices ranging from $5.00 to $20.75 per share. These prices correspond to the fair market value (as defined in the plans) of the Company's common stock at the time of grant with a graded vesting schedule between two to three years.

               In 1994, 1995 and 1996 there were no options canceled or converted.

               Common shares under option for the years ended December 31, 1994, 1995 and 1996 are summarized as follows:

                                                     Number of Shares                          Aggregate Option Price
                                           ------------------------------------         ------------------------------------
                                             1994          1995          1996             1994          1995          1996
                                           --------      --------      --------         --------      --------      --------
                                                (thousands of shares)                         (millions of dollars)


Shares under option at January 1....          1,472        1,843        1,810            $19.9           $26.7         $24.2
Granted.............................            593          390          159              9.7             3.3           1.7
Exercised...........................           (114)        (141)         (66)            (1.1)           (0.7)         (0.3)
Forfeited...........................           (108)        (282)        (358)            (1.8)           (5.1)         (6.7)
                                           --------      --------      --------         --------      --------      --------
Shares under option at end of
period..............................          1,843        1,810        1,545            $26.7           $24.2         $18.9
                                           ========      ========      ========         ========      ========      ========
Options exercisable.................            881          800          985
                                           ========      ========      ========
Shares available for future grant...            186           78        1,177
                                           ========      ========      ========
Weighted-average fair value of
options granted during the year.....                       $3.57        $4.00
                                                         ========      ========


               Additional information regarding options outstanding as of December 31, 1996 is as follows (thousands of shares):

                              Options Outstanding                                          Options Exercisable
                     ---------------------------------------------------------    -----------------------------------------
                                            Weighted
                                            Average
                                           Remaining               Weighted
                        Number          Contractual Life            Average            Number
                      Outstanding            (yrs)              Exercise Price       Exercisable          Exercise Price
                     -------------      ----------------       ---------------    -----------------     ------------------

   $5.00-8.75....           668                 5.3                  $7.04               378                   5.92
   10.94-15.94...           548                 7.2                  14.75               294                  15.84
   16.03-18.83...           263                 4.3                  17.99               263                  17.99
   19.63-20.75...            66                                                           50
                     -------------             6.6                  20.14         -----------------           20.21
   5.00-20.75....         1,545                                                          985
                     =============                                                =================
                                                5.9                  12.20                                    12.84

               The 560 thousand options outstanding at December 31, 1996 that are not presently exercisable will vest according to various schedules between two to three years.

               The Company has retained the "intrinsic value" method of accounting for stock-based compensation expense under APB 25. Had compensation cost been determined based on the "fair value" method under SFAS 123, the Company's pro forma net income and earnings per share would have been as follows:

                                            Year ended December 31,
                                       -----------------------------------
                                          1995                     1996
                                       ----------               ----------
                                       (millions of dollars, except per
                                                    share)
 Net income (loss)
     As reported............               $1.2                  $(14.6)
     Pro forma..............                1.1                   (14.9)
 Earnings (loss) per share
     As reported............               $0.05                 $ (0.62)
     Pro forma..............                0.04                   (0.63)


               The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: expected volatility of 43% and 41%; risk-free interest rates of 6.00-6.81% and 6.15-6.22%; and expected lives of 4 and 3-4 years.

               Notes Receivable-Management Stock Purchase

               Included among the Company's equity holders are members of management. Purchases of shares by management have been funded in part by loans from the Company. These loans, which totaled approximately $0.3 million at December 31, 1995 and 1996, bear interest at approximately 6% and are offset against stockholders' equity in the Consolidated Balance Sheet.

Note 9. Business Segment Information

               The Company's continuing operations have been classified into three business segments: guard, alarm and armored services. The guard segment provides contract security officers to patrol client facilities, monitor electronic systems and control public and employee access. The alarm segment primarily designs, installs, monitors and services sophisticated electronic security systems and fire and intrusion detection systems. The armored segment transports currency, securities and other valuables. Additionally, this segment provides full-service automated teller machine operations and cash management services such as deposit verification and currency processing.

               Intersegment sales are not significant. Operating profit by business segment represents total revenues less operating expenses, depreciation and amortization, and excludes interest income, interest expense, income taxes and net unallocated corporate expenses.

               Identifiable assets are those assets employed in each segment's operations, including an allocated value to each segment of cost in excess of net assets acquired. Corporate assets consist principally of cash and cash equivalents, certain corporate receivables and other assets.

               Summarized financial information by business segment for 1994, 1995 and 1996 is as follows:



                                                                                     Year Ended December 31,
                                                                              ---------------------------------------
                                                                                1994            1995           1996
                                                                              --------        --------       --------
                                                                                    (millions of dollars)

Net service revenues:
 Guard services......................................................         $1,209.4        $1,222.8       $1,223.8
 Alarm services......................................................            206.2           254.7          241.1
 Armored services....................................................            211.2           231.0          246.3
                                                                              --------        --------       --------
   Total net service revenues........................................         $1,626.8        $1,708.5       $1,711.2
                                                                              ========        ========       ========
Operating profit:
 Guard services......................................................         $   54.5        $   56.4       $   62.1
 Alarm services......................................................             14.9            15.8           18.9
 Armored services....................................................              6.7            13.7           12.1
                                                                              --------        --------       --------
   Total operating profit............................................             76.1            85.9           93.1

 Corporate expenses..................................................             26.5            14.7           13.1
 Other income........................................................             (9.8)           --             --
 Interest expense....................................................             48.8            55.9           56.6
                                                                              --------        --------       --------
 Earnings before taxes...............................................             10.6            15.3           23.4
 Provision (benefit) for income taxes................................             (3.2)            6.9            9.5
                                                                              --------        --------       --------
   Earnings from continuing operations...............................         $   13.8        $    8.4       $   13.9
                                                                              ========        ========       ========
Depreciation:
 Guard services......................................................         $    7.4        $    7.3       $    5.7
 Alarm services......................................................             38.0            37.4           34.2
 Armored services....................................................              7.0             7.1            7.0
 Corporate...........................................................              0.4             0.3            0.1
                                                                              --------        --------       --------
   Total depreciation................................................         $   52.8        $   52.1       $   47.0
                                                                              ========        ========       ========
Amortization of excess purchase price over net assets acquired:
 Guard services......................................................         $   11.1        $    8.9       $    8.9
 Alarm services......................................................              2.3             2.8            2.9
 Armored services....................................................              1.3             1.5            1.4
 Corporate...........................................................              0.1             0.2            0.2
                                                                              --------        --------       --------
   Total amortization................................................         $   14.8        $   13.4       $   13.4
                                                                              ========        ========       ========
Capital expenditures:
 Guard services......................................................         $    8.6        $    3.6       $    3.1
 Alarm services......................................................             44.6            40.5           29.5
 Armored services....................................................              6.2             3.7            8.1
                                                                              --------        --------       --------
   Total capital expenditures........................................         $   59.4        $   47.8       $   40.7
                                                                              ========        ========       ========
Identifiable assets:
 Guard services......................................................                         $  259.2       $  231.1
 Alarm services......................................................                            364.6          348.2
 Armored services....................................................                             89.1           87.4
 Discontinued operations.............................................                             36.8           12.6
 Corporate...........................................................                             88.8           81.5
                                                                                              --------       --------
   Total identifiable assets.........................................                         $  838.5       $  760.8
                                                                                              ========       ========

               Note 10. Other Income, Net

               Other income in 1994 included a $9.9 million gain on the sale of certain trademarks and other rights to Borg-Warner Automotive.

Note 11. Income Taxes

               Earnings before income taxes from continuing operations and provision (benefit) for income taxes consist of:

                                                        1994                               1995
                                           ------------------------------      ------------------------------
                                              U.S.    Non-U.S.     Total         U.S.     Non-U.S.    Total
                                           --------   --------   --------      --------   --------   --------
                                                                                 (millions of dollars)

Earnings before income taxes..........      $ 7.9        $2.7      $10.6        $11.9        $3.4     $15.3
                                           ========   ========   ========      ========   ========   ========
Income taxes:
 Current:
   Federal/Foreign....................      $ 3.6        $1.7      $ 5.3        $ 9.9        $1.5     $11.4
   State..............................        0.9        --          0.9          1.0        --         1.0
                                           --------   --------   --------      --------   --------   --------
                                              4.5         1.7        6.2         10.9         1.5      12.4
 Deferred.............................       (9.4)       --         (9.4)        (5.5)       --        (5.5)
                                           --------   --------   --------      --------   --------   --------
Provision (benefit) for income taxes..      $(4.9)       $1.7      $(3.2)       $ 5.4        $1.5     $ 6.9
                                           ========   ========   ========      ========   ========   ========


                                                          1996
                                           ------------------------------
                                             U.S.     Non-U.S.     Total
                                           --------   --------   --------


Earnings before income taxes..........       $19.1       $4.3      $23.4
                                           ========   ========   ========
Income taxes:
 Current:
   Federal/Foreign....................       $10.5       $1.3      $11.8
   State..............................         1.5       --          1.5
                                           --------   --------   --------
                                              12.0        1.3       13.3
 Deferred.............................        (3.8)      --         (3.8)
                                           --------   --------   --------
Provision (benefit) for income taxes..       $ 8.2       $1.3      $ 9.5
                                           ========   ========   ========


               The analysis of the variance of income taxes as reported from income taxes computed at the U.S. statutory federal income tax rate for continuing operations is as follows:

                                                                 1994           1995           1996
                                                               --------       --------       --------
                                                                       (millions of dollars)
Income taxes at U.S. statutory rate of 35%............           $3.7           $5.3           $8.2
Increases (decreases) resulting from:
 Change in tax basis..................................           (7.0)          --             --
 State income taxes...................................            0.6            0.8            0.8
 Non-temporary differences............................            0.6            0.7            0.7
 Other, net...........................................           (1.1)           0.1           (0.2)
                                                               --------       --------       --------
Income taxes reported.................................          $(3.2)          $6.9           $9.5
                                                               ========       ========       ========

               Following are the components of the net deferred tax asset as of December 31, 1995 and 1996:

                                                                             1994           1996
                                                                           --------       --------
                                                                            (millions of dollars)

Deferred tax assets:
 Liabilities for casualty insurance...............................         $  35.8        $  35.6
 Liabilities related to discontinued operations...................             9.8            9.6
 Liabilities for pension benefits.................................             4.4            0.4
 Liabilities for other post-retirement benefits...................             5.1            4.6
 Other, net.......................................................             8.0            2.8
 Net operating loss carry-forward.................................            16.7           10.9
 General business credit..........................................            25.5           26.3
 Minimum tax credit...............................................            27.0           26.6
 Foreign tax credit...............................................             2.3            1.3
                                                                           --------       --------
   Total deferred tax assets......................................           134.6          118.1
Valuation allowance...............................................           (10.6)          (6.8)
                                                                           --------       --------
                                                                             124.0          111.3
Deferred tax liabilities:
 Fixed assets.....................................................           (49.5)         (43.9)
 Investments......................................................           (13.1)         (13.1)
 Net excess purchase price over net assets acquired...............            (8.6)          (7.5)
                                                                           --------       --------
   Total deferred tax liabilities.................................           (71.2)         (64.5)
                                                                           --------       --------
   Net deferred tax asset.........................................           $52.8          $46.8
                                                                           ========        ========

               The foreign tax credit carry-forward has been fully considered in the valuation allowance at both December 31, 1995 and 1996 while an additional allowance of $8.3 million and $5.5 million at December 31, 1995 and 1996, respectively, has been established against the other credits. The general business credit carry-forward will expire in years 2004-2009, the net operating loss carry-forward will expire in 2009, while the minimum tax credit can be carried forward indefinitely.

Note 12. Capital Stock

               The following table summarizes the Company's capital stock at December 31, 1995 and 1996:

                                                                      December 31,        December 31,
                                                                          1995                1996
                                                                      ------------       -------------
                                                                           (thousands of shares)

Common stock, $.01 par value:
 Authorized.....................................................        50,000.0            50,000.0
 Issued.........................................................        22,446.1            22,446.1
 Outstanding....................................................        22,087.6            22,154.2
Series I non-voting common stock, $.01 par value:
 Authorized.....................................................        25,000.0            25,000.0
 Issued.........................................................         2,720.0             2,720.0
 Outstanding....................................................         1,149.6             1,149.6
Preferred stock, $.01 par value:
 Authorized.....................................................         5,000.0             5,000.0
 Issued and outstanding.........................................           --                  --



Note 13. Fair Value of Financial Instruments

               The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

               Cash and cash equivalents, receivables, notes payable and accounts payable

               The carrying amounts approximate fair value because of the short maturity of these instruments.

               Long-term debt

               The carrying amounts of the Company's bank borrowings under its short-term bank lines and revolving credit agreement approximate fair value because the interest rates are based on floating rates identified by reference to market rates. The fair values of the Company's other long-term debt either approximate carrying value or are estimated based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

               The carrying amounts and fair values of long-term debt at December 31, 1995 and 1996 were as follows:


                               December 31,        December 31,
                                   1995                1996
                               ------------        ------------
                                    (millions of dollars)
 Carrying amount.........          $473.8             $432.9
 Fair value..............           463.6              432.4



               Interest rate swaps

               The Company uses interest rate swap agreements to manage exposure to fluctuations in interest rates. Interest rate swap agreements involve the exchange of interest obligations on fixed and floating interest rate debt without the exchange of the underlying principal amounts. The differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense over the term of the underlying debt agreement. The book value of the interest rate swap agreements represents the differential receivable or payable with a swap counterparty since the last settlement date.

               The fair value of interest rate swaps is the estimated amount the Company would receive or pay to terminate the agreement. The fair value is calculated using current market rates and the remaining terms of the agreements. The fair value of interest rate swaps at December 31, 1996 is not significant. In the unlikely event that a counterparty fails to meet the terms of an interest rate swap, the Company's exposure is limited to the interest rate differential. The underlying notional amounts on which the Company has interest rate swap agreements outstanding was $100 million at December 31, 1995 and $125 million at December 31, 1996.

               Letters of credit

               The Company utilizes third-party letters of credit to guarantee certain casualty insurance activities. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 1995 and 1996 were $150.3 million and $136.3 million, respectively. To monitor the counterparties' ability to perform, these letters of credit are only executed with major financial institutions, and full performance is anticipated.

Note 14. Interim Financial Information (Unaudited)



                                                                           1996 Quarter Ended
                                         ------------------------------------------------------------------------------
                                         March 31        June 30        September 30       December 31       Year 1996
                                         --------        --------       ------------       -----------     ------------
                                                          (millions of dollars, except per share data)

Net service revenues...............        $414.1         $418.3              $434.9             $443.9      $1,711.2
Cost of services...................         329.6          332.2               348.2              350.2       1,360.2
Selling, general
 and administrative
 expenses...........................          52.7          52.2                51.8               53.9         210.6
Depreciation.......................          12.1           11.8                11.7               11.4          47.0
Amortization of excess
 purchase price
 over net assets acquired..........           3.3            3.4                 3.4                3.3          13.4
Interest expense
 and finance charges...............          14.5           14.1                14.1               13.9          56.6
                                         --------        --------       ------------       -----------      ------------
 Earnings before income taxes......           1.9            4.6                 5.7               11.2          23.4
Provision (benefit)
 for income taxes..................           0.3            1.7                 2.5                5.0           9.5
                                         --------        --------       ------------       -----------      ------------
 Earnings from
 continuing operations.............           1.6            2.9                 3.2                6.2          13.9
Loss from discontinued
 operations, net of
 income taxes......................          (1.1)          (1.0)              (26.4)              --           (28.5)
                                         --------        --------       ------------       -----------      ------------
 Earnings (loss) before
 extraordinary item................           0.5            1.9               (23.2)               6.2         (14.6)

Extraordinary item:
Loss from early extinguishment
 of debt, net of
 income taxes......................           --             --                  --                 --            --
                                         --------        --------       ------------       -----------      ------------
 Net earnings (loss)...............          $0.5           $1.9              $(23.2)              $6.2        $(14.6)
                                         ========        ========       ============       ===========      ============
Earnings (loss) per common share:
 Continuing operations.............         $0.07          $0.12               $0.14              $0.26         $0.59
 Discontinued operations...........         (0.05)         (0.04)              (1.13)             --            (1.21)
 Extraordinary item................         --             --                  --                 --            --
                                         --------        --------       ------------       -----------      ------------
   Net earnings (loss) per share...         $0.02          $0.08              $(0.99)             $0.26        $(0.62)
                                         ========        ========       ============       ===========      ============



                                                                           1995 Quarter Ended
                                         ------------------------------------------------------------------------------
                                         March 31        June 30        September 30       December 31       Year 1995
                                         --------        --------       ------------       -----------      ------------
                                                          (millions of dollars, except per share data)


Net service revenues...............        $423.8         $427.6              $427.8           $429.3         $1,708.5
Cost of services...................         336.0          341.5               341.0            340.8          1,359.3
Selling, general and
 administrative
 expenses...........................         56.8           54.6                51.7             49.4            212.5
Depreciation.......................          13.6           13.0                13.0             12.5             52.1
Amortization of excess
 purchase price
 over net assets acquired..........           3.5            3.4                 3.1              3.4             13.4
Interest expense
 and finance charges...............          13.4           13.9                13.7             14.9             55.9
                                         --------        --------       ------------       -----------      ------------
 Earnings before
 income taxes......................           0.5            1.2                 5.3              8.3             15.3
Provision (benefit)
 for income taxes..................          (0.1)           0.3                 2.5              4.2              6.9
                                         --------        --------       ------------       -----------      ------------
Earnings from
 continuing operations............            0.6            0.9                 2.8              4.1              8.4
Loss from discontinued
 operations, net of
 income taxes.....................           (0.5)          (0.3)               (0.4)            (1.3)            (2.5)
                                         --------        --------       ------------       -----------      ------------
Earnings (loss) before
 extraordinary item...............            0.1            0.6                 2.4              2.8              5.9

Extraordinary item:
Loss from early
 extinguishment of debt,
 net of income taxes...............          --              --                 --                (4.7)            (4.7)
                                         --------        --------       ------------       -----------      ------------
Net earnings (loss)...............         $ 0.1          $ 0.6               $  2.4           $ (1.9)        $     1.2
Earnings (loss)                          ========        ========       ============       ============     ============
 per common share:
 Continuing operations............         $ 0.02         $ 0.04              $ 0.12           $  0.18        $    0.36
 Discontinued operations..........          (0.02)         (0.01)              (0.02)            (0.06)           (0.11)
 Extraordinary item...............           --             --                  --               (0.20)           (0.20)
                                         --------        --------       ------------       -----------      ------------
   Net earnings (loss) per share..           --           $ 0.03              $ 0.10           $ (0.08)       $    0.05
                                         ========        ========       ============       ============     ============


               Note 15. Subsequent Event and Related Pro Forma Financial Information (Unaudited)

               The following unaudited Pro Forma Financial Information has been prepared as a result of the combination on January 24, 1997, of the Company's armored services unit with Loomis Holding Corporation. The unaudited Pro Forma Financial Information is based on the historical financial statements of the Company and gives effect to (i) the disposition of substantially all of the assets and certain liabilities of the armored unit and other adjustments related to the business combination and (ii) the application of the net proceeds received by the Company to repay certain indebtedness. The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 gives effect to the transactions as if they had been consummated on January 1, 1996. The unaudited Pro Forma Consolidated Balance Sheet at December 31, 1996 is presented giving effect to the transactions as if they had been consummated as of that date.

               While the Company anticipates that it will recognize a gain from the sale of the armored unit's net assets, the ultimate gain is subject to potential purchase price adjustments and other contingencies of which the amounts have not been finalized at this time. However, the Company does not anticipate that the gain will be material, and the Company does not expect any material nonrecurring charges or credits to result from the transaction.

               The unaudited Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future results of operations or financial position of the Company had the transactions described above occurred on the indicated dates or been in effect for the periods presented.

               The unaudited Pro Forma Financial Information and the accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of the Company, including the related notes thereto.



          Pro Forma Consolidated Statement of Operations (Unaudited)




                                                                            Year Ended December 31, 1996
                                                             ----------------------------------------------------------
                                                                                     Pro Forma
                                                             Historical           Adjustments (a)            Pro Forma
                                                             ----------           ---------------            ----------
                                                                      (millions of dollars, except share data)

Net service revenues....................................       $1,711.2                    (246.3)            $1,464.9
Cost of services........................................        1,360.2                    (204.5)             1,155.7
Selling, general and
 administrative expense.................................          210.6                     (20.7)               189.9
Depreciation............................................           47.0                      (7.1)                39.9
Amortization of excess purchase price
 over net assets acquired...............................           13.4                      (1.5)                11.9
Interest expense and finance charges....................           56.6                      (9.1)   (b)          47.5
                                                             ----------           ---------------            ----------

 Earnings before income taxes and equity in
   earnings of unconsolidated
   subsidiaries.........................................           23.4                      (3.4)                20.0
Provision for income taxes..............................            9.5                      (1.3)   (c)           8.2
                                                             ----------           ---------------            ----------
 Earnings before equity in
   earnings of unconsolidated
   subsidiaries.........................................           13.9                      (2.1)                11.8
Equity in earnings of Loomis, Fargo & Co................           --                         3.8    (d)           3.8
                                                             ----------           ---------------            ----------
 Earnings from continuing operations....................          $13.9                      $1.7                $15.6
                                                             ==========           ===============            ==========
Earnings per share from continuing operations...........          $0.59                                           $0.66

Average shares outstanding (in thousands)...............         23,517                                          23,517




                                       Pro Forma Consolidated Balance Sheet (Unaudited)

                                                                              Year Ended December 31, 1996
                                                            ---------------------------------------------------------------
                                                                                       Pro Forma
                                                            Historical                Adjustment                  Pro Forma
                                                            ----------                ----------    (e)           ---------
                                                                                 (millions of dollars)

ASSETS
Cash and cash equivalents.............................      $    17.8                    --                       $    17.8
Receivables, net......................................          100.4                $  (28.7)                         71.7
Inventories...........................................           12.1                    (1.8)                         10.3
Other current assets..................................           36.8                    11.3                          48.1
                                                            ----------                ----------    (b)           ---------
     Total current assets.............................          167.1                   (19.2)                        147.9
Property, plant and equipment, at cost................          442.6                   (76.5)                        366.1
Less accumulated depreciation.........................          239.5                   (45.6)                        193.9
     Net property, plant and equipment................          203.1                   (30.9)                        172.2
Net excess purchase price over net assets acquired....          237.2                   (27.4)                        209.8
Deferred tax asset, net...............................           46.8                    (5.1)                         41.7
Net assets of discontinued operations.................           12.6                    --                            12.6
Investment in Loomis, Fargo & Co......................           --                       3.4       (d)                 3.4
Other assets..........................................           94.0                   (11.3)                         82.7
                                                            ----------               ----------                   ---------
     Total assets.....................................      $   760.8                $  (90.5)                    $   670.3
                                                            ==========               ==========                   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.........................................      $     4.4                $   (0.6)                    $     3.8
Accounts payable and accrued expenses.................          173.7                   (10.1)                        163.6
                                                            ----------               ----------                   ---------
     Total current liabilities........................          178.1                   (10.7)                        167.4
Long-term debt........................................          438.2                   (91.0)      (b)               347.2
Other long-term liabilities...........................          103.3                    11.2       (f)               114.5
Capital stock:
     Common stock.....................................            0.2                    --                             0.2
     Series I non-voting common stock.................           --                      --                            --
Capital in excess of par value........................           29.0                    --                            29.0
Retained earnings.....................................           20.6                    --                            20.6
Notes receivable--management stock purchase...........           (0.3)                   --                            (0.3)
Cumulative translation adjustment.....................            0.5                    --                             0.5
                                                            ----------               ----------                   ---------
                                                                 50.0                    --                            50.0
Treasury common stock.................................           (8.8)                   --                            (8.8)
                                                            ----------               ----------                   ---------
     Total stockholders' equity.......................           41.2                    --                            41.2
                                                            ----------               ----------                   ---------
     Total liabilities and stockholders' equity.......      $   760.8                 $ (90.5)                     $  670.3
                                                            ==========               ==========                   ==========

----------------------
(a)   To eliminate the historical revenues and expenses of the armored unit.

(b) To eliminate debt retired with proceeds received from the transaction and to adjust related interest expense. Cash proceeds from the transaction, net of transaction and related expenses, were approximately $105 million and were applied as follows: decrease in borrowings under the term loan, $80 million; decrease in borrowings under the revolving line of credit, $10 million; and increase in interest-bearing cash deposits under the accounts receivable facility, $15 million. The interest expense adjustment was computed using the average interest rates for the respective periods. Such rates were used because management believes these rates would have been the same if the facilities had been negotiated by the Company on a stand-alone basis without the armored unit.

(c) To record the estimated income tax effect for the pro forma adjustments described in Notes (a) and (b) for the respective periods.

(d) To recognize, under the equity method, the Company's 49% interest in the pro forma net assets and earnings of Loomis, Fargo & Co.

(e)   To eliminate the sold assets and liabilities of the armored unit.

(f) For anticipated expenses incurred as a direct result of the business combination and for purchase price adjustments under the contribution agreement, including indemnifications and performance guarantees.







=============================================================================
               No dealer, person or any other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security, other than those to which it relates, in any jurisdiction in which such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                                 ____________

                              TABLE OF CONTENTS



                                                                 Page
                                                                ------
Available Information.......................................         2
Incorporation of Certain Documents by Reference.............         2
Prospectus Summary..........................................         3
Risk Factors................................................        14
Capitalization..............................................        20
Selected Financial Data.....................................        21
Pro Forma Financial Data (Unaudited)........................        23
Management's Discussion and Analysis of
      Financial Condition and Results of Operations.........        27
Business....................................................        32
Management..................................................        41
Principal Shareholders......................................        43
Description of Certain Indebtedness.........................        45
Description of the Notes....................................        48
Exchange Offer..............................................        70
ERISA Considerations........................................        76
Plan of Distribution........................................        77
Legal Matters...............................................        77
Experts.....................................................        78
Financial Statements........................................       F-1
=============================================================================

=============================================================================










                                 $125,000,000


                              Offer to Exchange
                   9 5/8% Senior Subordinated Notes due 2007
                      For Any And All Of the Outstanding
                   9 5/8% Senior Subordinated Notes due 2007
                                      of



                             Borg-Warner Security
                                  Corporation








                                  PROSPECTUS












                               July 2, 1997


=============================================================================



                            [Alternate Cover Page]
                                  PROSPECTUS

                       Borg-Warner Security Corporation
                  9 5/8%  Senior Subordinated Notes Due 2007


               The 9 5/8% Senior Subordinated Notes due 2007, (the "Exchange Notes") were issued in exchange for the 9 5/8% Senior Subordinated Notes due 2007 (the "Old Notes" and, together with the Exchange Notes, the "Notes") by the Borg-Warner Security Corporation (the "Company"). See "Description of the Exchange Notes."

               Interest on the Exchange Notes is payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 1997. The Exchange Notes will mature on March 15, 2007 and may be redeemed at the option of the Company, in whole or in part, at any time on or after March 15, 2002, at the redemption prices set forth herein, and, subject to certain limitations described herein, up to 30% of the original aggregate principal amount of the Notes may be redeemed at the option of the Company with the net cash proceeds of one or more Public Equity Offerings (as defined herein), provided that not less than $87.5 million aggregate principal amount of the Notes remains outstanding immediately after giving effect to such redemption, at any time prior to March 15, 2000, at the redemption price of 109.625% of the principal amount thereof, in each case together with accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein), subject to certain conditions, each holder of the Exchange Notes may require the Company to purchase such holder's Exchange Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes."

               The Exchange Notes are unsecured obligations of the Company subordinated in right of payment and upon liquidation to all existing and future Senior Indebtedness (as defined herein) of the Company, including indebtedness under the New Credit Facility (as defined herein), which is secured by pledges of stock of certain of the Company's subsidiaries. The Company is a holding company and, accordingly, the Exchange Notes are effectively subordinated to all existing and future indebtedness of the Company's subsidiaries. Subject to certain restrictions contained in the Company's debt instruments, the Company may incur additional Senior Indebtedness and the Company's subsidiaries may incur additional indebtedness in the future. As of December 31, 1996, after giving pro forma effect to the Loomis Fargo Combination (as defined herein) and the Refinancing (as defined herein), the aggregate outstanding principal amount of Senior Indebtedness (exclusive of undrawn letters of credit of approximately $128.8 million) of the Company would have been approximately $75.1 million and the aggregate outstanding principal amount of indebtedness (exclusive of obligations in respect of undrawn letters of credit of approximately $128.8 million) of the Company's subsidiaries (including guarantees by certain of the Company's subsidiaries of the Company's obligations under the New Credit Facility) would have been approximately $83.3 million. As of December 31, 1996, there were also $150 million aggregate principal amount of the Company's 9 1/8% Notes (as defined herein) outstanding which are ranked pari passu in right of payment and upon liquidation with the Notes. In addition, the Company has a non-recourse receivables-backed facility. See "Description of Certain Indebtedness--Securitization of Receivables."

               This Prospectus is to be used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Merrill Lynch may act as principal or agent in such transactions and has no obligation to make a market in the Exchange Notes, and may discontinue its market-making activities any time without notice, at its sole discretion. If Merrill Lynch conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the Notes because of the equity ownership of affiliates of Merrill Lynch. Certain affiliates of Merrill Lynch hold in the aggregate approximately 46% of the outstanding shares of the Company's Common Stock. The Company will receive no portion of the proceeds of the sale of such Exchange Notes and will bear expenses incident to the registration thereof.

               No dealer, salesperson, or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any dealer, underwriter or agent. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any date subsequent to the date hereof, or that there has been no change in the affairs of the Company since such date or, in the case of information incorporated herein by reference, the date of filing with the Securities and Exchange Commission.

                         ________________________

               See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Exchange Notes.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is July 2, 1997




                             AVAILABLE INFORMATION

               The Company is currently subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and information may be inspected and copied at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048; and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet "website" at http://www.sec.gov that contains reports and other information.

               This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the web site (http://www.sec.gov.) maintained by the Commission and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


               THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM BORG-WARNER SECURITY CORPORATION, 200 SOUTH MICHIGAN AVENUE, CHICAGO, ILLINOIS 60604, TELEPHONE NUMBER (312) 322-8500. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 18, 1997


               The following documents filed with the Commission (File No. 1-5529) are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and (2) the Company's Current Reports on Form 8-K dated February 7, 1997 and Form 8-K/A dated February 13, 1997.

               All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the this Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference to such documents. Requests for such copies should be directed to Borg-Warner Security Corporation, 200 South Michigan Avenue, Chicago, Illinois 60604, telephone number (312) 322-8500.


                          FORWARD-LOOKING STATEMENTS

               CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "PROSPECTUS SUMMARY", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS", IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS, ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE MOST SIGNIFICANT OF SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS ARE DISCUSSED UNDER THE HEADING "RISK FACTORS", BEGINNING ON PAGE 14 OF THIS PROSPECTUS, AND PERSONS CONSIDERING AN INVESTMENT IN THE EXCHANGE NOTES ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS.



                   Summary Description of the Exchange Notes

               The form and terms of the Exchange Notes and the Old Notes are identical in all respects, except that the offer of the Exchange Notes is registered under the Securities Act and, therefore, the Exchange Notes are not subject to certain transfer restrictions, registration rights and related provisions requiring an increase in the interest rate on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.

Exchange Notes.......................   $125,000,000 aggregate principal
                                        amount of 9 5/8%  Series B Senior
                                        Subordinated Notes (the "Exchange
                                        Notes") due 2007 of the Company.

Maturity Date........................   March 15, 2007.

Interest Payment Dates...............   March 15 and September 15, beginning
                                        September 15, 1997.  The Exchange
                                        Notes bear interest from March 24,
                                        1997, the date of issuance of the Old
                                        Notes that were tendered in exchange
                                        for the Exchange Notes (or the most
                                        recent interest payment date to which
                                        interest on the Old Notes has been
                                        paid).  Holders of Old Notes whose Old
                                        Notes were accepted for exchange have
                                        waived the right to receive any
                                        payment in respect of interest on such
                                        Old Notes accrued from March 24, 1997
                                        to the date of the issuance of the
                                        Exchange Notes.

Optional Redemption..................   The Notes may be redeemed at the
                                        option of the Company, in whole or
                                        in part, at any time on or after
                                        March 15, 2002, at the redemption
                                        prices set forth herein together
                                        with accrued and unpaid interest,
                                        if any, to the date of redemption.
                                        In addition, at any time prior to
                                        March 15, 2000, the Company may
                                        redeem up to 30% of the original
                                        aggregate principal amount of the
                                        Notes at a redemption price of
                                        109.625% of the principal amount
                                        thereof (together with accrued and
                                        unpaid interest, if any, to the
                                        date of redemption) with the net
                                        cash proceeds of one or more Public
                                        Equity Offerings (as defined
                                        herein); provided that not less
                                        than $87.5 million aggregate
                                        principal amount of the Notes
                                        remains outstanding immediately
                                        after giving effect to such
                                        redemption.  See "Description of
                                        the Notes--Optional Redemption."

Change of Control....................   Upon a Change of Control, subject to
                                        certain conditions, each holder of
                                        the Notes may require the Company
                                        to purchase such holder's Notes at
                                        101% of the principal amount
                                        thereof, together with accrued and
                                        unpaid interest, if any, to the
                                        date of purchase.  There can be no
                                        assurance that the Company would
                                        have sufficient cash to purchase
                                        the Notes in the event a Change of
                                        Control occurs.  See "Description
                                        of the Notes--Purchase of Notes
                                        Upon Change of Control."

Ranking..............................   The Exchange Notes are, unsecured
                                        obligations of the Company
                                        subordinated in right of payment
                                        and upon liquidation to all
                                        existing and future Senior
                                        Indebtedness of the Company,
                                        including indebtedness under the
                                        New Credit Facility.  The Company
                                        is a holding company and,
                                        accordingly, the Exchange Notes
                                        are, effectively subordinated to
                                        all existing and future
                                        indebtedness of the Company's
                                        subsidiaries.  Subject to certain
                                        restrictions contained in the terms
                                        of the Company's indebtedness, the
                                        Company may incur additional Senior
                                        Indebtedness and the Company's
                                        subsidiaries may incur additional
                                        indebtedness in the future.  As of
                                        December 31, 1996, after giving pro
                                        forma effect to the Loomis Fargo
                                        Combination and the Refinancing,
                                        the aggregate outstanding principal
                                        amount of Senior Indebtedness
                                        (exclusive of undrawn letters of
                                        credit of approximately $128.8
                                        million) of the Company would have
                                        been approximately $75.1 million
                                        and the aggregate outstanding
                                        principal amount of indebtedness
                                        (exclusive of obligations in
                                        respect of undrawn letters of
                                        credit of approximately $128.8
                                        million) of the Company's
                                        subsidiaries (including guarantees
                                        by certain of the Company's
                                        subsidiaries of the Company's
                                        obligations under the New Credit
                                        Facility) would have been
                                        approximately $83.3 million.  In
                                        addition, the Company has a $120
                                        million non-recourse receivables-
                                        backed facility available on a
                                        revolving basis.  As of December
                                        31, 1996, there were also $150
                                        million aggregate principal amount
                                        of the Company's 9 1/8% Notes
                                        outstanding which rank pari passu
                                        in right of payment and upon
                                        liquidation with the Notes.  See
                                        "Risk Factors--Subordination of
                                        Notes;--Holding Company Structure,"
                                        "Description of Certain
                                        Indebtedness--Securitization of
                                        Receivables" and "Description of
                                        the Notes--Subordination."

Certain Covenants....................   The indenture under which the Exchange
                                        Notes were issued (the "Indenture")
                                        contains certain restrictive covenants
                                        that, among other things, limit the
                                        ability of the Company and its
                                        subsidiaries to: (i) incur additional
                                        indebtedness; (ii) create certain
                                        liens; (iii) pay dividends or make
                                        investments or certain other
                                        restricted payments; (iv) engage in
                                        mergers, consolidations or sales of
                                        all or substantially all assets; (v)
                                        engage in certain transactions with
                                        affiliates; (vi) issue or sell
                                        preferred stock of any subsidiary of
                                        the Company; and (vii) create
                                        restrictions on the ability of any
                                        subsidiary of the Company to pay
                                        dividends or make certain other
                                        payments to the Company. All of these
                                        limitations are subject to a number of
                                        important qualifications. See
                                        "Description of the Notes--Certain
                                        Covenants."

Trading Market for the                  There is currently no established
 Exchange Notes......................   trading market for the Exchange
                                        Notes, and none may develop.
                                        Merrill Lynch, Pierce, Fenner &
                                        Smith Incorporated, BT Securities
                                        Corporation, Credit Suisse First
                                        Boston Corporation and CIBC Wood
                                        Gundy Securities Corp.  (the
                                        "Initial Purchasers") have
                                        indicated to the Company that they
                                        currently intend to make a market
                                        in the Exchange Notes, as permitted
                                        by applicable laws and regulations,
                                        but they are under no obligation to
                                        do so; and such market-making could
                                        be discontinued at any time without
                                        notice, at the sole discretion of
                                        the Initial Purchasers.  In
                                        addition, such market making
                                        activities may be limited during
                                        the pendency of a Shelf
                                        Registration Statement.
                                        Accordingly, no assurance can be
                                        given that an active trading market
                                        for the Exchange Notes will develop
                                        or, if such a market develops, as
                                        to the liquidity of such market.
                                        The Company intends to apply for
                                        listing of the Exchange Notes on
                                        the New York Stock Exchange.  If
                                        the Exchange Notes, are traded
                                        after their initial issuance, they
                                        may trade at a discount from their
                                        initial offering price, depending
                                        upon prevailing interest rates, the
                                        market for similar securities, the
                                        performance of the Company and
                                        certain other factors.

Use of Proceeds......................   This Prospectus is delivered in
                                        connection with the sale of Exchange
                                        Notes by Merrill Lynch in market-making
                                        transactions.  The Company will not
                                        receive any proceeds from such
                                        transactions.


                               Risk Factors

               See "Risk Factors" for a discussion of certain factors which should be considered in connection with the Exchange Offer or an investment in the Exchange Notes.



                           DESCRIPTION OF THE NOTES

               The Exchange Notes were issued under the Indenture dated as of March 24, 1997 (the "Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). Copies of the Indenture will be made available to holders of the Notes during normal business hours at the principal corporate trust office of the Trustee. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

General

               The Notes will mature on March 15, 2007, will be limited to $125 million aggregate principal amount and will be unsecured senior subordinated obligations of the Company. Each Note bears interest at the rate of 9 5/8% per annum from March 24, 1997 or from the most recent interest payment date to which interest has been paid or duly provided for, payable in cash on September 15, 1997 and semiannually thereafter on March 15 and September 15 in each year until the principal thereof is paid or duly provided for to the holders of the Notes at the close of business on the March 1 or September 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

               Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the Trustee); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. (Sections 301, 305 and 1002) The Exchange Notes are issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section 305)



                   MARKET-MAKING ACTIVITIES OF MERRILL LYNCH

               This Prospectus is to be used by Merrill Lynch in connection with offers and sales of the Exchange Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Merrill Lynch may act as principal or agent in such transactions. There can be no assurance that Merrill Lynch will continue to act in such capacities. Merrill Lynch has no obligation to make a market in the Exchange Notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.

               MLCP, an affiliate of Merrill Lynch, holds together with its affiliates, in the aggregate, approximately 46% of the outstanding shares of the Company's Common Stock. Merrill Lynch acted as an Initial Purchaser in connection with the original offering of the Old Notes and received an Initial Purchasers' discount in the aggregate amount of $2,062,500 in connection therewith.

               The Company will receive no portion of the proceeds of the sales of the Exchange Notes and will bear the expenses incident to the registration thereof. The Company has agreed to indemnify Merrill Lynch against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments Merrill Lynch may be required to make in respect thereof.


                                LEGAL MATTERS

               Certain legal matters in connection with the sale of the Exchange Notes were passed upon for the Company by Davis Polk & Wardwell, New York, New York. Arthur F. Golden, a director of the Company, is a partner of Davis Polk & Wardwell. Davis Polk & Wardwell has represented the Company in connection with various transactions.


=============================================================================
               No dealer, person or any other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security, other than those to which it relates, in any jurisdiction in which such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                                 ____________

                              TABLE OF CONTENTS


                                                                 Page
                                                                ------
Available Information.......................................
Incorporation of Certain Documents by Reference.............
Forward-Looking Statements..................................
Prospectus Summary..........................................
Risk Factors................................................
Capitalization..............................................
Selected Financial Data.....................................
Pro Forma Financial Data (Unaudited)........................
Management's Discussion and Analysis of
      Financial Condition and Results of Operations.........
Business....................................................
Management..................................................
Principal Shareholders......................................
Description of Certain Indebtedness.........................
Description of the Notes....................................
Exchange Offer..............................................
ERISA Considerations........................................
Market-Making Activities of Merrill Lynch...................
Legal Matters...............................................
Experts.....................................................
Financial Statements........................................
=============================================================================

=============================================================================








                             Borg-Warner Security
                                  Corporation

                  9 5/8% Senior Subordinated Notes due 2007





                                  PROSPECTUS












                               July 2, 1997




=============================================================================



                                    PART II



                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

               Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

               The Company's Amended and Restated Certificate of Incorporation provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law .

Item 21.  Exhibits and Financial Statement Schedules

               (a) Exhibits (see index to exhibits at E-1)

Item 22.  Undertakings

               (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

               (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (g) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (h) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

               (i) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4,10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (j) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                  SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto to duly authorized in the city of Chicago, State of Illinois, on the 30th day of June, 1997.


BORG-WARNER SECURITY CORPORATION


By: /s/ Timothy M. Wood            Vice President, Finance
    ----------------------------   (Principal Financial and
        Timothy M. Wood            Accounting Officer)



               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons and in the capacities on June 30, 1997.




           Signature                                Title
           ---------                                -----


          *                        Chairman of the Board, Chief Executive
_____________________________      Officer and President and Director
J. Joe Adorjan                     (Principal Executive Officer)


/s/ Timothy M. Wood                Vice President, Finance
_____________________________      (Principal Financial and Accounting
Timothy M. Wood                    Officer)


          *
_____________________________      Director
James J. Burke, Jr.

          *
_____________________________      Director
Albert J. Fitzgibbons, III

          *
_____________________________      Director
Arthur F. Golden

          *
_____________________________      Director
Dale W. Lang

          *
_____________________________      Director
Robert A. McCabe

          *
_____________________________      Director
Andrew McNally IV

          *
_____________________________      Director
Alexis P. Michas

          *
_____________________________      Director
H. Norman Schwarzkopf

          *
_____________________________      Director
Donald C. Trauscht


*By: /s/ Timothy M. Wood
    __________________________
       Attorney-in-fact




                                 EXHIBIT INDEX

      Exhibit
      Number                                    Document Description
      -------                                   --------------------

       *  3.1     Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to
                  Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
                  1992).
       *  3.2     Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1992).
       *  4.1     Indenture dated as of April 1, 1986 by and between Borg-Warner and Harris Trust and Savings
                  Bank, entered into in connection with the registration of up to $150,000,000 of Debt Securities and
                  Warrants to Purchase Debt Securities for issuance under a shelf registration on Form S-3
                  (incorporated by reference to Registration Statement No. 334670).
       *  4.2     Indenture dated as of May 3, 1993 by and between the Company and The First National Bank of
                  Chicago (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q
                  for the quarterly period ended March 31, 1993).

      **  4.3     Indenture dated as of March 24, 1997 by and between the Company and The Bank of New York, as
                  Trustee.
      **  4.4     Registration Rights Agreement dated as of March 24, 1997 among the Company and the Initial
                  Purchasers.
      **  4.5     Credit Agreement dated as of March 24, 1997 among Borg-Warner Security Corporation, as
                  Borrower, the Lenders named therein, Canadian Imperial Bank of Commerce, as Documentation
                  Agent, NationsBank, N.A., as Syndication Agent and Bankers Trust Company as Administrative
                  Agent.
      **  5       Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

      +* 10.1     Borg-Warner Security Corporation Directors Stock Appreciation Rights Plan (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1988).
      +* 10.2     Borg-Warner Corporation Management Stock Option Plan, as amended through January 19, 1993
                  (incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the
                  year ended December 31, 1992).
      +* 10.3     Borg-Warner Security Corporation 1993 Stock Incentive Plan (incorporated by reference to Exhibit
                  10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 1992).
      +* 10.4     Employment Agreement dated as of March 28, 1995 for J.J. Adorjan (incorporated by reference to
                  Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for The quarter ended March 31,
                  1995).
      +* 10.5     Form of Employment Agreement for Messrs. O'Brien and Wood (incorporated by reference to
                  Exhibit 10.26 to Registration Statement No. 33-15419), as amended by Form of Amendment of
                  Employment Agreement dated January 19, 1989 (incorporated by reference to Exhibit 10.11 to the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1988).
       * 10.6     Form of Indemnification Agreement dated September 23, 1986 between the Company and Messrs.
                  O'Brien and Wood (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on
                  Form 10-K for the year ended December 31, 1986).
       * 10.7     Agreement dated as of March 28, 1995 with D.C. Trauscht (incorporated by reference to Exhibit
                  10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).
      +* 10.8     Borg-Warner Security Corporation Retirement Savings Excess Benefit Plan, as amended and restated
                  through January l, 1995 (incorporated by reference to Exhibit 10.21 to the Company's Annual
                  Report on Form 10-K for the year ended December 31, 1994).
      +* 10.9     Borg-Warner Security Corporation Supplemental Benefits Compensation Program (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 1994).
       * 10.10    Consulting Agreement dated as of September 1, 1993 between the Company and H. Norman
                  Schwarzkopf (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form
                  10-K for the year ended December 31, 1993).
       * 10.11    Consulting Agreement dated as of January 1, 1996 between the Company and D.C. Trauscht
                  (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the
                  year ended December 31, 1995).
       * 10.12    Contribution Agreement dated as of November 28, 1996 by and among the Company, Wells Fargo
                  Armored Service Corporation, Loomis-Wells Corporation (now known as Loomis, Fargo & Co.),
                  Loomis Holding Corporation and Loomis Stockholders Trust (incorporated by reference to Exhibit
                  2.1 to the Company's Current Report on Form 8-K dated February 7, 1997).
       * 11       Computation of earnings per share (incorporated by reference to Exhibit 11 to the Company's
                  Annual Report on Form 10-K for the year ended December 31, 1996).
         12       Statement re: Computation of Ratio of Earnings to Fixed Charges.
       * 13       Portions of the 1996 Annual Report to Stockholders (incorporated by reference to Exhibit 13 to the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1996).
       * 21       Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company's Annual
                  Report on Form 10-K for the year ended December 31, 1996).

      ** 23.1     Consent of Davis Polk & Wardwell (included in Exhibit 5).
      ** 23.2     Consent of Deloitte & Touche LLP.
      ** 24       Powers of Attorney of certain officers and directors of the Company.
      ** 25       Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.
       * 27       Financial Data Schedule (incorporated by reference to Exhibit 27 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).
      ** 99.1     Form of Letter of Transmittal to 9 5/8% Series B Senior Subordinated Notes due 2007 of the
                  Company.
      ** 99.2     Form of Notice of Guaranteed Delivery to 9 5/8% Series B Senior Notes due 2007 of the Company.
      ** 99.3     Instruction to Registered Holder and/or Book-entry Transfer Facility Participant from Owner of
                  Borg-Warner Security Corporation.
      ** 99.4     Form of Letter to Clients.
      ** 99.5     Form of Letter to Registered Holder and The Depository Trust Company Participants.


------------------
*  Incorporated by reference.


** Previously filed with the SEC.


+ Indicates a management contract or compensatory plan or arrangement required to be filed pursuant to Item 14(c).